Exhibit 10.8

Execution Version

LOAN AND SERVICING AGREEMENT

among

STEPSTONE PRIVATE CREDIT FUND LLC,

as Holdings,

SPV FACILITY I LLC,

as the Borrower,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

and

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY,

each as an Initial Lender

the other Lenders from time to time party hereto,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Administrative Agent,

and

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Facility Servicer

Dated as of April 3, 2023

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-ii-

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LIST OF SCHEDULES AND EXHIBITS

ANNEXES

ANNEX I	Initial Lenders and Commitments

SCHEDULES

SCHEDULE I	Portfolio Asset Schedule
SCHEDULE II	Conditions Precedent Documents
SCHEDULE III	Notice Information
SCHEDULE IV	Form of Fund Report
SCHEDULE V	Borrower Accounts

EXHIBITS

EXHIBIT A-1	Form of Borrowing Base Certificate
EXHIBIT A-2	Form of LTV Certificate
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Portfolio Asset Checklist
EXHIBIT D	Form of Revolving Loan Note
EXHIBIT E	Form of U.S. Tax Compliance Certificate
EXHIBIT F	Form of Servicing Report
EXHIBIT G	Form of Payment Date Report
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of Consent Agreement

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LOAN AND SERVICING AGREEMENT, dated as of April 3, 2023, by and among:

(1) StepStone Private Credit Fund LLC (“Holdings”);

(2) SPV FACILITY I LLC (the “Borrower”);

(3) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, MASSMUTUAL ASCEND LIFE INSURANCE COMPANY and each of the other lenders from time to time party hereto, as Lenders (as defined herein);

(4) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Administrative Agent (as defined herein) and

(5) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Facility Servicer (as defined herein).

The Lenders have agreed, on the terms and conditions set forth herein, to provide a senior secured revolving loan facility that provides for Advances during the Commitment Period in the amounts and in accordance with the terms set forth herein.

The proceeds of the Advances, including to the extent applicable, the Initial Advance, will be used to (i) finance the Borrower’s origination and/or purchase of Eligible Portfolio Assets, (ii) fund Delayed Draws, (iii) pay fees and expenses of the Borrower (other than interest payments due hereunder), (iv) make Restricted Junior Payments subject to the terms of this Agreement, and (v) to make payments into the Unfunded Exposure Account, in each case, in accordance with the terms hereof.

Accordingly, the parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.01 Certain Defined Terms. As used in this Agreement and the exhibits, schedules and other attachments hereto (each of which is hereby incorporated herein and made a part hereof), the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, modified, and supplemented from time to time, and the rules and regulations promulgated thereunder.

“Acceptable Rating Agency” means (a) (i) Moody’s, (ii) Standard & Poor’s, (iii) Fitch, (iv) DBRS Morningstar, and (v) Kroll Bond Rating Agency, LLC (“KBRA”), or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Majority Lenders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Account Bank” means UMB Bank N.A., in its capacity as the “Bank” or “Securities Intermediary” pursuant to an Account Control Agreement, and each other Person acting in the capacity as the “Bank” or “Securities Intermediary” or such other similar term or capacity pursuant to any agreement replacing or substituting any such Account Control Agreement.

“Account Control Agreement” means (a) for each Account that is a deposit account, a deposit account control agreement or similar agreement in form reasonably acceptable to the Administrative Agent and (b) for each Account that is a securities account, a securities account control agreement in a form reasonably satisfactory to the Administrative Agent, including without limitation, (i) a blocked securities account control agreement in respect of each Collection Account, one of which dated as of the Closing Date with respect the Collection Account open as of such date, (ii) a blocked securities account control agreement in respect of the Unfunded Exposure Account and (iii) a springing securities account control agreement, dated as of the Closing Date in respect of the Operating Account, in each case of clause (a) and (b) above, executed by the Borrower, the Administrative Agent and the applicable Account Bank, as each such agreement may be amended, restated, modified, replaced or otherwise supplemented from time to time.

“Accounts” means all accounts, whether deposit accounts, securities accounts or otherwise, maintained by, or for the benefit of, the Borrower from time to time.

“Action” has the meaning assigned to that term in Section 10.02.

“Additional Amount” has the meaning assigned to that term in Section 2.13(a).

“Administrative Agent” means Massachusetts Mutual Life Insurance Company, in its capacity as administrative agent for the Lenders, together with its successors and permitted assigns, including any successor appointed pursuant to Article VII.

“Advance” means, the loans made by the Lenders to the Borrower pursuant to Article II.

“Advance Date” means, with respect to any Advance, the day on which such Advance is made.

“Advance Rate” means 58%.

“Advances Outstanding” means, at any time, the aggregate outstanding principal amount of all Advances at such time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Portfolio Asset” means with respect to any Partnership Default Trigger Event constituting a Bankruptcy Event with respect to an Equity Investment, such Equity Investment.

“Affiliate” when used with respect to a Person, means, any other Person Controlling, Controlled by or under common Control with such Person.

“Aggregate Total Portfolio Value” means, as of any date of determination:

(a) the Total Portfolio Value, plus

(b) the aggregate available cash balance standing to the credit of the Collection Accounts which are subject to an Account Control Agreement, as of such date, other than Excluded Amounts and any amounts that have been, or are planned to be, distributed to the Borrower on any Payment Date.

“Agreement” means this Loan and Servicing Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively. The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of the Administrative Agent or any Lender.

“Anti-Corruption Laws” means, any and all Applicable Laws relating to anti-corruption and anti-bribery, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and any regulation, order, or directive promulgated, issued, or enforced pursuant to such Applicable Laws.

“Anti-Money Laundering Laws” means, any and all applicable anti-money laundering, financial recordkeeping and reporting requirements of Applicable Law, including those of the Bank Secrecy Act (as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”)), the U.S. Department of State, Executive Order 13224 issued on September 24, 2001 and any applicable anti-money laundering statutes of other jurisdictions, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Anti-Terrorism Laws and Sanctions” means any and all Applicable Laws relating to terrorism and economic or financial sanctions or trade embargoes administered or enforced by the U.S. Government including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council or any other relevant Governmental Authority and any regulation, order or directive promulgated, issued or enforced pursuant to such Applicable Laws.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread” means 3.25%.

“Approved Firm” means Lincoln International LLC, Valuation Research Corporation, Deloitte, Alvarez & Marsal, Citrin Cooperman Advisors LLC or any additional entity designated from time to time by the Initial Lender (i) that is an independent appraisal firm recognized as being experienced in conducting valuations of loans of the type constituting Eligible Portfolio Assets, and (ii) that the Initial Lender, acting reasonably, determines is qualified with respect to each Eligible Portfolio Asset. Notwithstanding the foregoing, at no time may the Borrower, Holdings or any Affiliate of either be an Approved Firm.

“Approved Firm Valuation” means, with respect to any Portfolio Asset, a valuation or appraisal conducted by an Approved Firm, at the Borrower’s cost and expense, on the basis of the fair market value of such Portfolio Asset (that is, the price that would be paid by a willing buyer to a willing seller of such Portfolio Asset in a commercially reasonable sale on an arm’s-length basis) determined in U.S. Dollars. Any Approved Firm Valuation required to be delivered hereunder may be in the form of an update or reaffirmation by an Approved Firm of an Approved Firm Valuation previously performed by an Approved Firm. If an Approved Firm Valuation indicates a valuation with respect to a Portfolio Asset within a given range, the mid-point of that valuation shall be used for the purposes of this Agreement.

“Assignment and Assumption Agreement” means an agreement among the Borrower (if required under Section 11.04), a Lender, the Administrative Agent and, unless executed in connection with an assignment under Section 11.04, the Majority Lenders in a form of Exhibit H (or other form approved by the Administrative Agent) and delivered to the Administrative Agent, the Facility Servicer and the Borrower in connection with a Person becoming a Lender hereunder after the Closing Date.

“Attorney” has the meaning assigned to that term in Section 11.17.

“Available Collections” means all cash Collections and other cash proceeds with respect to any Portfolio Asset deposited, as applicable, in a Collection Account and all other amounts on deposit in a Collection Account from time to time, but excluding the Excluded Amounts.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” is deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, administration, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, administrator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal Bankruptcy Laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, administrator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (at the direction of the Majority Lenders), the Initial Lender and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Initial Lender, the Administrative Agent (at the direction of the Majority Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement of publication of information (or, if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.17(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.17(c).

“Borrowed Money Indebtedness” means Indebtedness of the kind described in clause (a) of the definition of “Indebtedness”.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrower Accounts” means all Collection Accounts, the Operating Account and the Unfunded Exposure Account as set forth on Schedule V on the Closing Date, and as updated from time to time as provided herein.

“Borrower AML and International Trade Default” means, with respect to the Borrower, any one of the following events: (a) any representation contained in Section 4.01(bb) is or becomes false at any time; or (b) the Borrower fails to comply with the covenant contained in Section 11.19(d)(ii) at any time.

“Borrower Covered Entity” means each of:

(a) the Borrower and its subsidiaries, any guarantors or pledgors of collateral under this Agreement or any transaction document relating to the Portfolio Assets, and

(b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.

For purposes of this definition, control of a Person shall mean the general partner and the direct or indirect (i) ownership of, or power to vote, 10% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors or managers, as applicable, of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Borrower Taxes” means any Taxes imposed on the Borrower with respect to its operations but does not include any “imputed underpayment” assessed under Section 6225 of the Code or any similar provision of state, local, or foreign law, or any penalties or interest assessed in connection with any such amount.

“Borrowing Base” means, as of any date of determination, the aggregate amount for all Eligible Portfolio Assets as of such date, equal to:

(i) the Advance Rate multiplied by,

(ii) the sum, for each Eligible Portfolio Asset, of the least of:

(x) the par value of such Eligible Portfolio Asset,

(y) the most recent Approved Firm Valuation of such Eligible Portfolio Asset, conducted pursuant to Section 5.01(e), and

(z) such Eligible Portfolio Asset’s Portfolio Asset Value as reported in the NAV Reporting Package most recently delivered prior to such date pursuant to Section 5.01(x)(iii).

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit A-1, prepared by the Borrower.

“Breakage Fees” means (a) for Advances bearing interest at Term SOFR which are repaid (in whole or in part) or converted into Advances bearing interest at the Alternate Base Rate plus the Applicable Spread on any date other than a Payment Date pursuant to clause (b) of the definition thereof or (b) for the rescission by the Borrower of any request for a proposed Advance bearing interest at Term SOFR, the actual loss, cost and expense incurred by Lender as a result of such repayment or rescission. A certificate submitted pursuant to Section 2.05(k) to the Borrower as to any Breakage Fees payable to any Lender (with a copy to the Administrative Agent) shall be prima facie evidence of the amount of such Breakage Fees.

“British Pounds” means, and the convention “£” signifies, the lawful money of the United Kingdom.

“Business Day” means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks and/or insurance companies in New York, New York, Boston, Massachusetts and Dublin, Ireland or the offices of the Account Bank or Administrative Agent are authorized or required by Applicable Law, regulation or executive order to close.

“Canadian Dollars” means, and the convention “CAD” signifies, the lawful money of Canada.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” is deemed to have occurred if:

(a) Holdings fails to own 100% of the Equity Interests of the Borrower, or

(b) the RIA or an affiliate thereof fails or otherwise ceases to serve as the investment advisor of Holdings.

“Closing Date” means the date of this Agreement.

“Closing Date Participation” means each Initial Portfolio Asset that consists of a loan participation interest, but only until such Initial Portfolio Asset is elevated by assignment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to that term in Section 2.09(a).

“Collateral Custodian” means UMB Bank, N.A. .

“Collateral Custodian Tri-Party Agreement” means that certain Tri Party Agreement by and among the Borrower, the Collateral Custodian and the Administrative Agent in form and substance satisfactory to the Administrative Agent, pursuant to which the Collateral Custodian shall agree, following an Event of Default, to deliver to the Administrative Agent all Collateral and Loan Asset Files in its possession at such time.

“Collection Account” means each Collection Account established with the Account Bank in the name of the Borrower (i) into which all Collections relating to Portfolio Assets shall be deposited in accordance with the terms of this Agreement and subject to the Account Control Agreement and (ii) under the “control” (within the meaning of Section 9-104 or 9-106 of the UCC, as applicable) of the Administrative Agent for the benefit of the Secured Parties.

“Collections” means, with respect to the Borrower, all cash collections, cash Distributions and other proceeds with respect to any Portfolio Asset held by it (including payments on account of interest, Scheduled Payments of principal, principal prepayments or repayments (including at maturity or upon acceleration), fees, guaranty payments, payments on account of dividends and distributions, redemption proceeds, forfeiture proceeds, distributions, fees, royalties, management contracts, management fees and all other amounts received in respect of such Portfolio Asset), all Recoveries, all Insurance Proceeds and proceeds of any liquidations or Sales, in each case, attributable to any Portfolio Asset held by it, as applicable, and all other proceeds or other funds of any kind or nature paid to or received by the Borrower or the Account Bank.

“Commitment” means, with respect to any Lender:

(a) during the Commitment Period:

(i) with respect to each Lender which is a Lender as at the Closing Date, the Maximum Facility Amount as such amount may be reduced pursuant to Section 2.04 or by reason of any assignment by such Lender, and

(ii) with respect to any other Lender, the amount set forth as such Lender’s “Commitment” on the Assignment and Assumption Agreement relating to such Lender, as such amount may be reduced pursuant to Section 2.04 or by reason of any assignment by such Lender, and

(b) after the end of the Commitment Period, such Lender’s Pro Rata Share of the aggregate Advances Outstanding on the last day of the Commitment Period. The Commitment of each Lender on the Closing Date is set forth opposite the name of such Lender on Annex I.

“Commitment Period” means the period commencing on the Closing Date and ending on the earlier of:

(a) April 3, 2026, and

(b) the date the Commitments are terminated in accordance with this Agreement, whether as a result of the occurrence and continuance of an Event of Default or otherwise.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.05(k) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (at the direction of the Majority Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (at the direction of the Majority Lenders) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (at the direction of the Majority Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Consent Agreement” means an agreement among the funds listed on the signature pages thereto (the “Portfolio Funds”), the Portfolio Fund’s general partner or investment manager listed on the signature pages thereto (the “Portfolio Sponsors”) and the Borrower in the form of Exhibit I (or other form approved by the Administrative Agent and the Initial Lender) and delivered in connection with Section 5.1(cc) of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” and “Controlling” shall be construed accordingly.

“Counterparty Lender” means, with respect to any Loan Asset that is a loan participation interest, the lender party to the related Loan Agreement and the related Participation Agreement.

“Cure Contributions” has the meaning assigned to that term in Section 2.14.

“Cut-Off Date” means the date (which may be the Closing Date) a Portfolio Asset is Transferred to the Borrower.

“Debt Rating” means the debt rating of the Advances as determined from time to time by an Acceptable Rating Agency.

“Default Rate” means, as of any date of determination, a rate per annum equal to the interest rate that is or would be applicable to the Advances at such time plus 2.0%.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that:

(a) has failed to:

(i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or

(ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due,

(b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or

(d) has, or has a direct or indirect parent company that has:

(i) become the subject of a proceeding under any Bankruptcy Law, or

(ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or

(iii) has become subject to Bail-In Action, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Borrower or the Majority Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Administrative Agent and each Lender.

“Delayed Capital Call” means an Equity Investment Capital Call, the proceeds of which are to be applied, directly or indirectly, by any Person in which the Borrower has an Equity Interest, in funding an obligation which such Person (or any Person in which such Person has an Equity Interest) has to advance funds under any loan agreement.

“Delayed Draw” means a Loan Asset Delayed Draw and/or a Delayed Capital Call, as applicable.

“Delayed Draw Funding Amount” has the meaning assigned to that term in Section 2.07(e).

“Delayed Draw Funding Notice” has the meaning assigned to that term in Section 2.07(e).

“DIP Facility” means any Portfolio Asset or Underlying Loan Obligation for a Portfolio Asset:

(a) with respect to which the related Obligor is a debtor in possession as defined under the Bankruptcy Code, and

(b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code, and

(c) the terms of which have been approved by a court of competent jurisdiction.

“Distinct Obligor” means, as of any date of determination, each Obligor (treating all Obligors that are Affiliates of one another as a single Obligor); provided that an Obligor will not be considered an Affiliate of any other Obligor (a) solely due to the fact that each such Obligor is under the control of the same financial sponsor or (b) if they have distinct corporate family ratings and/or distinct issuer credit ratings.

“Distribution” means any (a) dividend, distribution, redemption, proceeds, return of capital or payment, direct or indirect, to or for the benefit of any holder of any Equity Interests of a Person now or hereafter outstanding, and (b) any Distributions in Kind.

“Distribution in Kind” means any non-cash dividend or distribution, direct or indirect, to or for the benefit of a holder of Equity Interests.

“EBITDA” means, with respect to any period and for any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for such Loan Asset (together with all reasonable add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to (a) consolidated net income for such period plus, (b) to the extent deducted in calculating consolidated net income, the sum of (i) interest expense (ii) income taxes, (iii) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and (iv) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, “run-rate” adjustments, extraordinary losses in accordance with GAAP, one-time, and non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors; provided, however, that amounts added back to EBITDA pursuant to clause (iv) or any similar provisions in the definition of “EBITDA”, “Adjusted EBITDA” or such comparable definition defined in any applicable Loan Agreement shall not exceed 75% of EBITDA calculated prior to giving effect to such addbacks, and minus, (c) to the extent included in calculating net income and without duplication, (i) interest income to the extent received in cash during such period, and (ii) gains realized in connection with the sale or disposition of assets other than in the ordinary course of business.

“EBITDA Excluded Loan Assets” has the meaning assigned to that term in the definition of “Eligible Portfolio Asset”.

“EEA Financial Institution” means:

(a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority,

(b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or

(c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means:

(a) a Lender or any of its Affiliates,

(b) any Person managed by a Lender or any of its Affiliates, or

(c) any financial or other institution reasonably acceptable to the Administrative Agent acting at the direction of the Majority Lenders that at the time it becomes a Lender is a Qualified Purchaser, in each case, other than the Borrower or an Affiliate thereof.

“Eligible Currency” means British Pounds, Canadian Dollars, Euros and U.S. Dollars.

“Eligible Portfolio Asset” means (1) each Initial Portfolio Asset, and (2) each other Loan Asset or Equity Investment, which at the time of Transfer to the Borrower is approved by the Initial Lender in its sole discretion or satisfies the following criteria:

(a) if such Portfolio Asset is a Loan Asset, such Loan Asset is a Senior Loan or Second Lien Loan; provided that (i) any interest due and with respect thereto is payable at least partly in cash, and not fully in kind, and (ii) the Portfolio Asset Value of Eligible Portfolio Assets constituting Second Lien Loans may not exceed 5% of the Total Portfolio Value;

(b) if such Portfolio Asset is a Loan Asset, all Obligors of such Loan Asset are domiciled in the United States; provided that the par value of Loan Assets with Obligors that are Non-U.S. Domiciled Persons may not exceed 7.5% of the Total Portfolio Value;

(c) if such Portfolio Asset is a Loan Asset, such Loan Asset, if constituting a Second Lien Loan, the Obligors in respect of such Loan Asset have aggregate EBITDA for the last twelve month period then ended for which financial statements have been delivered (or are required to have been delivered) under the related Loan Agreement (“LTM EBITDA”) of no less than $50,000,000;

(d) if such Portfolio Asset is a Loan Asset, the Obligors in respect of such Loan Asset have an aggregate net debt (being total prior ranking debt plus total pari passu debt less total cash) / LTM EBITDA ratio of less than or equal to 6.50 to 1.00, other than Loan Assets (“Leverage Excluded Loan Assets”) having in the aggregate for all such excluded Loan Assets a Portfolio Asset Value not exceeding 10% of the Total Portfolio Value;

(e) if such Portfolio Asset is a Loan Asset, after giving effect to the inclusion of such Loan Asset, the Portfolio Leverage Ratio shall be equal to or less than 5.25 to 1.00;

(f) if such Portfolio Asset is a Loan Asset, the Obligors in respect of such Loan Asset, other than EBITDA Excluded Loan Assets, have an LTM EBITDA of at least $7,500,000; provided that the par value of Loan Assets with Obligors that have an LTM EBITDA of less than $7,500,000 may not exceed 10% of the Total Portfolio Value;

(g) if such Portfolio Asset is a Loan Asset, after giving effect to the inclusion of such Loan Asset, the Portfolio Average LTM EBITDA shall be not less than $25,000,000, other than with respect to Loan Assets (“EBITDA Excluded Loan Assets”) having in the aggregate for all such excluded Loan Assets a Portfolio Asset Value not exceeding 10% of the Total Portfolio Value;

(h) if such Portfolio Asset is a Loan Asset, after giving effect to the inclusion of such Loan Asset, no more than 2.25% of the Total Portfolio Value, shall be attributable to any Distinct Obligor;

(i) if such Portfolio Asset is a Loan Asset, after giving effect to the inclusion of such Loan Asset, the aggregate par value of Eligible Portfolio Assets with Obligors in any single Industry Sector does not exceed 15% the Total Portfolio Value; provided that no more than two Loan Assets may be with Obligors in the two largest single Industry Sectors, with the value of such Loan Assets not to exceed 17.5% the Total Portfolio Value;

(j) if such Portfolio Asset is a Loan Asset, after giving effect to the inclusion of such Loan Asset, the aggregate par value of Eligible Portfolio Assets with Obligors owned by the same general partner or sponsor does not exceed 15% of the Total Portfolio Value;

(k) if such Portfolio Asset is a Loan Asset, such Loan Asset is denominated and payable only in an Eligible Currency, and the par value of Loan Assets denominated in currencies other than U.S. Dollars shall not exceed 7.5% of the Total Portfolio Value, as determined by the Borrower on the basis of the foreign currency dollar spot rate as quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc .html for the applicable Eligible Currency;

(l) if such Portfolio Asset is an Equity Investment, after giving effect to the inclusion of such Equity Investment, the aggregate Portfolio Asset Value of Eligible Portfolio Assets which are Equity Investments shall not exceed 10% of the Total Portfolio Value;

(m) if such Portfolio Asset is a Loan Asset, the Loan Agreement (and, if applicable, the Participation Agreement) relating to such Loan Asset is governed by the laws of a State;

(n) no Underlying Obligor Default has occurred and is continuing thereunder;

(o) there are no proceedings pending or, to the Borrower’s knowledge, threatened (i) with respect to a Bankruptcy Event with respect to any applicable Obligor or (ii) wherein any applicable Obligor, any other party or any governmental entity has alleged that such Portfolio Asset or its related Loan Agreement or any of its Required Portfolio Asset Documents is illegal or unenforceable;

(p) if such Portfolio Asset is a Loan Asset, such Loan Asset is a loan participation, the aggregate outstanding principal amount of all Loan Assets that are loan participations shall not exceed 10% of the Total Portfolio Value; provided that, solely as this provision applies to a Loan Asset that is both a loan participation, and an Initial Portfolio Asset, there shall be no limit on the aggregate principal amount of all such Loan Assets that are loan participations from the Closing Date, through to and including 90 days thereafter;

(q) if such Loan Asset is a Loan Asset, such Loan Asset is assignable (or the Participation Agreement with respect thereto, if any, is assignable) to the Administrative Agent, for the benefit of the Secured Parties, and saleable as Collateral as provided hereunder;

(r) such Portfolio Asset is not subject to any Liens other than Permitted Liens;

(s) where such Loan Asset is an Equity Investment, no Partnership Default Trigger Event has occurred and is continuing with respect to the Borrower;

(t) the Transfer of such Portfolio Asset to the Borrower is consistent with the investment strategy, and the applicable guidelines and limits of the Borrower (as managed by the RIA), with respect to each Portfolio Asset;

(u) no such Portfolio Asset shall be subject to any withholding tax at any time through its maturity unless the applicable Obligor is required to make gross up payments to cover the full amount of the withholding taxes;

(v) if such Portfolio Asset is an Equity Investment, the Administrative Agent shall have received a duly executed Consent Agreement in connection therewith;

(w) if such Portfolio Asset is a Loan Asset, where such Loan Asset comprises a debt participation in the debt obligations of any applicable Obligor, the Participation Agreement relating to such debt participation contains customary provisions requiring elevation upon the occurrence of an Event of Default, or is otherwise in a form reasonably agreed to by the Borrower and the Administrative Agent;

(x) if such Portfolio Asset is an Equity Investment held by the Custodian, the Borrower has delivered to the Administrative Agent the Collateral Custodian Tri-Party Agreement, provided, that, with respect to each percentage limitation set forth in each applicable clause of the definition of “Eligible Portfolio Assets”, only the portion of the value of each applicable Loan Asset that (together with other such Loan Assets, if applicable) exceeds such percentage limitation shall not constitute an Eligible Portfolio Asset. If the portion of the value of any Loan Asset that is limited by more than one such percentage limitation, the portion of the value of such Loan Asset that constitutes an Eligible Portfolio Asset shall be determined by reference to the percentage limitation that results in the lowest portion of the value of such Loan Asset constituting an Eligible Portfolio Asset.

Notwithstanding anything to the contrary herein or in any other Transaction Document, any Loan Asset (including any Initial Portfolio Asset) that following the Cut-Off Date (i) ceases to satisfy clauses (n) (with respect to prong (c) of the definition of “Underlying Obligor Default”), (o)(ii) (with respect to such subclause (ii), as determined in a final, non-appealable judgment determined by a court of competent jurisdiction) (r), (s), (u) or (v) shall, in each case, cease to be an Eligible Portfolio Asset until each such clause is satisfied, unless otherwise agreed to in writing by the Majority Lenders.

“Eligible Portfolio Asset Obligor” means an Obligor with respect to an Eligible Portfolio Asset.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which a fund party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interest” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial interests, partnership interests, shares, membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person, other than an individual, whether voting or non-voting and (b) all securities convertible into or exchangeable for any other Equity Interest and any warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Equity Interest, whether or not presently convertible, exchangeable or exercisable.

“Equity Investment” means, any Equity Interests directly held or maintained by the Borrower (including any such investment received as Distributions in Kind), including, pursuant to which the Borrower: (a) has been admitted as a general partner, limited partner, managing member, non-managing member or shareholder of any Person, (b) is a guarantor of, or is otherwise liable (contingently or otherwise) for obligations to such Person described in clause (a) above, or (c) has made an investment in a portfolio company of a Person in conjunction with an investment therein by such Person.

“Equity Investment Agreement” means, the investment agreement, co-investment agreement, partnership agreement, limited liability company agreement, shareholder agreement, subscription agreement, or other similar document governing and evidencing an Equity Investment, including any side letters relating thereto to which the Borrower is a party or which is otherwise binding on the Borrower.

“Equity Investment Capital Call” means with respect to an Equity Investment, a call for payment of all or any portion of an Equity Investment Capital Commitment.

“Equity Investment Capital Commitment” means, with respect to any Equity Investment, the commitment, if any, of the Borrower to make Equity Investment Capital Contributions or otherwise provide funding to any Obligor in response to an Equity Investment Capital Call pursuant to the applicable Equity Investment Agreement and any related subscription agreement or other offering materials governing such Equity Investment from time to time.

“Equity Investment Capital Contribution” means, with respect to any Equity Investment of the Borrower, any capital contribution or other funding made by the Borrower in response to an Equity Investment Capital Call.

“Equityholder” means Holdings in its capacity as the beneficial and legal owner of 100% Equity Interest in the Borrower.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a specified Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above or (d) a member of the same group of related business entities under Section 414(o) of the Code as such Person, any corporation described in clause (a) above, any trade or business described in clause (b) above or any member of any affiliated service group described in clause (c) above.

“Erroneous Payment” has the meaning assigned to that term in Section 7.11(a).

“Escrow Payment” means, any amount received by the Borrower for the account of an Obligor for application toward the payment of Taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures and similar items in respect of an applicable Portfolio Asset.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means, and the convention “EUR” signifies, the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.11(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means, without duplication, (a) any amount received in the Collection Account with respect to any Portfolio Asset included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Portfolio Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any Escrow Payments, (ii) any amounts received on or with respect to a Portfolio Asset that is not a loan participation interest under any Insurance Policy that is required to be used to restore, improve or repair the related real estate or other assets of such Portfolio Asset or required to be paid to any Obligor under the Loan Agreement for such Portfolio Asset, and (iii) any amount received in the Collection Account with respect to any Portfolio Asset that is otherwise replaced by a Substitute Asset, or that is otherwise Sold by the Borrower pursuant to Section 2.10, to the extent such amount is attributable to a time after the effective date of such Sale or Substitution.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Transaction Document: (a) any income or franchise Taxes imposed on (or measured by) net income (however denominated) and any branch profits Taxes, in each case imposed by (i) the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which such Recipient’s principal office is located or in which such Recipient’s applicable lending office is located or (ii) a jurisdiction (or any political subdivision thereof) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any loan or Commitment made pursuant to this Agreement); (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a loan or Commitment made pursuant to this Agreement pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(e), (f) or (g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Servicer” means Massachusetts Mutual Life Insurance Company, not in its individual capacity, in its capacity as servicer of the Advances, the other Obligations, this Agreement and the other Transaction Documents, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Facility Termination Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all accrued and unpaid interest thereon, all Fees and all other Obligations (other than contingent indemnification obligations and other obligations that survive the termination of this Agreement, in each case, not then due and owing) have been paid in full, the Commitments of the Lenders hereunder have been terminated and the Borrower has no further right to request any additional Advances.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above) and any intergovernmental agreements, treaty or convention among Governmental Authorities (or related rules, legislation or official administrative guidance) implementing such provisions of the Code or any non-U.S. laws implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Facility Servicer, on such day on such transactions as reasonably determined by the Administrative Agent in good faith, subject to the consent of the Borrower. Notwithstanding the foregoing or any other provision of this Agreement, the rate determined pursuant to this definition shall not be less than the Floor.

“Fee Letters” means the MassMutual Fee Letter and each fee letter agreement entered into by and among the Borrower and any of the Administrative Agent, the Facility Servicer, and any Lender in connection with the transactions contemplated by this Agreement.

“Fees” means the fees payable to the Administrative Agent, the Facility Servicer, any Lender or any other applicable agent or party pursuant to the terms of the Fee Letters or the other Transaction Documents.

“Floor” means 1.0%.

“Fund Report” means, each monthly report prepared by the RIA in the form of Schedule IV, which report shall include (a) the Portfolio Asset Value with respect to each Portfolio Asset and the Total Portfolio Value, in each case, as determined by the RIA as of the fiscal month then ended, and (b) a description of each “Key Covenant”.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.07, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.03(g).

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government and any court or arbitrator having jurisdiction over such Person (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Holding Company Loan” means any loan (or participation thereof) that is an obligation only of one or more holding companies not owning material operating assets, the source of funds for the repayment of which is anticipated to be dividends from operating Subsidiaries of the Obligor thereunder, and that is not guaranteed by such operating Subsidiaries.

“Holdings” has the meaning assigned to that term in the preamble hereto.

“Holdings AML and International Trade Default” means any one of the following events: (a) any representation contained in Section 4.05(m) is or becomes false at any time; or (b) in the case of the Borrower, it fails to comply with the covenant contained in Section 11.19(d)(ii) in any material respect at any time.

“Holdings Covered Entity” means each of (a) Holdings and its subsidiaries, any guarantors or pledgors of collateral under this Agreement or any Transaction Document relating to the Portfolio Assets, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the general partner and the direct or indirect (i) ownership of, or power to vote, 10% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors or managers, as applicable, of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Indebtedness” means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all liabilities secured by any Lien on any property owned by such Person whether or not such Person has assumed or otherwise become liable for the payment thereof, (c) all indebtedness, obligations or liabilities of that Person in respect of derivatives, (d) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, bankers’ acceptances and similar credit transactions and (e) all obligations under guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (d) above.

“Indemnified Amounts” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 10.02.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry Sector” means any industry category or subcategory of “Global Industry Classification Standard”, as in effect on the Closing Date or incorporating modifications reasonably acceptable to the Majority Lenders, or any comparable classification system reasonably acceptable to the Borrower and the Majority Lenders (and in the case of any such comparable classification system, references to an industry sector set forth herein shall be deemed to refer to such sector in such successor classification system as the Borrower and the Majority Lenders may agree).

“Information” has the meaning assigned to that term in Section 11.11(e).

“Initial Advance” means the first Advance made to the Borrower pursuant to Article II.

“Initial Advance Date” means the date of funding of the Initial Advance.

“Initial Lender” means:

(a) so long as it holds a Commitment or any portion of an Advance,

(i) Massachusetts Mutual Life Insurance Company,

(ii) MassMutual Ascend Life Insurance Company and

(b) otherwise, the Majority Lenders; provided that

(x) if the Commitments are held by Massachusetts Mutual Life Insurance Company and MassMutual Ascend Life Insurance Company, any determination, action, right or obligation of the Initial Lender pursuant to this Agreement and any other Transaction Document shall be exercised by Massachusetts Mutual Life Insurance Company and MassMutual Ascend Life Insurance Company, acting jointly, and

(y) if the Commitments are held by one of (but not each of) Massachusetts Mutual Life Insurance Company or MassMutual Ascend Life Insurance Company, any determination, action, right or obligation of the Initial Lender pursuant to this Agreement and any other Transaction Document shall be exercised by either Massachusetts Mutual Life Insurance Company or MassMutual Ascend Life Insurance Company, as applicable.

“Initial Portfolio Asset” means each Loan Asset identified as an “Initial Portfolio Asset” as set forth on Schedule I on the Closing Date.

“Insurance Policy” means, with respect to any Portfolio Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral for such Portfolio Asset.

“Insurance Proceeds” means any amounts received on or with respect to a Portfolio Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation.

“Interest Collections” means, with respect to any Portfolio Asset, all Collections attributable to dividends, capital gains, cash Distributions and interest on such Portfolio Asset deposited into a Collection Account (including Interest Collections attributable to the portion of the Outstanding Principal Balance of a Portfolio Asset, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Portfolio Asset), including all Scheduled Payments of interest and payments of interest relating to principal prepayments, all gains realized on equity, all royalties, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Portfolio Asset. Interest Collections expressly includes any amendment fees, late fee, waiver fees, extension fees, prepayment fees or other fees (other than Fees) received in respect of a Portfolio Asset.

“Interest Period” means, with respect to any Advance, as determined by the Facility Servicer, (a) initially, the period commencing on the Advance Date with respect to such Advance to but excluding the Payment Date with respect to the first Payment Date to occur after the date of such Advance and (b) thereafter, each successive period from and including each Payment Date to but excluding the following Payment Date; provided that, if an Interest Period would extend beyond the Stated Maturity Date, then such Interest Period shall end on the Stated Maturity Date.

“Inter-Period Payment Date” has the meaning assigned to that term in the definition of “Payment Date”.

“Key Covenant” means a “Key Covenant” as defined in the Fund Report.

“Lender” means, collectively, the Initial Lender and any other Person to whom any Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04 and any other party that becomes a lender pursuant to an Assignment and Assumption Agreement.

“Lender Covered Entity” means (a) Lender and its subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (i) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Leverage Excluded Loan Assets” has the meaning assigned to that term in paragraph (d) of the definition of “Eligible Portfolio Asset”.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), or the filing of or financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Liquidity Agreement” has the meaning assigned to that term in Section 11.04(b).

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Portfolio Asset or an Underlying Loan Obligation of a Portfolio Asset, as applicable, has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Asset or Underlying Loan Obligation or of which the holders of such Portfolio Asset are the beneficiaries, including any co-lender or servicing agreement entered into by an applicable Counterparty Lender or Underlying Agent.

“Loan Asset” means any debt interest or debt participation interest in the debt obligations of any applicable Obligor owned directly by the Borrower, which debt interest or debt participation interest includes:

(a) the Portfolio Asset File with respect therefor,

(b) all right, title and interest in and to:

(i) such debt interest, the related Loan Agreement and any Underlying Collateral, or

(ii) such debt participation interest, the related Participation Agreement and, subject to the terms thereof, the related Loan Agreement and any Underlying Collateral;

(c) subject to the terms of any applicable Participation Agreement, any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing such Loan Assets;

(d) all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Loan Agreement or as a loan participant under the applicable Participation Agreement;

(e) subject to the terms of any applicable Participation Agreement, any Underlying Collateral securing the Loan Assets and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof, and all net liquidation proceeds;

(f) subject to the terms of any applicable Participation Agreement, all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of the Loan Assets (or the Underlying Loan Obligations, as applicable), together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(g) each Portfolio Asset Assignment with respect to the Loan Assets (including any rights of the Borrower against the Transferor thereunder) and the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements, if any, filed by the Borrower against the Transferor under or in connection with such Portfolio Asset Assignment;

(h) all Records (including computer records) with respect to the foregoing;

(i) all Collections, income, payments, proceeds and other benefits of each of the foregoing.

“Loan Asset Delayed Draw” means, with respect to any Loan Asset, the Borrower’s contractual obligation to provide funding with respect to such Loan Asset after the Cut-Off Date therefor.

“LTM EBITDA” has the meaning assigned to that term in the definition of “Eligible Portfolio Asset”.

“LTV” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amount of Advances Outstanding as of such date to (b) the Aggregate Total Portfolio Value as of such date.

“LTV Certificate” means, a certificate setting forth the calculation of LTV as of the applicable date of determination, substantially in the form of Exhibit A-2, prepared by the Borrower and in form and substance reasonably acceptable to the Facility Servicer.

“Majority Lenders” means the Lenders representing an aggregate of more than 50% of the aggregate Commitments provided that (i) the sum of the aggregate unpaid principal amount of the Advances Outstanding held or deemed held by the Borrower, Holdings, or any of their Affiliates shall be excluded for purposes of making a determination of Majority Lenders at any time, and (ii) the Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Market Trigger Event” means, as at any date of determination, any of the following events shall have occurred: (a) the LTV exceeds 65%, (b) at any time on or after the date which is 18 months after the Closing Date, there are fewer than 50 Distinct Obligors with respect to all Performing Loan Assets, (c) at any time on or after the date which is 18 months prior to the Stated Maturity Date, the aggregate outstanding principal amount of Advances advanced to the Borrower hereunder is greater than zero, or (d) a Rating Event has occurred and a Rating Event Cure has not occurred.

“MassMutual Fee Letter” means that certain Fee Letter dated as of the Closing Date, between the Administrative Agent, the Facility Servicer, the Lenders as of the Closing Date and the Borrower, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, entered in connection with the transactions contemplated by this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, liabilities (actual or contingent), performance or properties of the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document or the validity or enforceability of the Portfolio Assets generally or any material portion of the Portfolio Assets, (c) the rights and remedies of the Facility Servicer, the Administrative Agent, any Lender or any other Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document or (e) the existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ Lien on the Collateral; provided that, there shall be no Material Adverse Effect to the Borrower to the extent such Material Adverse Effect arises from the action (or inaction) of the Facility Servicer, the Administrative Agent or a Lender.

“Material Modification” means

(a) with respect to a Loan Asset, any amendment or waiver of, or modification or supplement to, or termination, cancellation or release of, a Loan Agreement for a Portfolio Asset or for the Underlying Loan Obligation for a Portfolio Asset, as applicable, executed or effected on or after the applicable Cut-Off Date that:

(i) forgives, excuses, reduces, waives or modifies such Loan Agreement or the related loan documents in a manner which would reduce the outstanding principal amount of the amount due thereunder;

(ii) extends the scheduled date for payment of principal, interest, fees or other amounts payable under such Loan Agreement or the related loan documents beyond six (6) months from the original scheduled date for each Loan Asset;

(iii) amends, modifies or waives a Key Covenant in such Loan Agreement or such Underlying Loan Obligation, as applicable; or

(iv) (i) if such Loan Asset is a Senior Loan, results in such Loan Asset failing to satisfy clause (a) of the definition of “Senior Loan”, and (ii) if such Loan Asset is a Second Lien Loan, results in such Loan Asset failing to satisfy clause (a) of the definition of “Second Lien Loan”, including, in each case, pursuant to a DIP Facility;

(b) with respect to an Equity Investment, any modification to any Equity Investment Agreement;

in each case, where such modification would have a material and an adverse impact to the Lenders, the Borrower or any Eligible Portfolio Asset of the Borrower.

“Maturity Date” means, the earlier to occur of (a) the Stated Maturity Date, (b) the date the Advances are accelerated upon the occurrence of an Event of Default, or (c) the occurrence of the termination of this Agreement pursuant to Section 2.04(f).

“Maximum Availability” means, on any date, the lesser of (a) the Maximum Facility Amount on such date and (b) the Borrowing Base on such date.

“Maximum Facility Amount” means, at any time, an amount equal to the aggregate Commitments of the Lenders at such time, as may be decreased in accordance with Section 2.04. The Maximum Facility Amount on the Closing Date is $200,000,000.

“Maximum LTV Percentage” means, if as of any date of determination, LTV as of such date exceeds the “Maximum LTV Percentage” as set forth below as of such date:

Years after the Closing Date	Maximum LTV Percentage
From the Closing Date until 31 March, 2026	58%
From 1 April, 2026 until 31 March, 2028	50%
From 1 April, 2028 until 31 March, 2029	45%
From 1 April, 2029 until 31 March, 2031	30%
Thereafter	0%

“Maximum Rate” has the meaning assigned to that term in Section 2.05(i).

“Minimum Usage Amount” means, for the period from the Closing Date until the date that is eighteen (18) months after the Closing Date, an amount equal to zero percent (0%) of the Maximum Facility Amount as of such date, and (y) thereafter, an amount equal to seventy-five percent (75%) of the Maximum Facility Amount as of such date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“NAIC” means the National Association of Insurance Commissioners.

“NAV Reporting Package” means:

(a) in the period from the Closing Date to the date on which the first reporting package is delivered to the Administrative Agent in accordance with Section 5.01(x)(iii), a reporting package, in the form approved by the Administrative Agent on or prior to the Closing Date, setting out the calculation of Portfolio Asset Value with respect to each Portfolio Asset and Total Portfolio Value as determined by the RIA as of February 28, 2023, and

(b) at any time after the first reporting package is delivered to the Administrative Agent after the Closing Date, the reporting package most recently delivered by the Borrower to the Administrative Agent, in each case, in the form approved by the Administrative Agent on or prior to the Closing Date, which shall include, (i) the calculation of Portfolio Asset Value with respect to each Portfolio Asset and Total Portfolio Value as determined by the RIA as of the calendar month then ended, (ii) a Borrowing Base Certificate and LTV Certificate as of the calendar month then ended, including a roll forward and reconciliation with respect thereto (to the extent available), and (iii) an updated Schedule I, identifying any Portfolio Assets acquired or disposed of by the Borrower during such calendar month.

“New Valuation” has the meaning assigned to that term in Section 5.01(e)(i).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Domiciled Person” means any Person having its principal place of business and headquarters outside of the United States, or a Person that does not derive a material portion of its revenue from within the United States.

“Notice of Borrowing” means a written notice of borrowing from the Borrower to the Administrative Agent substantially in the form of Exhibit B.

“Notice of Exclusive Control” has the meaning specified in the Account Control Agreement.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Facility Servicer, or any other Secured Party arising under this Agreement or any other Transaction Document and shall include all liability for principal of and interest on the Advances, Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Facility Servicer, and any other Secured Party under this Agreement or any other Transaction Document, including any Fee Letter and reasonable and documented costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Facility Servicer, or any other Secured Party, including reasonable attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, (a) with respect to any Loan Asset, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof, and (b) with respect to any Equity Investment, each Person who has issued Equity Interests of any Equity Investment held or acquired directly by the Borrower.

“Operating Account” means the Accounts established with the Account Bank in the name of the Borrower and subject to an Account Control Agreement under the “control” (within the meaning of Section 9-104 or 9-106 of the UCC, as applicable) of the Administrative Agent for the benefit of the Secured Parties.

“Organizational Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, statutory statement or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, registrar or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, certificate of registration, articles of association, limited liability company agreement and/or operating agreement for such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, registrar or other department in the state or jurisdiction of its formation; (c) in the case of a corporation or an exempted company, the certificate of incorporation and the memorandum of association and articles of association and/or the bylaws (or equivalent) for such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, registrar or other department in the state or jurisdiction of its formation; (d) each subscription agreement, shareholder agreement, or other similar document governing the relationship between or among the Borrower and Holdings, as applicable, including, in each case, any side letters relating thereto (excluding any investment advisory agreement subject to Section 15(c) of the 1940 Act), and (e) each Equity Investment Agreement, including, in each case, any side letters relating thereto.

“Other Taxes” has the meaning assigned to that term in Section 11.07(b).

“Outstanding Principal Balance” means, at any time (i) for any Loan Asset, the outstanding principal amount of such Loan Asset at such time, including any Delayed Draw for such Portfolio Asset that has been funded by the lenders (howsoever described) thereunder at such time and including all interest on such Loan Asset that has been capitalized and added to principal and (ii) for any Equity Investment, the Portfolio Asset Value, in each case, as reported in the Fund Report.

“Participant” has the meaning assigned to that term in Section 11.04(d).

“Participant Register” has the meaning assigned to that term in Section 2.03(c).

“Participating Member States” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Agreement” means, for any Portfolio Asset that consists of a loan participation interest, the participation agreement or other agreement pursuant to which the Borrower participates in the Underlying Loan Obligation for such Portfolio Asset.

“Partnership Default Trigger Event” means (a) a default by the Borrower directly or indirectly in its material payment obligations relating to any Equity Investments (including failure of the Borrower to fund any duly called Equity Investment Capital Call in respect of such Equity Investment that remains uncured pursuant to the Organizational Documents of the issuer of such Equity Investment), or (b) the Borrower has been declared a “defaulting partner” (or similar term or concept) under any Equity Investment Agreement with respect to any of its Eligible Portfolio Assets, and, such circumstance or event has not been cured pursuant to the terms of the applicable Equity Investment Agreement or effectively waived pursuant to the terms of the applicable Equity Investment Agreement within thirty (30) days of such circumstance or event occurring.

“Payment Date” means:

(a) with respect to any unscheduled inter-period payments made at the Borrower’s option, any date specified by the Borrower in accordance with Section 2.08(g) (such unscheduled payment date, an “Inter-Period Payment Date”),

(b) with respect to regularly scheduled payment dates, the eighth (8th) day of each calendar month (commencing on May 8, 2023) or, if such day is not a Business Day, the next succeeding Business Day (such regularly scheduled payment date, a “Scheduled Payment Date”), and

(c) the Maturity Date.

“Payment Date Report” means, with respect to a Payment Date, a report of the type described in Section 8.08(a)(ii) prepared in relation to that Payment Date and substantially in the form attached hereto as Exhibit G.

“Performing Loan Asset” means each Portfolio Asset that is not subject to an Underlying Obligor Default.

“Permitted Investment” means, at any time, negotiable instruments or securities or other investments that, as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Scheduled Payment Date and evidence:

(a) cash denominated in U.S. Dollars and held in accounts with depository banks in the United States;

(b) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(c) demand and time deposits in any depositary institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by federal and/or State banking authorities so long as such demand or time deposits are covered by an extended Federal Deposit Insurance Corporation (the “FDIC”) insurance program where 100% of the deposits are insured by the FDIC, which is backed by the full faith and credit of the United States; and

(d) shares or other securities of registered money market funds which funds have and maintain, at all times (i) the highest credit ratings from Standard & Poor’s or Moody’s and (ii) have assets of at least $5,000,000,000.

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the applicable Person; (c) Liens granted pursuant to or by the Transaction Documents; (d) with respect to the Underlying Collateral for any Portfolio Asset, (i) Liens in favor of the lenders, lead agent, administrative agent, collateral agent or similar agent for the benefit of all holders of indebtedness relating to such Portfolio Asset (or the Underlying Loan Obligation as applicable) and (ii) “permitted liens” as defined in the Loan Agreement for such Portfolio Asset or such comparable definition or provision of “permitted liens” is not defined therein; (e) Liens routinely imposed on all securities or deposit accounts by the Account Bank, to the extent permitted under the Account Control Agreement; and (f) Liens attaching to securities being purchased or sold of clearing agencies and broker-dealers, and similar Liens incurred in the ordinary course of business; provided that such Liens (x) attach only to the securities being purchased or sold and (y) secure only obligations incurred in connection with such purchase or sale and not any obligation in connection with margin financing.

“Person” means, an individual, limited partnership, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Plan Asset Event” has the meaning assigned to that term in Section 5.02(m).

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system established and maintained by the Borrower.

“Pledged Equity” means (i) with respect to Holdings, all Equity Interests in the Borrower, and (ii) with respect to the Borrower, all Equity Investments made, or owned, by the Borrower.

“Portfolio Asset” means each (a) Loan Asset, and (b) Equity Investment, in each case owned by the Borrower, and all of the Borrower’s right, title and interest owned in connection therewith.

“Portfolio Asset Assignment” means an assignment, participation agreement or other agreement pursuant to which any Loan Asset not originated by the Borrower is Transferred to the Borrower, substantially based upon the form document for assignments required by the related Loan Agreement.

“Portfolio Asset Checklist” means with respect to each Portfolio Asset, an electronic copy of a checklist substantially in the form of Exhibit C delivered by or on behalf of the Borrower to the Facility Servicer.

“Portfolio Asset File” means, with respect to each Portfolio Asset, an electronic file maintained on the Platform containing copies of each of the Required Portfolio Asset Documents set forth on the Portfolio Asset Checklist with respect to such Portfolio Asset.

“Portfolio Asset Reduction Value” has the meaning assigned to that term in Section 5.01(e)(i).

“Portfolio Asset Schedule” means (a) a schedule of the Portfolio Assets setting forth for each such Portfolio Asset (i) the Portfolio Asset number for such Portfolio Asset, (ii) the Obligors for such Portfolio Asset, (iii) with respect to each Loan Asset, the current principal balance of (A) such Loan Asset and (B) the Underlying Loan Obligation for such Loan Asset, as applicable, (iv) the Loan Agreement, Participation Agreement or Equity Investment Agreement, as applicable, for such Portfolio Asset, (v) whether such Portfolio Asset is an Eligible Portfolio Asset, and (vi) the other information specified for a Portfolio Asset as set forth on Schedule I, as delivered by the Borrower to the Administrative Agent and as updated from time to time as provided herein (the Portfolio Asset Schedule being deemed modified and delivered by the delivery of a Borrowing Base Certificate), or (b) a collateral report, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of Majority Lenders) containing the information described in clauses (a)(i) through (a)(vii) above.

“Portfolio Asset Value” means, with respect to a Portfolio Asset, as of any date of determination, the fair market value of such Portfolio Asset as most recently reported prior to such date by the RIA and furnished to the Administrative Agent, the Facility Servicer and each Lender pursuant to Section 5.01(x)(iii) for the most recent calendar month then ended, in each case, as determined in accordance with the RIA Valuation Policy, and as may be adjusted from time to time pursuant to Section 5.01(e).

“Portfolio Average LTM EBITDA” means, as of any date of determination, the weighted average of the LTM EBITDA for all Eligible Portfolio Asset Obligors as of such date in each case excluding all EBITDA Excluded Loan Assets.

“Portfolio Leverage Ratio” means, as of any date of determination, the ratio of average of the net debt / LTM EBITDA of all Eligible Portfolio Asset Obligors as of such date, and in each case excluding all Leverage Excluded Loan Assets.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) (at the direction of the Majority Lenders) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) (at the direction of the Majority Lenders). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective. Notwithstanding the foregoing or any other provision of this Agreement, the rate determined pursuant to this definition shall not be less than the Floor.

“Principal Collections” means, collectively with respect to the Borrower, any cash Collections of the Borrower deposited in a Collection Account in accordance with the terms hereof that are not Interest Collections, including (a) all Recoveries, (b) all Insurance Proceeds or other proceeds of any liquidations or Sales of a Portfolio Asset, and (c) all Scheduled Payments of principal, principal prepayments, guaranty payments, return of capital or other payments that reduce the Outstanding Principal Balance of a Portfolio Asset.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Advances, which (a) sets forth the Debt Rating for the Advances, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Bureau Service in respect of the Advances, (c) addresses the likelihood of payment of both principal and interest on the Advances (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Borrower’s ability to make timely payment of principal and interest on the Advances (or a similar statement), or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Advances as may be required from time to time by the SVO or any other Governmental Authority in the United States, United Kingdom, European Union, Cayman Islands and Canada having jurisdiction over any holder of any Advances, and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority in the United States, United Kingdom, European Union, Cayman Islands and Canada having jurisdiction over any holder of any Advances.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Advances explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Advances, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security, and otherwise in form and substance generally required by the SVO or any other Governmental Authority in the United States, United Kingdom, European Union, Cayman Islands and Canada having jurisdiction over any holder of any Advances from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority in the United States, United Kingdom, European Union, Cayman Islands and Canada having jurisdiction over any holder of any Advances.

“Pro Rata Share” means, with respect to any Lender as of any date of determination, the ratio of such Lender’s Commitment to the aggregate Commitments of all Lenders as of such date.

“Proceeds” means, with respect to the Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Proposed Amendment” has the meaning assigned to that term in Section 5.01(y).

“Proposed Payment Date Report” has the meaning assigned to that term in Section 8.08(a)(ii).

“Qualified Purchaser” has the meaning assigned to that term in the 1940 Act.

“Rating Agent” means, at any time, the Acceptable Rating Agency that has prepared the Private Rating Letter most recently delivered to the Administrative Agent prior to that time being, as at the Closing Date, Kroll Bond Rating Agency, LLC.

“Rating Event” means (i) the Borrower’s failure at any time after the Closing Date to maintain an investment grade Debt Rating or (ii) a period of longer than 365 days (366 days in a leap year) have elapsed since the date of issuance of the most recent investment grade Debt Rating.

“Rating Event Cure” means (a) the Borrower obtaining an investment grade Debt Rating; provided such investment grade Debt Rating is not more than 365 days (366 days in a leap year) old, (b) the aggregate principal amount of Advances Outstanding being zero and all Commitments hereunder having expired or terminated or (c) the Administrative Agent (at the direction of the Majority Lenders) waiving the Rating Event.

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Records” means all documents relating to the Portfolio Assets, including books, records and other information executed in connection with the Transfer of and maintenance of the Portfolio Assets comprised in the Collateral or maintained with respect to the Collateral and the related Obligors that the Borrower has generated, or in which the Borrower has otherwise obtained an interest, including documents under which the Borrower has acquired an interest pursuant to a Portfolio Asset Assignment.

“Recoveries” means, as of the time any Underlying Collateral for any Portfolio Asset is Sold, discarded or abandoned (after a determination in good faith by the Borrower, the Counterparty Lender or Underlying Agent, as applicable, that such Underlying Collateral has little or no remaining value) or otherwise determined in good faith to be fully liquidated by the Borrower or such Counterparty Lender or Underlying Agent, the Proceeds from the Sale of such Underlying Collateral, the Insurance Proceeds of any related Insurance Policy or any other recoveries (including interest proceeds recovered) with respect to such Underlying Collateral and amounts representing late fees and penalties, net of any amounts received that are required under the Loan Agreement for the applicable Portfolio Asset to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.03(b).

“Registered” means, with respect to any debt obligation, a debt obligation that is in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned to that term in Section 2.10(c).

“Relevant Governmental Body” means, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to that term in Section 7.06(b).

“Replacement Servicer” has the meaning assigned to that term in Section 8.01(e).

“Reportable Compliance Event” means any Lender Covered Entity, Borrower Covered Entity or Holdings Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws or any predicate crime to any Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws.

“Reporting Date” means, with respect to a Payment Date, the date that is four (4) Business Days prior to such Payment Date.

“Required Portfolio Asset Documents” means, for each Portfolio Asset the following documents or instruments, all as specified on the related Portfolio Asset Checklist for each (a) Loan Asset, to the extent applicable, copies of the executed (i) guaranty, (ii) loan agreement, (iii) note purchase agreement, (iv) security agreement and/or (v) promissory note, and (b) Equity Investment, to the extent applicable, copies of the executed (i) Equity Investment Agreement, (ii) subscription agreement and (iii) all side letters relating thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means, with respect to any Person:

(a) any dividend or other distribution, direct or indirect, on account of any class of equity interests of such Person, including limited partnership interests, now or hereafter issued, except a dividend or other distribution paid solely in interests of that class of membership interests or in any junior class of equity interests of the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of equity interests of such Person, including limited partnership interests, now or hereafter outstanding, or (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests of such Person, including limited partnership interests, now or hereafter outstanding.

“Revolving Loan Note” has the meaning assigned to such term in Section 2.03(a).

“RIA” means StepStone Group Private Debt LLC, acting solely in its capacity as registered investment advisor to Holdings.

“RIA Valuation Policy” means the valuation policy of the RIA as of the Closing Date, delivered pursuant to Section 3.01(a), as amended from time to time in accordance with Section 5.01(y).

“RIA Valuation Policy Amendment” has the meaning assigned to that term in Section 5.01(y).

“Sale” has the meaning assigned to that term in Section 2.10(a).

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of a comprehensive sanctions program maintained by any applicable Governmental Authority pursuant to Anti-Terrorism Laws and Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine).

“Sanctioned Person” means any individual person, group, regime, or entity listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, or entity, or fully subject to restrictions or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any applicable Governmental Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any applicable Governmental Authority pursuant to Anti-Terrorism Laws and Sanctions.

“Scheduled Payment” means each scheduled distribution or payment of principal or interest required to be made by an Obligor on a Portfolio Asset or Underlying Loan Obligation, as applicable, as adjusted pursuant to the terms of the related Loan Agreement.

“Scheduled Payment Date” has the meaning assigned to that term in the definition of “Payment Date”.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Second Lien Loan” means:

(a) a term loan (including any term loan, revolving credit facility, delayed draw term, or a participation thereof, but excluding any Holding Company Loan):

(i) that is not (and that cannot by its terms become) subordinate in right of payment to any other Borrowed Money Indebtedness of the applicable Obligor, other than a Senior Loan,

(ii) all of the obligations in respect of which are secured by a valid second-priority security interest or lien in, to or on substantially all of the Obligor’s and its Subsidiaries’ assets (with customary exceptions), which is not (and which cannot by its terms become) subordinate in right of Lien priority to other Liens (other than permitted first-lien obligations under the applicable loan documents and to other to Liens customarily allowed to be prior in priority to the Liens securing second lien loans): and

(iii) the collateral for which has a value that, together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) at the time of acquisition to repay such loan in accordance with its terms and to repay all other obligations of equal or higher seniority in right of payment secured by a lien or security interest ranking equally with or higher than the liens securing such loan in the same collateral, and

(b) any other asset reasonably determined by the Initial Lender, in consultation with the Borrower, to constitute a Second Lien Loan.

“Secured Party” means each of the Administrative Agent, each Lender, the Facility Servicer (together with its permitted successors and assigns), and each other Indemnified Party; provided that in any context requiring a Secured Party to give direction to the Administrative Agent, such reference to Secured Party shall not include the Administrative Agent.

“Senior Loan” means (a) a term loan (including any term loan, revolving credit facility, delayed draw term loan or unitranche loan, or a participation thereof, but excluding any Holding Company Loan) that (i) is not (and that cannot by its terms become) subordinate in right of payment to any other Borrowed Money Indebtedness of the applicable Obligor, (ii) all of the obligations in respect of which are secured by a valid first-priority security interest or lien in, to or on substantially all of the Obligor’s and its Subsidiaries’ assets (with customary exceptions), which is not (and which cannot by its terms become) subordinate in right of Lien priority to other Liens (other than to Liens customarily allowed to be prior in priority to the Liens securing first lien loans), and (iii) the collateral for which has a value that, together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) at the time of acquisition to repay such loan in accordance with its terms and to repay all other obligations of equal or higher seniority in right of payment secured by a first lien or first priority security interest in the same collateral and (b) any other asset reasonably determined by the Initial Lender, in consultation with the Borrower, to constitute a Senior Loan.

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a) a Bankruptcy Event shall occur with respect to the Facility Servicer;

(b) the Facility Servicer shall assign its rights or obligations hereunder (other than as expressly provided herein) to any Person without the consent of the Administrative Agent (acting at the direction of the Majority Lenders);

(c) any failure in any material respect by the Facility Servicer to observe or perform any covenant or other agreement of the Facility Servicer set forth in this Agreement or the other Transaction Documents, which continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the Facility Servicer by the Administrative Agent (acting at the direction of the Majority Lenders) or the Borrower and (ii) the date on which a Responsible Officer of the Facility Servicer acquires knowledge thereof (or such extended period of time reasonably approved by the Borrower not to exceed 60 days in the aggregate; provided that the Facility Servicer is diligently proceeding in good faith to cure such failure or breach);

(d) any representation, warranty or certification made by the Facility Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has resulted in a Material Adverse Effect; and

(e) with respect to the Facility Servicer, Massachusetts Mutual Life Insurance Company ceases to be a Lender hereunder without the prior written consent of the Borrower.

“Servicer Termination Expenses” has the meaning assigned to that term in Section 8.01(b).

“Servicer Termination Notice” has the meaning assigned to that term in Section 8.01(b).

“Servicing Report” has the meaning assigned to that term in Section 8.08(a)(i).

“Servicing Standard” means, with respect to any Portfolio Assets included in the Collateral, with respect to the Facility Servicer, to service and administer such Portfolio Assets by or on behalf of the Borrower in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, the Equity Investment Agreements and all customary and usual servicing practices for loans or loan participations like the Portfolio Assets.

“Similar Law” has the meaning assigned to that term in Section 4.01(s).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“State” means, one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means March 31, 2033, as such date may have been extended pursuant to Section 2.04(i).

“Subsidiary” means, with respect to a Person, a corporation, partnership or other entity (whether or not a body corporate) of which Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, company, partnership or other entity (whether or not a body corporate) are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Asset” has the meaning assigned to that term in Section 2.10(b).

“Substitution” has the meaning assigned to that term in Section 2.10(b).

“Substitution Date” has the meaning assigned to that term in Section 2.10(b).

“SVO” means the Securities Valuation Office of the NAIC.

“Tax Compliance Certificate” has the meaning assigned to that term in Section 2.13(e).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments or fees (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term SOFR” means a rate per annum equal to the Term SOFR Reference Rate (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) for a tenor of three months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Portfolio Value” means, as of any date of determination, (a)(i) solely for the purposes of determining Eligible Portfolio Assets, from the Closing Date until the last day of the Commitment Period, the greater of (A) the aggregate Portfolio Asset Value of all Eligible Portfolio Assets as of such date, as adjusted from time to time pursuant to Section 5.01(e) and (B) an amount equal to (x) the Maximum Facility Amount divided by (y) the Advance Rate, and (ii) thereafter, the aggregate Portfolio Asset Value of all Eligible Portfolio Assets as of such date, as adjusted from time to time pursuant to Section 5.01(e) and (b) for all other purposes hereunder, the aggregate Portfolio Asset Value of all Eligible Portfolio Assets as of such date, as adjusted from time to time pursuant to Section 5.01(e).

“Transaction Documents” means this Agreement, any Revolving Loan Note, the Account Control Agreement, the Collateral Custodian Tri-Party Agreement, the Fee Letters, each Assignment and Assumption Agreement, each Participation Agreement and each agreement, instrument, certificate or other document related to any of the foregoing.

“Transfer” means (a) the acquisition by, or the transfer or assignment to, the Borrower of a Portfolio Asset, and all rights, title and interest with respect thereto or (b) the origination of a Loan Asset and related Portfolio Assets by the Borrower pursuant to a Loan Agreement or Participation Agreement, as applicable.

“Transferor” means any assignor or transferor of a Loan Asset and all rights, title and interest with respect thereto in connection with any Transfer.

“U.S. Dollars” means, and the convention “$” signifies, the lawful money of the United States of America.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Agent” means, with respect to a Portfolio Asset, any administrative agent, trustee or other similar agent or representative, if any, appointed by the lenders or holders party to the Loan Agreement for such Portfolio Asset, to administer such Portfolio Asset or the Underlying Loan Obligations for such Portfolio Asset, as applicable.

“Underlying Collateral” means, with respect to a Portfolio Asset, any property or other assets pledged or mortgaged as collateral to secure repayment of such Portfolio Asset or the Underlying Loan Obligation for such Portfolio Asset, as applicable, including, mortgaged property and all proceeds from any sale or other disposition of such property or other assets.

“Underlying Loan Obligation” means, with respect to a Portfolio Asset consisting of a loan participation, the loan obligations of any applicable Obligor in which such Portfolio Asset is participating.

“Underlying Obligor Default” means, with respect to any Loan Asset following the Cut-Off Date relating thereto, the occurrence of one or more of the following events (any of which may occur more than once):

(a) an Obligor payment default in respect of principal or interest has occurred and is continuing with respect to a Loan Asset (after giving effect to any grace or cure period or notice requirement set forth in the applicable Loan Agreement);

(b) any other event of default or similar event or circumstance under the Loan Agreement for such Loan Asset for which the Borrower (or agent or required lenders pursuant to the applicable Loan Agreement, as applicable) has elected to exercise any of its rights and remedies (including the acceleration of the loan relating thereto), unless otherwise agreed to in writing by the Majority Lenders; or

(c) a Bankruptcy Event with respect to any related Obligor.

“Unfunded Exposure Account” means the bank account established with the Account Bank in the name of the Borrower into which certain Unfunded Exposure Advances shall be deposited by the Borrower in accordance with the terms of this Agreement and subject to the Account Control Agreement and under the “control” (within the meaning of Section 9-104 or 9-106 of the UCC, as applicable) of the Administrative Agent for the benefit of the Secured Parties.

“Unfunded Exposure Advance” means any Advance requested by the Borrower pursuant to Section 3.02(c), the proceeds of which the Borrower specifies in any Notice of Borrowing are to be (a) applied in discharge of a Delayed Draw within five (5) Business Days of the date of such Advance, or (b) credited on the date of such Advance to the Unfunded Exposure Account and to be applied in the discharge of a future obligation to fund a Delayed Draw.

“United States” means the United States of America.

“Unmatured Event of Default” means, any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Unused Commitment Fee” has the meaning assigned to that term in Section 2.05(c).

“Utilization Fees” means, for any period of determination during the Commitment Period, the positive difference, if any, between (a) the amount of interest that would have accrued under this Agreement for such period on the Advances Outstanding if the Advances Outstanding for such period were equal to the Minimum Usage Amount, and (b) the amount of interest that actually accrued under this Agreement for such period on the Advances Outstanding.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Valuation Suspension” means a suspension of the determination of the “net asset value” (or other analogous term) of the Portfolio Assets pursuant to the Borrower’s Organizational Documents, as applicable, or any offering materials with respect to the Borrower or the Portfolio Assets.

“Withdrawal Date” has the meaning assigned to that term in Section 2.07(e).

“Withholding Agent” means, the Borrower, the Facility Servicer and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the words “from”, and “commencing on” mean “from and including” and the words “to”, “until” and “ending on” each mean “to but excluding”.

Section 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) the term “or” is not exclusive;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i) if payment or performance of any obligation of the Borrower hereunder is due on a date which is not a Business Day, the required date for payment or performance shall be the next Business Day;

(j) unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable);

(k) references to “hereto” shall, unless otherwise stated, be construed as a reference to “to this Agreement”.

Section 1.05 Advances to Constitute Loans. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

Section 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
THE FACILITY

Section 2.01 Advances.

(a) On the terms and conditions hereinafter set forth, the Borrower may at its option, from time to time, on any Business Day during the Commitment Period, request that the Lenders make Advances in U.S. Dollars in an amount which, after giving effect to such Advances, would not cause the aggregate Advances Outstanding to exceed the Maximum Availability on such Business Day (after giving effect to any Transfer made with the proceeds of such Advance, except with respect to any Unfunded Exposure Advance).

(b) Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary:

(i) other than with respect to an Unfunded Exposure Advance, if a Market Trigger Event has occurred and is continuing, each Lender may, by written notice to the Borrower, decline to make any Advance hereunder or suspend such Lender’s commitment to make Advances, in each case, until the Commitment Period has been reinstated in accordance with this Section 2.01, and

(ii) no Lender shall be obligated to make any Advance in an amount that would result in the outstanding amount of such Lender’s Advances exceeding such Lender’s Commitment.

(c) Each Advance to be made hereunder shall be made by the Lenders in accordance with their respective Pro Rata Shares. If the Commitment Period has been suspended as a result of a Market Trigger Event as provided in clause (b) of this Section 2.01, the Commitment Period shall be reinstated (i) upon delivery by the Borrower to the Administrative Agent of an LTV Certificate and evidence satisfactory to the Administrative Agent demonstrating that the Market Trigger Event which gave rise to such suspension is no longer continuing, or (ii) notwithstanding the occurrence of such Market Trigger Event, if the LTV is not in excess of the then applicable Maximum LTV Percentage, with the consent of the Administrative Agent (acting at the direction of the Majority Lenders); provided that any such consent shall only be granted following receipt by the Administrative Agent and the Facility Servicer of an LTV Certificate delivered by the Borrower demonstrating the LTV is not in excess of the then applicable Maximum LTV Percentage.

(d) Each Lender shall make available its Pro Rata Share of any Unfunded Exposure Advance requested by the Borrower on any Business Day during the Commitment Period prior to the Administrative Agent declaring the Maturity Date to have occurred pursuant to Section 6.01, regardless of whether a Market Trigger Event, Partnership Default Trigger Event or Event of Default (other than an Event of Default pursuant to Sections 6.01(a) or 6.01(d)) has occurred and is continuing on such Business Day.

Section 2.02 Procedure for Advances.

(a) The Borrower shall request an Advance by delivery of a Notice of Borrowing to the Administrative Agent, with a copy to the Facility Servicer no later than 10:00 a.m. three (3) U.S. Government Business Days prior to the proposed date of such Advance (or such shorter period of time agreed to by the Initial Lender in connection with the Initial Advance, or by the Lenders in their sole discretion in connection with any other Advance). Each Notice of Borrowing must be accompanied by a duly completed Borrowing Base Certificate and LTV Certificate giving pro forma effect to the Advance requested and specify:

(i) the amount of such Advance, which must be in U.S. Dollars and at least equal to $2,000,000;

(ii) the proposed date of such Advance (which must be a Business Day);

(iii) with respect to any Advance other than the Initial Advance, the purpose for which the proceeds of such Advance are to be used which must be a purpose permitted pursuant to Section 5.02(h);

(iv) if a Market Trigger Event or Event of Default has occurred and is continuing on the date of such Notice of Borrowing and the proceeds of such Advance are to constitute an Unfunded Exposure Advance, that such Advance is an Unfunded Exposure Advance;

(v) if all or any part of the proceeds of such Advance are to be applied (directly or indirectly) in connection with the Transfer of a Portfolio Asset, the Borrower shall provide the Administrative Agent with (A) a description of such Portfolio Asset and whether such Portfolio Asset is (i) a Delayed Draw Portfolio Asset and (ii) a Senior Loan or a Second Lien Loan, and (B) if such Portfolio Asset is a Delayed Draw Portfolio Asset, the maximum Delayed Draw commitment required to be made thereunder; and

(vi) that all conditions precedent for such Advance described in Article III have been satisfied or waived, as applicable, with respect to that Advance.

(b) Promptly upon receipt of a Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Advance, and each Lender shall make the Advance on the terms and conditions set forth herein. On the Advance Date of such Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Administrative Agent from the Borrower, make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the Operating Account or any other account as request by the Borrower.

(c) The obligation of each Lender to remit its Pro Rata Share of any Advance is several from that of each other Lender and the failure of any Lender to make such amount available to the Borrower shall not relieve any other Lender of its obligations hereunder.

(d) Each Advance shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof, or if less, the remainder of the Commitment.

(e) The Facility Servicer shall promptly notify the Borrower, the Administrative Agent and the Lenders of the interest rate applicable to any Interest Period upon determination of such interest rate.

(f) If all or any portion of an Advance is an Unfunded Exposure Advance, the Borrower shall transfer an amount equal that portion of such Advance which is an Unfunded Exposure Advance to the Unfunded Exposure Account on the date of receipt of such Advance except to the extent that portion of such Advance is applied towards discharging a Delayed Draw on such date.

(g) If the Borrower rescinds any request prior to the funding of the applicable proposed Advance, the Borrower shall pay the Breakage Fees, if any, resulting from such rescission.

Section 2.03 Evidence of Debt.

(a) If requested by a Lender, the Borrower shall promptly deliver a duly executed revolving loan note (the “Revolving Loan Note”) to such Lender in substantially the form of Exhibit D.

(b) The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02, a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitments of the Lenders, and the principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and the other parties hereto shall treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. A copy of the Register shall be provided electronically to the Borrower or any Lender promptly following a request therefor.

(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the loans or other obligations under the Transaction Documents (the “Participant Register”); provided that (a) no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in Registered form and (b) the Administrative Agent shall have no liability or obligation to make determinations with respect to the rights of Participants hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 2.04 Repayment; Termination of Commitments; Extension of Stated Maturity Date.

(a) During the Commitment Period, subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Advances without any penalty, fee or premium by delivering written notice thereof to the Administrative Agent no later than 2:00 p.m., at least two (2) Business Days prior to such prepayment; provided that, there shall be no more than six (6) such repayments of the Advances by the Borrower in any fiscal quarter, unless otherwise agreed to by the Initial Lender.

(b) After the Commitment Period, any Advance or any portion thereof, once repaid, may not be reborrowed.

(c) On the Maturity Date, the Borrower shall repay to the Lenders, in accordance with their respective Pro Rata Shares, the Advances Outstanding on the Maturity Date, together with all accrued and unpaid interest thereon.

(d) All amounts and payments with respect to the Advances or other Obligations hereunder shall be made in U.S. Dollars.

(e) The Borrower may, at any time after the sixth (6th) anniversary of the Closing Date, at its option, prepay all or part of the Advances Outstanding, without premium or penalty, by delivering written notice thereof (which notice shall include a Borrowing Base Certificate giving pro forma effect to such prepayment requested) to the Administrative Agent no later than 2:00 p.m., at least two (2) U.S. Government Business Days prior to such prepayment, in the case of a partial prepayment, and at least three (3) U.S. Government Business Days prior to such prepayment in the case of a prepayment in full. Any prepayment pursuant to this Section 2.04(e) shall permanently reduce the Maximum Facility Amount in an amount equal to the amount of the Advances Outstanding prepaid and there shall be no more than six (6) such prepayments in any fiscal quarter unless otherwise agreed by the Initial Lender. Such notice of prepayment may be revoked at the option of the Borrower provided that a written notice of revocation is delivered to the Administrative Agent at least one (1) Business Day prior to the intended prepayment date.

(f) Upon any prepayment of Advances pursuant to this Section 2.04, the Borrower shall also pay in full any accrued and unpaid interest of the Secured Parties related to such Advances and, in the event of a prepayment of all the Advances Outstanding, such costs and expenses of the Secured Parties and all other Obligations, if any, (other than contingent indemnification obligations and other obligations that survive the termination of this Agreement, in each case, not then due and owing) then owing by the Borrower. If the Borrower repays Advances on any day other than a Payment Date, the Borrower shall pay the Breakage Fees, if any, resulting from such repayment following receipt of a certificate from any affected Lender delivered pursuant to Section 2.05(k).

(g) The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.04 (i) first, to the payment of all accrued and unpaid interest due and owing to the Lenders in accordance with the Lenders’ respective Pro Rata Shares, until paid in full with respect to such portion of the Advances Outstanding being repaid by the Borrower, (ii) second, to payment of such portion of the Advances Outstanding being prepaid by the Borrower, and (iii) third, in the event of a prepayment of all the Advances Outstanding, to payment of such costs and expenses of the Secured Parties and all other Obligations, if any, (other than contingent indemnification obligations and other obligations that survive the termination of this Agreement, in each case, not then due and owing) then owing by the Borrower.

(h) Upon repayment in full in cash of the Advances Outstanding and all other Obligations pursuant to this Agreement, this Agreement and the other Transaction Documents shall terminate.

Section 2.05 Interest and Fees.

(a) Subject to Section 2.17, the Borrower shall pay interest on the Advances Outstanding at a rate per annum equal to Term SOFR for the applicable Interest Period plus the Applicable Spread; provided that if Term SOFR as so determined would be less than the Floor, then Term SOFR shall be deemed to be the Floor. Interest is payable on each Payment Date as and to the extent provided in Section 2.08.

(b) The outstanding amount of each Advance shall automatically be continued in whole to the next applicable Interest Period upon the expiration of the then current Interest Period with respect thereto.

(c) The Borrower shall pay to the Administrative Agent an unused commitment fee (the “Unused Commitment Fee”) on the daily unused amount of the Maximum Facility Amount, if any, during the Commitment Period, which shall accrue at a rate per annum equal to 0.40% on the average daily unused amount of the Maximum Facility Amount during the Commitment Period, subject to the remainder of this Section 2.05(c). The Unused Commitment Fee shall accrue (x) initially, for the period commencing on the Closing Date and continuing to but excluding the first Payment Date to occur after the Closing Date, and (y) thereafter, for each successive period from and including each Payment Date continuing to but excluding the earlier of the following Payment Date and the end of the Commitment Period.

(d) Accrued Unused Commitment Fees are payable in arrears on each Payment Date, as calculated on each relevant Reporting Date, as and to the extent provided in Section 2.08. For purposes of computing Unused Commitment Fees, commencing on the Closing Date, if the average daily Advances Outstanding for the relevant period of determination is less than the Minimum Usage Amount for such period, then the average daily Advances Outstanding for such period shall be deemed to be the Minimum Usage Amount. All accrued and unpaid Unused Commitment Fees as at the Stated Maturity Date are payable in arrears on the Stated Maturity Date. For purposes of computing Unused Commitment Fees, the Commitment of any Lender at any time is deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Advances. All Unused Commitment Fees are fully earned and nonrefundable upon payment.

(e) The Borrower shall pay to the Administrative Agent, for the benefit of the Secured Parties, Utilization Fees, if any, which shall accrue (x) initially, for the period commencing on the Closing Date and continuing to but excluding the first Payment Date to occur after the Closing Date, and (y) thereafter, for each successive period from and including each Payment Date continuing to but excluding the earlier of the following Payment Date and the end of the Commitment Period. Utilization Fees shall be payable in arrears on each Payment Date by the Borrower to the Administrative Agent, for the benefit of the Secured Parties, as and to the extent provided in Section 2.08. Accrued and unpaid Utilization Fees as at the Stated Maturity Date are payable in arrears on the Stated Maturity Date. All Utilization Fees are fully earned and nonrefundable upon payment.

(f) The Borrower shall pay the fees set forth in the Fee Letters on the terms and conditions provided therein.

(g) If any amount payable by the Borrower under this Agreement or any other Transaction Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate. Upon the request of the Majority Lenders, if any Event of Default has occurred and is continuing, the Borrower shall pay interest on the principal amount of all Advances outstanding hereunder at the Default Rate.

(h) All computations of interest and all computations of interest and fees hereunder shall be made on the basis of a year of 360 days (or, in the case of interest calculated by reference to clause (a) of the definition of Alternate Base Rate, on the basis of a year of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(i) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this Section 2.05(i) shall be cumulated and the interest and charges payable to such Lender in respect of other Advance or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

(j) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(k) In connection with any demand for payment of Breakage Fees, a Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrower to such Lender and the computations made by such Lender to determine such amount, such certificate to be prima facie evidence of such amount. Any such amount payable by the Borrower shall not be duplicative of any amounts (a) previously paid under this Section 2.05 or (b) included in the calculation of Term SOFR.

Section 2.06 Payments and Computations, Etc.

(a) On each Reporting Date, the Administrative Agent shall notify the Facility Servicer and the Borrower of the interest payable on the Advances hereunder on such Payment Date. All amounts to be paid or applied by the Borrower in accordance with this Agreement shall be paid or applied so that funds are received by the Administrative Agent no later than 10:00 a.m. on the day when due in lawful money of the United States in immediately available funds to the account specified in writing by the Administrative Agent to the Facility Servicer and the Borrower. Any Obligation hereunder shall not be reduced by any payment if, at any time, such payment is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. The Administrative Agent shall distribute any amount received by it on any day which is required to be distributed on that day to the Lenders by no later than 2:00 p.m. on that day.

(b) Except as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and any fees and interest shall be calculated as of such succeeding Business Day.

(c) To the extent that (i) any payment by or on behalf of the Borrower is made to the Administrative Agent, the Facility Servicer or any Lender, or (ii) the Administrative Agent, the Facility Servicer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff (as applicable) or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (A) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (B) each Lender severally agrees to pay to the Administrative Agent or the Facility Servicer, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Facility Servicer, as applicable.

Section 2.07 Collections and Allocations.

(a) The Borrower shall direct (i) any agent or administrative agent for any Loan Asset that is not a loan participation interest (except for such Loan Assets that are actively cash managed or have a separate lockbox for payments pursuant to the terms of the related Portfolio Asset documents) to remit all Collections with respect to such Loan Asset and, if applicable, to direct the Obligors with respect to such Loan Asset to remit all Collections with respect to such Loan Asset to a Collection Account, (ii) any Counterparty Lender to direct the Obligor (or such Counterparty Lender or the Underlying Agent) for any Loan Asset that is a loan participation interest to remit all Collections with respect to any such Portfolio Asset and Underlying Loan Obligation directly to a Collection Account and (iii) pursuant to a payment direction letter (a copy of which shall be provided to the Administrative Agent as part of the next Payment Date Report), the Obligors with respect to each of the Equity Investments held by such Obligors to remit all Collections with respect to such Portfolio Assets to a Collection Account. To the extent any amounts are received by the Borrower directly and are not remitted into the Collection Account in accordance with the preceding sentence, (y) the Borrower shall, and shall cause its Affiliates to, deposit all Available Collections received by the Borrower or its Affiliates into the Collection Account within two (2) Business Days after receipt thereof by the Borrower or any of its Affiliates and (z) the Borrower shall, and shall cause its Affiliates to, hold in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, all such Available Collections until so deposited into the Collection Account.

(b) The Borrower shall further include a statement as to the amount of Available Collections, all Principal Collections, all Interest Collections and Excluded Amounts on deposit in each Collection Account on each Reporting Date immediately preceding a Proposed Payment Date Report delivered pursuant to Section 8.08(a).

(c) Prior to the delivery of a Notice of Exclusive Control by the Administrative Agent (or its designee) to the Borrower and the Account Bank, the Borrower may make withdrawals from the Operating Account so long as no Event of Default has occurred and is continuing or will result therefrom. The Administrative Agent (or its designee) shall not deliver a Notice of Exclusive Control unless an Event of Default has occurred and is continuing.

(d) Prior to the delivery of a Notice of Exclusive Control by the Administrative Agent to the Borrower and the Account Bank, the Borrower may make a withdrawal from the Unfunded Exposure Account on any date:

(i) in an amount equal to the amount required to be applied by it to discharge any Delayed Draw due on that date, so long as no Event of Default under Sections 6.01(a) or 6.01(d) has occurred and is continuing or will result therefrom; and

(ii) at any other time, if the Borrower determines that any amounts standing to the credit of the Unfunded Exposure Account are not required to be reserved for the purposes of funding future Delayed Draws, provided that the Borrower either (x) applies the amounts withdrawn in prepayment of Advances Outstanding and any related interest, costs, expenses and fees, or (y) applies the amounts withdrawn to the Transfer of any Portfolio Asset on the date of such withdrawal, provided that all actions required to be taken or performed under Section 3.04 with respect to such Transfer (if any) have been taken or satisfied in all material respects.

(e) Following the delivery of a Notice of Exclusive Control by the Administrative Agent to the Borrower and the Account Bank, and provided that no Event of Default pursuant to Sections 6.01(a) or 6.01(d) has occurred and is continuing, the Borrower may, by notice in writing to the Administrative Agent (a “Delayed Draw Funding Notice”) not later than two (2) Business Days prior to the proposed date of withdrawal (the “Withdrawal Date”), request that the Administrative Agent direct the Account Bank to pay as directed by the Borrower in the Delayed Draw Funding Notice, on the Withdrawal Date, such amount (the “Delayed Draw Funding Amount”) as is necessary to discharge any Delayed Draw required to be discharged on any date in the period commencing on the Withdrawal Date and ending on the date that is five (5) Business Days after that Withdrawal Date.

(f) Amounts to be withdrawn from the Borrower Accounts to pay any Delayed Draw Funding Amount in accordance with Section 2.07(g) shall be withdrawn (x) first from the Unfunded Exposure Account, and (y) second, if the amounts standing to the credit of such account are insufficient to pay the full Delayed Draw Funding Amount, the balance shall be withdrawn from the Collection Account.

(g) The Borrower shall not have any right to make withdrawals from the Collection Account.

(h) So long as no Event of Default has occurred and is continuing or would result therefrom:

(i)   upon the full or partial discharge of the debt obligations of an Obligor in respect of a Loan Asset, whether such prepayment is partial or in full, the Borrower may apply Collections in an amount equal to the amount paid by the applicable Obligor (directly or indirectly) to the Borrower, in prepayment of Advances and all interest, fees, costs and expenses relating thereto, in accordance with Section 2.04, and/or

(ii) where funds are to be withdrawn from the Unfunded Exposure Account pursuant to Sections 2.07(d)(ii) the Borrower may apply such amount withdrawn from the Unfunded Exposure Account in prepayment of Advances and all interest, fees, costs and expenses relating thereto, in accordance with Section 2.04, provided that, in each case:

(A) there shall be no more than six (6) such prepayments of the Advances by the Borrower in any fiscal quarter unless otherwise agreed to by the Initial Lender, and

(B) at least two (2) Business Days prior to the date of such prepayment the Borrower shall have delivered a notice of prepayment to the Administrative Agent and the Facility Servicer, which notice shall include a Borrowing Base Certificate, giving pro forma effect to such prepayment and setting forth the amounts due and payable by the Borrower pursuant to Sections 2.08(a)(i) through (iii) for the Scheduled Payment Date immediately following such prepayment date and certifying that the Borrower will have sufficient amounts in the Collection Account (including, amounts expected to be received prior to such Payment Date in the good faith determination of the Borrower) to pay such amounts in full.

(i) During the continuance of an Event of Default following the delivery of a Notice of Exclusive Control by the Administrative Agent to the Facility Servicer and the Account Bank, the Administrative Agent may withdraw from the Collection Account any deposits therein (including amounts constituting Excluded Amounts) in accordance with the terms of this Agreement and the other Transaction Documents and the Borrower shall not have any right to make withdrawals from such Collection Account

(j) If (i) the Borrower makes a deposit into the Collection Account and such Collection was received by the Borrower in the form of a check that is not honored for any reason or (ii) the Borrower makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Borrower shall notify the Administrative Agent of such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(k) Other than as otherwise expressly permitted in this Agreement, the Borrower may only invest or cause the investment of available funds on deposit in the Collection Account in Permitted Investments maturing on or before the Business Day prior to the next Scheduled Payment Date.

(l) The Borrower shall not have any Account unless such Account is listed on Schedule V and is subject to an Account Control Agreement pursuant to the terms hereof.

Section 2.08 Remittance Procedures. On each Payment Date, based on the Payment Date Report, the Borrower shall apply funds on deposit in the Collection Account in the following order and priority:

(a) Application of Collections (Interest Collections). The Administrative Agent shall (as directed pursuant to the first paragraph of this Section 2.08) transfer all Interest Collections held by the Account Bank in the Collection Account, in accordance with the Payment Date Report, to the following Persons in the following amounts, calculated as of the most recent Reporting Date, in the following order and priority:

(i) first, to the payment of, or reservation for, Borrower’s reasonable and customary operating expenses, including amounts payable to the RIA, the RIA and service providers, Borrower Taxes, registration and filing fees then due and owing by the Borrower (or in the case of expenses reserved for, payable prior to the next Scheduled Payment Date) that are attributable solely to the operations of the Borrower;

(ii) second, to the Administrative Agent for distribution to the following Persons (x) to the Administrative Agent, (y) to the Facility Servicer and (z), to the Account Bank of the Borrower (or, if directed by the Administrative Agent to pay any such ratable amount directly to the applicable Person, to such Person), in each case, in payment in full of all accrued fees, expenses and indemnities due and payable to such Persons by the Borrower under this Agreement, under any other Transaction Document or any Fee Letter, as applicable;

(iii) third, to the Administrative Agent for distribution to each Lender and each other Secured Party, as applicable (or if directed by the Administrative Agent to pay any such ratable amount directly to the Lender and other Secured Party, to such Lender or Secured Party as applicable), to pay such Lender’s and other Secured Party’s, as applicable, Pro Rata Share of accrued and Unpaid Commitment Fees, Utilization Fees, other fees and interest owing to such Lender or such other Secured Party, as applicable, and any amounts in respect of expense reimbursement or indemnities, in each case (including any such accrued and unpaid interest, fees or other amounts from a prior period), under this Agreement, under any other Transaction Document or any Fee Letter, as applicable;

(iv) fourth, if a Market Trigger Event or Event of Default has occurred and is continuing, to the Administrative Agent for distribution to each Lender (or if directed by the Administrative Agent to pay such ratable amount directly to the Lender, to such Lender), for payment in or towards repayment of such Lender’s Pro Rata Share of the Advances Outstanding until (x) repaid in full, in the case of an Event of Default or Market Event not capable of cure by repayment of Advances Outstanding or (y) such Market Trigger Event or Event of Default is deemed no longer to be continuing after giving pro forma effect to such repayment;

(v) fifth, to the Borrower or as the Borrower may direct (including, to the extent permitted hereunder, (A) to make a Restricted Junior Payment, and (B) for the reservation of Delayed Draws), any remaining amounts.

(b) Application of Collections (Principal Collections). The Administrative Agent shall (as directed pursuant to the first paragraph of this Section 2.08) transfer all Principal Collections held by the Account Bank in the Collection Account, in accordance with the Payment Date Report, to the following Persons in the following amounts, calculated as of the most recent Reporting Date, in the following order and priority:

(i) first, to the payment of, or reservation for, Borrower’s reasonable and customary operating expenses, including amounts payable to the RIA, the RIA and service providers, Borrower Taxes, registration and filing fees then due and owing by the Borrower (or in the case of expenses reserved for, payable prior to the next Scheduled Payment Date) that are attributable solely to the operations of the Borrower;

(ii) second, to the Administrative Agent for distribution to the following Persons (x) to the Administrative Agent, (y) to the Facility Servicer and (z) to the Account Bank of the Borrower (or, if directed by the Administrative Agent to pay any such ratable amount directly to the applicable Person, to such Person), in each case, in payment in full of all accrued fees, expenses and indemnities due and payable to such Persons by the Borrower under this Agreement, under any other Transaction Document or any Fee Letter, as applicable;

(iii) third, to the Administrative Agent for distribution to each Lender and each other Secured Party, as applicable (or if directed by the Administrative Agent to pay any such ratable amount directly to the Lender and other Secured Party, to such Lender or Secured Party as applicable), to pay such Lender’s and other Secured Party’s, as applicable, pro rata share of accrued and Unpaid Commitment Fees, Utilization Fees, other fees and interest owing to such Lender or such other Secured Party, as applicable, and any amounts in respect of expense reimbursement or indemnities, in each case (including any such accrued and unpaid interest, fees or other amounts from a prior period), under this Agreement, under any other Transaction Document or any Fee Letter, as applicable;

(iv) fourth, if a Market Trigger Event or Event of Default has occurred and is continuing, to the Administrative Agent for distribution to each Lender (or if directed by the Administrative Agent to pay such ratable amount directly to the Lender, to such Lender), to repay such Lender’s Pro Rata Share of the Advances Outstanding in an aggregate amount such that such Market Trigger Event or Event of Default is deemed no longer to be continuing after giving pro forma effect to such repayment;

(v) fifth, if no Market Trigger Event or Event of Default has occurred and is continuing (or if a Market Trigger Event which is continuing is deemed no longer to be continuing after giving effect to the repayments under clause (a)(iv) above) or would result therefrom, prior to the end of the Commitment Period, to the Borrower or as the Borrower may direct (y) to the extent that the Borrower elects to do so, purchase Portfolio Assets, and/or (z) if the Borrower has exercised its right to prepay all or any part of the Advances Outstanding and such prepayment is due on the applicable Payment Date, to prepay each Lender’s Pro Rata Share of the Advances Outstanding as of such date in an aggregate amount equal to the amount specified in the applicable prepayment notice, together with all other amounts due and payable on such Advances in accordance with the terms of this Agreement;

(vi) sixth, if no Market Trigger Event or Event of Default has occurred and is continuing (or if a Market Trigger Event which is continuing is deemed no longer to be continuing after giving effect to the repayments under clause (a)(iv) above) or would result therefrom, and the Borrower has not otherwise repaid each Lender’s Pro Rata Share of the Advances Outstanding pursuant to clause (a)(v) above, to repay each Lender’s Pro Rata Share of the Advances Outstanding as of such date in such amount as may be required to ensure that the LTV is not greater than the then-applicable Maximum LTV Percentage;

(vii) seventh, to the Borrower or as the Borrower may direct (including, to the extent permitted hereunder, (A) to make a Restricted Junior Payment, and (B) for the reservation of Delayed Draws), any remaining amounts.

(c) Insufficiency of Funds. If the funds on deposit in the Collection Account are insufficient to pay any amounts otherwise due and payable on a Payment Date or otherwise, the Borrower nevertheless remains responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.05(g) from the date when due until paid hereunder.

(i) [Reserved].

(d) Notwithstanding anything herein to the contrary, at any time after the Administrative Agent has declared an Event of Default pursuant to Section 6.01(a) or 6.01(d), the Administrative Agent may (and at the direction of the Majority Lenders shall) instruct the Account Bank to transfer all amounts standing to the credit of the Unfunded Exposure Account to the Collection Account to be applied in accordance with Section 2.08(c).

(e) Instructions to the Account Bank. From the date of this Agreement until the Facility Termination Date, the Borrower shall provide, or ensure that the Account Bank provides, the Administrative Agent access to an electronic transmission system established with the Account Bank for the purpose of monitoring activities in the Collection Account. If, for any reason, such electronic transmission system is unavailable, all instructions and directions given to the Account Bank by the Facility Servicer, the Borrower or the Administrative Agent (as applicable) pursuant to this Section 2.08 shall be in writing (including instructions and directions transmitted to the Account Bank by facsimile or e-mail) and the Facility Servicer and the Borrower shall transmit to the Administrative Agent by facsimile or e-mail a copy of all instructions and directions given to the Account Bank by such party pursuant to this Section 2.08 concurrently with the delivery thereof. The Administrative Agent shall transmit to the Facility Servicer and the Borrower by facsimile or e-mail a copy of all instructions and directions given to the Account Bank by the Administrative Agent pursuant to this Section 2.08 concurrently with the delivery thereof.

(f) No Presentment. Payment by the Administrative Agent to the Lenders in accordance with the terms hereof shall not require presentment of any Revolving Loan Note.

(g) Restricted Junior Payments and Inter-Period Payment Dates. The Borrower shall deliver written notice to the Administrative Agent not less than five (5) Business Days prior to any date other than a Scheduled Payment Date on which it proposes to make a Restricted Junior Payment, such notice to be accompanied by a pro forma Borrowing Base Certificate and LTV Certificate, and a Proposed Payment Date Report with respect to the proposed Inter-Period Payment Date on which such Restricted Junior Payment is to be made. The Borrower may deliver such notice to the Administrative Agent not more than twelve (12) times in any calendar year. Nothing in this Section 2.08(g) shall limit the Borrower’s ability to make a Restricted Junior Payment on a Scheduled Payment Date to the extent otherwise permitted by the terms of this Agreement.

Section 2.09 Grant of a Security Interest.

(a) To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants a security interest to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) the following, whether now owned or hereinafter acquired (collectively, the “Collateral”): (A) (i) all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of Portfolio Assets, (ii) the Portfolio Assets and all Collections with respect thereto; (iii) all Records relating to the Portfolio Assets; (iv) all Proceeds of the foregoing; (v) the Collection Account, the Operating Account and the Unfunded Exposure Account, (vi) its Pledged Equity, and (vi) all proceeds and products of the foregoing.

(b) To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Loan Parties of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, Holdings hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of Holding’s right, title and interest in and to, whether now owned or hereinafter acquired, its Pledged Equity, and all documents, instruments, proceeds, supporting obligations and products of any of the foregoing.

(c) Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral or the Pledged Equity does not release the Borrower or Holdings (as applicable) from any of its duties or obligations under the Collateral or with respect to the Pledged Equity (as applicable) and (iii) none of the Administrative Agent, any Lender or any other Secured Party shall have any obligations or liability under the Collateral or Pledged Equity by reason of this Agreement, nor shall the Administrative Agent, any Lender or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.10 Sale and Substitution.

(a) Sales. The Borrower may sell or otherwise transfer or dispose of any Portfolio Asset (a “Sale”), so long as:

(i) unless the Majority Lenders otherwise consent, the Proceeds from such Sale (expressed as a percentage of the lower of par and the purchase price) shall be an amount at least equal to 95% of the most recent Portfolio Asset Value of such Portfolio Asset subject to such Sale it being acknowledged that if less than all of a given Portfolio Asset is to be the subject of a Sale, the Borrower shall be in compliance with paragraph (i) if the Proceeds of such Sale are an amount at least equal to 95% of the Portfolio Asset Value or value, as applicable, attributable to that portion of such Portfolio Asset subject to such Sale; and

(ii) immediately before and after giving effect to such Sale: (w) the aggregate Advances Outstanding shall not exceed the Maximum Availability as of such date, (x) no Market Trigger Event shall have occurred and be continuing, (y) no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and (z) the LTV shall not have exceed the then applicable Maximum LTV Percentage; and

(iii)   the net cash proceeds from such Sale are deposited in a Collection Account; provided that, so long as LTV is equal to or less than 58%, the net cash proceeds from such Sale may be used either or both (x) to prepay Advances in accordance with Section 2.04, and/or (y) to make Restricted Junior Payments subject to Section 2.08.

(b) Substitution. Subject to the conditions set forth in this Section 2.10(b) and subject to the other restrictions contained herein, at any time during the Commitment Period, the Borrower may, replace any Portfolio Asset with one or more Eligible Portfolio Assets, or one or more Portfolio Assets that have been approved by the Initial Lenders, that will, upon such substitution, constitute Portfolio Assets (each, a “Substitute Asset” and each such replacement, a “Substitution”); provided that (y) such replacement and Substitution shall not occur after the end of the Commitment Period unless otherwise consented to by the Majority Lenders in their sole discretion, or waived by the Administrative Agent (acting at the direction of the Majority Lenders), and (z) no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution (the “Substitution Date”) (which satisfaction shall be deemed to be certified by the Borrower to the Administrative Agent):

(i)   the Borrower shall deliver to the Administrative Agent a completed Borrowing Base Certificate and a list of all Substitute Assets to be subject of a Substitution;

(ii) after giving effect to any such Substitution on the Substitution Date, (x) the aggregate Advances Outstanding shall not exceed the Maximum Availability as of such date, (y) all representations and warranties contained in Section 4.01, Section 4.02 and Section 4.05 hereof shall continue to be true and correct in all material respects except to the extent relating to an earlier date;

(iii)   immediately before and after giving effect to such Substitution: (x) no Market Trigger Event shall have occurred and be continuing; (y) no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and (z) the LTV shall not have exceed the then applicable Maximum LTV Percentage; and

(iv)   the net cash proceeds from such Substitution, if any, are deposited in the Collection Account; provided that, so long as LTV is equal to or less than 58%, the net cash proceeds from such Substitution may be used either or both (x) to prepay Advances in accordance with Section 2.04, and/or (y) to make Restricted Junior Payments subject to Section 2.08.

(c) Release of Lien. Upon confirmation from the Borrower and verification by the Administrative Agent via the electronic transmission system established with the Account Bank for the purpose of monitoring activities in the Collection Account, that (i) in the case of a Sale, the net proceeds of any Sale have been deposited into the Collection Account or such net proceeds have been applied in accordance with the proviso set forth in Section 2.10(a)(iii), and, in each case, provided that the other terms and conditions set forth in this Section 2.10 for a Sale have been satisfied on or prior to such date, or (ii) in the case of a Substitution, a Substitute Asset has been transferred to the Borrower pursuant to Section 2.10(b) or the net cash proceeds from such Substitution, if any, have been applied in accordance with the proviso set forth in Section 2.10(b)(iv), and, in each case, provided that the other terms and conditions set forth in this Section 2.10 for a Substitution have been satisfied on or prior to such date (such date, a “Release Date”), the Portfolio Assets subject of such Sale or Substitution shall be removed from the Collateral. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each Portfolio Asset the Administrative Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to have released all right, title and interest and any Lien of the Administrative Agent, for the benefit of the Secured Parties in, to and under such Portfolio Assets and all future monies due or to become due with respect thereto, without recourse, representation or warranty of any kind or nature.

(d) Application of Amounts Deposited in the Collection Account. Amounts deposited by the Borrower in the Collection Account pursuant to this Section 2.10 shall be applied as provided in Section 2.08(a) or Section 2.08(c), as applicable.

Section 2.11 Release of Portfolio Assets. The Borrower may obtain the release from the Lien of the Administrative Agent granted under the Transaction Documents of (a) any Portfolio Asset that is removed from the Collateral in accordance with the applicable provisions of Section 2.10, or (b) any Loan Asset that terminates or expires by its terms and for which all amounts in respect thereof have been paid in full by the related Obligors and deposited in the Collection Account. The Administrative Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower, execute such documents and instruments of release as may be delivered to it by the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement.

Section 2.12 Increased Costs.

(a) If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Taxes indemnified by the Borrower under Section 2.13 (including Other Taxes), and (B) Excluded Taxes) on its Advances, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) [Reserved.]

(d) Failure or delay on the part of any Lender, the Facility Servicer or the Administrative Agent to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s, the Facility Servicer’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, the Facility Servicer or the Administrative Agent pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, the Facility Servicer or the Administrative Agent notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Facility Servicer’s or the Administrative Agent’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Taxes.

(a) All payments made by the Borrower or, at the direction of the Borrower, or on behalf of the Borrower (including payments made by the Facility Servicer from the Collection Account on behalf of the Borrower (to the extent amounts are available in the Collection Account)) under this Agreement or any other Transaction Document will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If the Withholding Agent shall be required by Applicable Law to withhold or deduct any Indemnified Taxes from any amounts payable to any Recipient (as determined in the good faith discretion of an applicable Withholding Agent), then the amount payable by or on behalf of the Borrower to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding or deduction for or on account of any Indemnified Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made. Any amounts deducted or withheld pursuant to this Section 2.13(a) will be timely paid by the applicable Withholding Agent to the applicable Governmental Authority in accordance with Applicable Law. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower (or Facility Servicer on the Borrower’s behalf, solely as provided in this Section 2.13(a), and at all times subject to Section 2.13(d)) under this Agreement will not, however, apply with respect to Excluded Taxes.

(b) Without duplication of any other amount payment under Section 2.13(a) or otherwise under this Agreement, the Borrower will indemnify each Recipient for the full amount of Indemnified Taxes payable by such Person in respect of, or required to be deducted or withheld from, payments made by or on behalf of the Borrower hereunder, including Indemnified Taxes imposed or assessed on or attributable to Additional Amounts and including penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of a Recipient, shall be conclusive absent manifest error. All payments in respect of this indemnification shall be made within 15 days from the date a written invoice therefor is delivered to the Borrower, with a copy to the Facility Servicer.

(c) Each Lender will indemnify the Administrative Agent and the Facility Servicer for (i) the full amount of Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent and the Facility Servicer for such Indemnified Taxes and without limiting any obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 2.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent and the Facility Servicer in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent and the Facility Servicer, shall be conclusive absent manifest error. All payments in respect of this indemnification shall be made within 15 days from the date a written invoice therefor is delivered to the Lender.

(d) Within 15 days after the date of any payment by the Borrower or, at the direction of the Borrower, by the Facility Servicer from the Collection Account of the Borrower on behalf of the Borrower (to the extent amounts are available in the Collection Account) to the applicable Governmental Authority of any Taxes pursuant to this Sections 2.13 and 11.07(b), the Borrower or the Facility Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent to the extent received by the Facility Servicer or the Borrower, as applicable. In no case or circumstance is the Facility Servicer liable to pay any Taxes, and if it pays any such amounts, it will solely be on behalf of the Borrower, from the Collection Account held by the Borrower to the extent amounts are available therein.

(e) Each Lender (including any assignee thereof) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower, the Facility Servicer and the Administrative Agent, on or before the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Facility Servicer and the Administrative Agent), two (2) properly completed and duly executed copies of whichever (if any) of the following is applicable for claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on any payment by or on behalf of the Borrower under this Agreement: (i) U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable tax treaty), W-8IMY, W-8EXP or W-8ECI or (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit E to the effect that such Lender is eligible for a complete exemption from withholding of U.S. Taxes under Section 871(h) or 881(c) of the Code (a “Tax Compliance Certificate”) and a Form W-8BEN or W-8BEN-E, in each case (A) with any required attachments (including, with respect to any Lender that provides an U.S. Internal Revenue Service Form W-8IMY, any of the forms or other documentation described in clauses (i) and (ii) above for any of the direct or indirect owners of such Lender) and (B) any subsequent versions thereof or successors thereto. In addition, each Lender (including any assignee thereof) that is not a Non-U.S. Lender shall deliver to the Borrower, the Facility Servicer and the Administrative Agent two (2) copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding. Such forms shall be delivered by each Lender on or prior to the date it becomes a party to this Agreement. If reasonably requested by the Borrower, the Facility Servicer or the Administrative Agent, each Lender shall deliver such other documentation reasonably requested by the Borrower, the Facility Servicer or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. In addition, each Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower, the Facility Servicer and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower, the Facility Servicer or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver. For the purposes of this Section 2.13(e), “Lender” shall include any other recipients of payments on the Collateral as directed by any Lender to the Facility Servicer.

(f)   A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Withholding Agent, at the time or times prescribed by Applicable Law or reasonably requested by the applicable Withholding Agent, such properly completed and executed documentation or information prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the applicable Withholding Agent to determine the applicable rate of withholding); provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission (other than such documentation set forth in Section 2.13(e) and (g)) would not subject such Lender to any material unreimbursed cost or expense or would not materially prejudice the legal or commercial position of such Lender.

(g) If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, the Administrative Agent and the Facility Servicer at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Facility Servicer such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, Administrative Agent or Facility Servicer as may be necessary for the Borrower, Administrative Agent and Facility Servicer to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.13(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes for which it was indemnified by the Borrower, or the Facility Servicer on behalf of the Borrower, in each case, pursuant to this Section 2.13 or with respect to which the Borrower, Administrative Agent or the Facility Servicer on behalf of the Borrower, in each case, has paid Additional Amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower, Administrative Agent or the Facility Servicer on behalf of the Borrower, in each case, under this Section 2.13 with respect to the Taxes or Additional Amounts giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such Recipient, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this Section 2.13(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(h), in no event will the Recipient be required to pay any amount to the Borrower pursuant to this Section 2.13(h) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties hereto contained in this Section 2.13 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by or replacement of any Lender, the termination of Commitments, the repayment, satisfaction or discharge of all obligations under any Transaction Document or the termination of this Agreement.

Section 2.14 Market Trigger Event Cure. Notwithstanding anything to the contrary herein, if, at any time, a Market Trigger Event of the type described in paragraph (a) of the definition of Market Trigger Event occurs, the Borrower may cure such Market Trigger Event upon written notice to the Facility Servicer of its intent so to cure, and, no later than two (2) Business Days after providing notice thereof, the Borrower shall cause any or a combination of: (i) cash to be deposited into the Collection Account (the “Cure Contributions”) or (ii) repayment of Advances Outstanding, collectively, in an amount equal to the amount required to cure such Market Trigger Event.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or Additional Amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or Additional Amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.15(a), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.13) and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(i)   such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)   such assignment does not conflict with Applicable Law.

Any Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)   Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.13 shall be applied at such time or times as may be determined by the Facility Servicer as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Facility Servicer hereunder; second, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Facility Servicer; third, if so determined by the Facility Servicer and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, as such amounts are provided to the Administrative Agent, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, as such amounts are provided to the Administrative Agent, so long as no Unmatured Event of Default or Event of Default has occurred and it continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, as such amounts are provided to the Administrative Agent, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(iii) Unused Commitment Fees. No Defaulting Lender shall be entitled to receive any Unused Commitment Fee pursuant to Section 2.06(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and (if not a Defaulting Lender) the Initial Lender agree in writing that a Lender is no longer a Defaulting Lender, the Borrower will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.17 Benchmark Provisions.

(a) Inability to Determine Rates. Subject to anything to the contrary set out in Section 2.17(c), if, on or prior to the first day of any Interest Period for any Advances bearing interest at Term SOFR:

(i)   the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Majority Lenders determine that for any reason in connection with any Advance bearing interest at Term SOFR, that Term SOFR for any Interest Period with respect to an Advance bearing interest at Term SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Majority Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Advances bearing interest at Term SOFR shall be suspended (to the extent of the affected Advances bearing interest at Term SOFR or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of Advances bearing interest at Term SOFR (to the extent of the affected Advances bearing interest at Term SOFR or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Advances bearing interest at the Alternate Base Rate plus the Applicable Spread in the amount specified therein and (ii) any outstanding affected Advances bearing interest at Term SOFR will be deemed to have been converted into Advances bearing interest at the Alternate Base Rate plus the Applicable Spread at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any Breakage Fees payable pursuant to Section 2.05(k).

(b) Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), any obligation of the Lenders to make Advances bearing interest at Term SOFR shall be suspended until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Advances bearing interest at Term SOFR to Advances bearing interest at the Alternate Base Rate plus the Applicable Spread, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Advances bearing interest at Term SOFR to such day, or immediately, if any Lender may not lawfully continue to maintain such Advances bearing interest at Term SOFR to such day. No Breakage Fees will be payable upon any such prepayment or conversion.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (at the direction of the Majority Lenders) and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.17(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (at the direction of the Majority Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)   Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(c)(vi) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent (at the direction of the Majority Lenders) or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.17(c).

(iv)   Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of Advances bearing an interest rate of Term SOFR to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a borrowing of an Advance bearing interest at the Alternate Base Rate plus the Applicable Spread and (B) any outstanding affected Advances bearing interest at Term SOFR will be deemed to have been converted to an Advance bearing interest at the Alternate Base Rate plus the Applicable Spread at the end of the applicable Interest Period.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement becomes effective upon, and no Lender is obligated to make any Advance, nor is any Lender, the Facility Servicer or the Administrative Agent obligated to take, fulfill or perform any other action hereunder until, the satisfaction or waiver of the following conditions precedent:

(i) this Agreement, all other Transaction Documents and all other agreements, instruments, certificates and other documents listed on Schedule II have been duly executed by, the parties hereto and thereto and delivered to the Administrative Agent;

(ii) all up-front expenses and fees (including reasonable and documented out-of-pocket legal fees and any fees required under the Fee Letters) that are required to be paid hereunder or by the Fee Letters and are invoiced at least three (3) Business Days prior to the Closing Date have been paid in full;

(iii) the Borrower has provided the Facility Servicer and the Initial Lender with a copy of the RIA Valuation Policy as in effect on the Closing Date;

(iv) the representations contained in Sections 4.01, 4.02 and 4.05 are true and correct in all material respects (except that any representation qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) (as certified by the Borrower);

(v) the Borrower has received all material governmental, shareholder/partner/general partner and third party consents and approvals necessary or reasonably required in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all applicable waiting periods have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which could reasonably be expected to have such effect;

(vi) no action, proceeding or investigation has been instituted or, to the knowledge of a Responsible Officer of the Borrower, after due inquiry, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Initial Lenders’ sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

(vii) the Borrower shall have, at its own sole cost and expense, obtained an investment grade Debt Rating, and the Initial Lender shall have a received a copy of any rating letter issued in connection therewith; and

(viii) the Administrative Agent has received all documentation and other information requested by the Administrative Agent acting at the direction of the Majority Lenders or required by regulatory authorities with respect to the Borrower and the Facility Servicer under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement and the Administrative Agent shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the Administrative Agent unless the Borrower shall have received notice from such Lender or the Administrative Agent prior to the proposed Closing Date specifying its objection thereto.

Section 3.02 Conditions Precedent to Advances.

(a) Each Lender’s obligation to fund the Initial Advance on the Initial Advance Date is subject to the following conditions precedent having been satisfied or waived:

(i) the Collection Account has been established pursuant to an Account Control Agreement;

(ii) after giving effect to the use of proceeds for such Initial Advance, the Borrower will, with respect to the Portfolio Assets constituting Eligible Portfolio Assets (other than Closing Date Participations), have valid ownership interests in such initial pool of Eligible Portfolio Assets and all actions required to be taken or performed under Section 3.04 with respect to the Transfer of such Eligible Portfolio Assets have been, or will be simultaneously with such Transfer, taken or satisfied; and

(iii) the conditions precedent forth in Section 3.02(c) shall have been satisfied or waived.

(b) Each Lender’s obligation to fund an Advance (other than the Initial Advance and any Unfunded Exposure Advance) on any Advance Date is subject to the following conditions precedent having been satisfied or waived:

(i)   with respect to an Advance to be made to the Borrower in connection with the Transfer of Portfolio Assets (whether by origination, acquisition, transfer or assignment):

(A) upon giving effect to the use of proceeds of such Advance:

(1) the Borrower will, with respect to any Portfolio Assets, obtain or maintain, as applicable, valid ownership interests in such Portfolio Assets, and

(2) On the Advance Date of an Advance (including the Initial Advance) other than an Unfunded Exposure Advance, the following statements are true and correct and the Borrower by accepting such Advance is deemed to have certified that:

(ii) the Borrower has delivered to the Administrative Agent (A) a Notice of Borrowing and (B) a Borrowing Base Certificate and LTV Certificate, to the extent required by Section 2.02;

(iii) on and as of such Advance Date, after giving effect to such Advance and the transactions related thereto, including the use of proceeds thereof, the Advances Outstanding do not exceed the Maximum Availability on such Advance Date;

(iv) no Unmatured Event of Default or Event of Default has occurred and is continuing, or would result from such Advance or application of proceeds therefrom;

(v) the representations contained in Sections 4.01, 4.02 and 4.05 are true and correct in all material respects (except that any representation qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) before and after giving effect to such Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date);

(vi) all expenses and fees (including reasonable and documented out-of-pocket legal fees and any fees required under the Fee Letters) that are required to be paid hereunder or by the Fee Letters have been paid in full;

(vii) with respect to any Portfolio Asset to be purchased with all or any part of such Advance, all actions required to be taken or performed (including the filing of UCC financing statements) to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Portfolio Asset and the proceeds thereof have been taken or performed; and

(viii) with respect to any Transfer to be funded with all or any part of such Advance, no Event of Default exists or would result from such Transfer; and

(ix) On or prior to the Advance Date for any Advance, the Borrower has provided to the Administrative Agent and the Facility Servicer (which may be provided electronically) the Portfolio Asset Schedule detailing each of the Eligible Portfolio Assets included in the Borrowing Base Certificate delivered in connection with such Advance.

(c) On the Advance Date of an Unfunded Exposure Advance, the following statements are true and correct and the Borrower by accepting such Advance is deemed to have certified that:

(i) the Borrower has delivered to the Administrative Agent (A) a Notice of Borrowing and (B) a Borrowing Base Certificate and LTV Certificate, to the extent required by Section 2.02;

(ii) on and as of such Advance Date, after giving effect to such Advance and the transactions related thereto, including the use of proceeds thereof, the Advances Outstanding do not exceed the Maximum Availability on such Advance Date;

(iii) the representations contained in Sections 4.01, 4.02 and 4.05 are true and correct in all material respects (except that any representation qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) before and after giving effect to such Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date);

(iv) all expenses and fees (including reasonable and documented out-of-pocket legal fees and any fees required under the Fee Letters) that are required to be paid hereunder or by the Fee Letters have been paid in full;

(v) the entire amount of such Advance is to be (A) deposited by the Borrower on the date of such Advance in the Unfunded Exposure Account, or (B) applied by the Borrower on the date of such Advance in discharging a Delayed Draw; and

(vi) no Event of Default pursuant to Sections 6.01(a) or 6.01(d) has occurred and is continuing.

Section 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder constitutes a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

Section 3.04 Conditions to Transfers of Portfolio Assets. The Borrower shall not Transfer a Portfolio Asset after the Closing Date, unless (i) no Event of Default exists or would result from such Transfer and (ii) the Borrower has delivered to the Administrative Agent no later than 12:00 p.m. on the date that is one Business Day prior to (A) the related Cut-Off Date, in the case of a Transfer, or (B) the date on which it is proposed such subscription agreement should be entered into, as applicable (x) a Borrowing Base Certificate, (y) LTV Certificate and (z) a Portfolio Asset Schedule, in each case reflecting the Transfer of such Portfolio Asset or entry into such subscription agreement, as applicable.

ARTICLE IV
REPRESENTATIONS

Section 4.01 Representations of the Borrower. The Borrower hereby represents to the Secured Parties as of the Closing Date and each Advance Date, and as follows:

(a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority necessary to own the Collateral and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party. The Borrower is duly qualified to do business as a limited liability company, and has obtained all licenses, registrations and approvals under the laws of Delaware, and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified, and in good standing under the laws of Delaware, and in each other jurisdiction where the transaction of such business or its ownership of the Portfolio Assets and the other Collateral and the conduct of its business requires such qualification except as would not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower, (i) has the power, authority and legal right to: (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (B) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby, and (ii) has taken all necessary action to: (A) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (B) grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement and the other Transaction Documents to which it is party, subject only to Permitted Liens and (C) authorize the Facility Servicer to perform the actions contemplated herein. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws, and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the transfer of an ownership interest in the Portfolio Assets or grant of a security interest in the Collateral, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is party and all other agreements and instruments executed and delivered or to be executed and delivered by it in connection with the Transfer of any Portfolio Asset will not: (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Organizational Documents, (ii) result in the creation or imposition of any Lien on the Collateral other than Permitted Liens, (iii) violate any Applicable Law in any material respect, or (iv) violate, in any material respect, any material contract or other material agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of a Responsible Officer of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority: (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, or (iii) that could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(g) No Liens. The Collateral is owned by the Borrower free and clear of any Liens except for Permitted Liens.

(h) Transfer of Collateral. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral has been Sold, assigned or pledged by the Borrower to any Person, other than in accordance with Article II and the grant of a security interest therein to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i) Sole Purpose. The Borrower has been formed solely for the purpose of, and has not engaged in any business activity other than, (i) the acquisition of commercial loans and Equity Investments and the pledge and financing thereof, and (ii) transactions incidental thereto and activities of the type expressly permitted under Section 5.01(a). The Borrower is not party to any agreements other than its Organizational Documents, the material contracts referred to in the Borrower’s offering materials, this Agreement and the other Transaction Documents to which it is a party, the subscription agreements, the Required Portfolio Asset Documents and other agreements listed on the Portfolio Asset Checklist for each Portfolio Asset in respect of which the Borrower is a lender or loan participant.

(j) Separate Entity. The Borrower is operated as an entity with assets and liabilities distinct from those of Holdings (other than for tax purposes), and any Affiliates thereof, and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from Holdings, and from each such other Affiliate of Holdings (other than for tax purposes).

(k) No Injunctions. To the knowledge of a Responsible Officer of the Borrower, after due inquiry, no injunction, writ, restraining order or other order of any nature materially adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(l) Taxes. All tax returns (including all foreign, federal, State, local and other tax returns whether filed on a standalone or group basis) required to be filed by, on behalf of or with respect to the income and assets of the Borrower (including the Collateral) have been timely filed and the Borrower is not liable for Taxes payable by any other Person, in each case, except as could not reasonably be expected to have a Material Adverse Effect. The Borrower has paid or made adequate provisions for the payment of all Taxes levied or imposed against it, its income or any of its property (including the Collateral) except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books or as could not reasonably be expected to have a Material Adverse Effect.

(m) Location. Except as permitted pursuant to Section 5.02(p), the Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. Except as permitted pursuant to Section 5.02(p), the principal place of business and chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral) is located at the address set forth under its name in Schedule III.

(n) Tradenames. Except as permitted pursuant to Section 5.02(p), the Borrower’s legal name is as set forth in this Agreement. Except as permitted pursuant to Section 5.02(p), the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names. The Borrower’s only jurisdiction of formation is Delaware, and, except as permitted pursuant to Section 5.02(p), the Borrower has not changed its jurisdiction of formation.

(o) No Subsidiaries. The Borrower does not directly own or hold Equity Interests in any other Person other than any Portfolio Asset comprising Equity Interests.

(p) Reports Accurate. All Notices of Borrowing, Borrowing Base Certificates, LTV Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent or the Facility Servicer in connection with this Agreement and the other Transaction Documents are accurate, true and correct in all material respects as of the date of this Agreement, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading as of the date hereof; provided that, solely with respect to written or electronic information (other than information presented in a Notice of Borrowing, Borrowing Base Certificate or LTV Certificate) furnished by the Borrower which was provided to the Borrower directly or indirectly from an Obligor or any of its Affiliates or representatives with respect to a Portfolio Asset, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower.

(q) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of proceeds from the sale of any item in the Collateral) will violate or result in a violation of Section 7 of the Exchange Act or Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(r) Event of Default or Unmatured Event of Default. No event has occurred which constitutes an Event of Default or an Unmatured Event of Default, in each case, which has not been previously disclosed to the Administrative Agent in writing.

(s) ERISA. It has no ERISA Affiliates. None of the Borrower or Holdings maintains, sponsors or contributes to (or have an obligation to contribute to), or in the past six years maintained, sponsored or contributed to (or had an obligation to contribute to) any Employee Plan or Multiemployer Plan. None of the Borrower, Holdings or any ERISA Affiliate has established or has any liability (contingent or otherwise) with respect to any Employee Plan or Multiemployer Plan. Each of the Borrower and Holdings satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets and neither Borrower nor Holdings holds “plan assets” subject to laws or regulations similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).

(t) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970.

(u) Instructions for Collections. The Collection Account is the only account to which the Obligors or any agent, administrative agent, Counterparty Lender or Underlying Agent, as applicable have been instructed to send Collections or amounts with respect to the Portfolio Assets. The Borrower has not granted any Person other than the Administrative Agent, for the benefit of the Secured Parties, an interest in the Borrower Accounts.

(v) Portfolio Asset Assignments. The Portfolio Asset Assignments are the only agreements pursuant to which the Borrower has acquired Portfolio Assets. The Borrower accounts for each Transfer of a Portfolio Asset under a Portfolio Asset Assignment as a full Transfer of such Portfolio Asset in the books and Records of the Borrower.

(w) Investment Company Act. Assuming the Lenders are Qualified Purchasers, the Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.

(x) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower has complied with all Applicable Law to which it may be subject, and no item of the Collateral contravenes any Applicable Law (including all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(y) Collections. All Collections received by the Borrower or its Affiliates with respect to the Collateral are held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, until deposited into the Collection Account as provided herein.

(z) Set-Off etc. No Portfolio Asset has, as of the applicable Cut-Off Date, been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, or the Obligor thereof, and no item in the Collateral, as of the applicable Cut-Off Date, is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, permitted pursuant to Section 11.01.

(aa) Environmental. As of the applicable Cut-Off Date for the Portfolio Asset related to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower at such date, except as expressly provided in the Portfolio Asset Schedule for such Portfolio Asset prior to the Cut-Off Date relating to such Loan Asset to which that Portfolio Asset Schedule relates: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a Federal or State investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Portfolio Asset related to such Underlying Collateral, the Borrower has not received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral.

(bb) Anti-Terrorism Laws and Sanctions / International Trade Law Compliance / Anti-Money Laundering Laws. As of the date of this Agreement and each Payment Date and at all times until this Agreement has been terminated and all amounts hereunder have been indefeasibly paid in full in cash, that: (i) neither the Borrower nor, to the knowledge of any Responsible Officer of the Borrower, any other Borrower Covered Entity: (A) is a Sanctioned Person; (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions; (C) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions; or (D) engages in any dealings or transactions prohibited by any Anti-Terrorism Laws and Sanctions or Anti-Corruption Laws; (ii) the proceeds of this Agreement will not be used, directly or knowingly indirectly, by the Borrower, or to the Borrower’s knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Applicable Law; (iii) the funds used to pay the Facility Servicer, to the extent received from the Borrower, are not directly or, knowingly, indirectly derived from any unlawful activity; and (iv) to the Borrower’s knowledge, each Borrower Covered Entity is in compliance with, and no Borrower Covered Entity directly or knowingly indirectly engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws. The Borrower covenants and agrees that it shall promptly notify the Facility Servicer in writing upon a Responsible Officer of the Borrower obtaining knowledge of the occurrence of a Reportable Compliance Event with respect to the Borrower or, any other Borrower Covered Entity, except to the extent such notice is prohibited by Applicable Law.

(cc) Security Interest.

(i) The Pledged Equity issued by the Borrower has been duly and validly authorized and issued by the Borrower to Holdings and such ownership is recorded in the register of limited partnership interests of the Borrower.

(ii) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower except to the extent that the enforceability thereof may be limited by applicable Bankruptcy Law and general principles of equity.

(iii) [Reserved].

(iv) The Collateral comprises “instruments”, “financial assets”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), and the proceeds of the foregoing, or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(cc).

(v) No Borrower Account is in the name of any Person other than the Borrower, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties.

(vi) Each Borrower Account constitutes a “securities account” or “deposit account”, as applicable as defined in the applicable UCC.

(vii) The Borrower, the Account Bank, the Facility Servicer and the Administrative Agent, on behalf of the Secured Parties, have entered into an Account Control Agreement with respect to each Borrower Account currently established.

(viii) The Borrower has authorized the filing of all appropriate financing statements and register entries in the proper filing office in the appropriate jurisdictions under Applicable Law and/or the books and records of the Borrower in order to perfect the security interest in the Collateral and that portion of the Portfolio Assets in which a security interest granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement may be perfected by filing; provided that filings in respect of real property shall not be required.

(ix) As of the Closing Date and at any other time, as expressly permitted by the terms of the Transaction Documents, this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) that has been terminated or fully and validly assigned to the Administrative Agent, (B) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.10 or (C) with respect to any Permitted Lien. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower, other than Permitted Liens.

(x) None of the underlying promissory notes or related loan registers, Participation Agreements or related participant registers, or Equity Investment Agreements, as applicable, that constitute or evidence the Portfolio Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties.

(xi) With respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security.

(xii) With respect to any Collateral that constitutes an “uncertificated security”, the Borrower either (x) has caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security or (y) has caused the issuer of such uncertificated security or its administrator to agree to comply with instructions of the Administrative Agent without further consent of the Borrower.

Section 4.02 Representations of the Borrower Relating to the Agreement and the Collateral. The Borrower hereby represents to the Secured Parties as of the Closing Date, as of each applicable Cut-Off Date, each Advance Date, and on and as of each other date as required pursuant to this Agreement, as follows:

(a) Eligibility of Collateral. (i) The Portfolio Asset Schedule, each Borrowing Base Certificate, each LTV Certificate, each Fund Report, each NAV Reporting Package and the information contained in each Notice of Borrowing is an accurate and complete listing of all the Portfolio Assets as of the date specified in such schedule, certificate or report and the information contained therein is true and correct in all material respects as of such date, (ii) each such Portfolio Asset designated on the Portfolio Asset Schedule or any Borrowing Base Certificate as an Eligible Portfolio Asset and each such Portfolio Asset included as an Eligible Portfolio Asset in any calculation of the Borrowing Base is an Eligible Portfolio Asset of the kind (i.e., Senior Loan or Second Lien Loan) specified therein, (iii) the Borrower has complied in all material respects with the requirements of this Agreement, including Article IX, with respect to each Portfolio Asset, and (iv) with respect to each item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the grant of a security interest in each item of Collateral to the Administrative Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. Any inaccurate representation that a Portfolio Asset is an Eligible Portfolio Asset hereunder shall not constitute an Event of Default if the aggregate Advances Outstanding do not exceed the Maximum Availability assuming such Portfolio Asset was not included as an Eligible Portfolio Asset in the calculation of the Borrowing Base.

(b) No Fraud. To the knowledge of any Responsible Officer of the Borrower as of the date of Transfer of a Portfolio Asset, such Portfolio Asset was originated without any fraud or material misrepresentation on the part of the Obligor or Transferor, if any, of such Portfolio Asset.

Section 4.03 Representations of the Facility Servicer. The Facility Servicer hereby represents, solely with respect to itself, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date and as of each Reporting Date (except as otherwise specified), as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing as a mutual life insurance company in good standing under the laws of Massachusetts in the case of the Facility Servicer. It has full power, authority and legal right to execute, deliver and perform its obligations as the Facility Servicer under this Agreement and the other Transaction Documents to which it is a party.

(b) Due Authorization. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions provided for herein and therein have been duly authorized by all necessary organizational action on its part.

(c) No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of the transactions contemplated hereby or thereby and the fulfillment of the terms hereof or thereof will not conflict with, result in any breach of its Organizational Documents or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Facility Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement and the other Transaction Documents, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate, in any material respect, any Applicable Law if compliance therewith is necessary (i) to ensure the enforceability of any Portfolio Asset or (ii) for the Facility Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

(e) All Consents Required; No Proceedings or Injunction. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Facility Servicer, required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Facility Servicer of the transactions contemplated hereby and thereby and the fulfillment by the Facility Servicer of the terms hereof and thereof have been obtained to the extent reasonably necessary (i) to ensure the enforceability of any Portfolio Asset or (ii) for Facility Servicer to perform its obligations under this Agreement in accordance with the terms hereof. There is no litigation, proceeding or investigation pending or, to the knowledge of the Facility Servicer, threatened against the Facility Servicer, before any Governmental Authority (A) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party or (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party. No injunction, writ, restraining order or other order of any nature materially and adversely affects the Facility Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Facility Servicer is a party.

(f) Validity, Etc. The Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of the Facility Servicer, enforceable against the Facility Servicer in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity.

(g) Reports Accurate. All Servicing Reports and other written or electronic information, exhibits, financial statements, documents, books, records or reports, in all cases, prepared and furnished by the Facility Servicer to the Administrative Agent in connection with this Agreement are, as of their date, accurate, true and correct in all material respects, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading; provided, that, for the purposes of the production by the Facility Servicer of any reports, documents or information required under this Agreement, the Facility Servicer may conclusively rely (absent bad faith or manifest error, and without investigation, inquiry, independent verification or any duty or obligation to recompute, verify, or recalculate any of the amounts and other information contained in) on any reports, documents or information provided to it by any Obligor or any other third party without any liability to the Facility Servicer for such reliance.

(h) Servicing Standard. The Facility Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Portfolio Assets.

(i) Collections. All Collections received by the Borrower or its Affiliates with respect to the Collateral are held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, until deposited into the Collection Account as provided herein.

(j) Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

Section 4.04 Representations of each Lender.

(a) Due Organization, Qualification and Authority; Enforceability. Each Lender hereby individually represents, as to itself, that it (i) is duly organized, validly existing and in good standing under the laws of its formation, and is duly qualified to transact business, in good standing and licensed in each jurisdiction to the extent necessary to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement, (ii) has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith and (iii) has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. This Agreement constitutes the valid, legal, binding obligation of each Lender, except as the enforceability hereof may be limited by Bankruptcy Laws and by general principles of equity.

(b) Anti-Terrorism Laws and Sanctions / International Trade Law Compliance. Each Lender hereby individually represents, as to itself, that (i) as of the date of this Agreement (or the date of the Assignment and Assumption Agreement, as applicable), each Payment Date, and at all times until this Agreement has been terminated and all amounts hereunder have been paid in full, that (A) neither Lender nor, to the knowledge, after due inquiry and reasonable investigation, of a Responsible Officer of the Lender, any other Lender Covered Entity (1) is a Sanctioned Person, (2) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions, (3) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions or (4) engages in any dealings or transactions prohibited by any Anti-Terrorism Laws and Sanctions or Anti-Corruption Laws and (B) to the knowledge, after due inquiry and reasonable investigation, of such Lender, each Lender Covered Entity is in compliance with, and no Lender Covered Entity directly or indirectly engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws and Sanctions or Anti-Corruption Laws and (ii) (A) the proceeds of this Agreement will not be used, directly or knowingly indirectly, by Lender, or to Lender’s knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions and (B) the funds used to pay the Administrative Agent, to the extent received from such Lender, are not directly or, knowingly, indirectly derived from any unlawful activity. Each Lender covenants and agrees that it shall promptly notify the Facility Servicer in writing upon the occurrence of a Reportable Compliance Event with respect to the Lender or, to the knowledge, after due inquiry and reasonable investigation, of a Responsible Officer of the Lender, any other Lender Covered Entity, except to the extent such notice is prohibited by Applicable Law.

(c) [Reserved].

Section 4.05 Representations of Holdings. Holdings hereby represents to the Secured Parties solely in respect of itself as of the Closing Date and each Advance Date (except as otherwise specified) as follows:

(a) Organization, Good Standing and Due Qualification. Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the Delaware, with all requisite power and authority necessary to grant a security interest in its Pledged Equity and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party. Holdings is duly qualified to do business as a limited liability company, and has obtained all licenses, registrations and approvals under the laws of Delaware, and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified, and in good standing under the laws of Delaware, and in each other jurisdiction where the transaction of such business or its ownership of the Portfolio Assets and the Collateral and the conduct of its business requires such qualification except as would not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. Holdings (i) has the power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby, and (ii) has taken all necessary action to (A) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and (B) grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in its Pledged Equity on the terms and conditions of this Agreement and the other Transaction Documents to which it is a party, subject only to Permitted Liens. This Agreement and each other Transaction Document to which Holdings is a party have been duly executed and delivered by the Borrower.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to Holdings is a party constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws, and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by Holdings of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or grant of a security interest in its Pledged Equity, other than such as have been waived, met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Organizational Documents (ii) result in the creation or imposition of any Lien on its Pledged Equity other than Permitted Liens, (iii) violate any Applicable Law in any material respect or (iv) violate any material contract or other material agreement to which Holdings is a party or by which the or any property or assets of Holdings may be bound.

(f)   No Proceedings; No Injunctions. There is no litigation, proceeding or investigation pending or, to the knowledge of a Responsible Officer of Holdings, threatened against Holdings or any properties of Holdings before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (iii) that could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. No injunction, writ, restraining order or other order of any nature adversely affects, in any material respect, Holdings’ performance of its obligations under this Agreement or any Transaction Document to which Holdings is a party.

(g) No Liens. Holdings’ Pledged Equity is owned by Holdings free and clear of any Liens except for Permitted Liens.

(h) Investment Company Act. Holdings is not required to register as an “investment company” under the provisions of the 1940 Act.

(i) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings has complied with all Applicable Law to which it may be subject.

(j) Security Interest.

(i) The Pledged Equity issued by the Borrower has been duly and validly authorized and issued by the Borrower.

(ii) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in its Pledged Equity in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from Holdings. Holdings is the sole legal and beneficial owner of its Pledged Equity.

(iii) Holdings has authorized the filing of all appropriate financing statements and register entities in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in its Pledged Equity.

(iv) Other than as expressly permitted by the terms of the Transaction Documents, this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, Holdings has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of its Pledged Equity. Holdings has not authorized the filing of and is not aware of any financing statements against Holdings that include a description of collateral covering its Pledged Equity. Holdings is not aware of the filing of any judgment or Tax lien filings against Holdings, other than Permitted Liens.

(v) Holdings consents to the transfer of any of its Pledged Equity to the Administrative Agent or its designee, following, and during the occurrence of, an Event of Default and to the substitution of the Administrative Agent or its designee as a member in the Borrower with all the rights and powers related thereto, subject to the terms of this Agreement.

(vi) Its Pledged Equity shall not be represented by a certificate unless (A) the Organizational Documents of the Borrower expressly provides that such interest shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction and (B) such certificate shall be delivered as provided in clause (vii) below.

(vii) If any portion of its Pledged Equity constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by Holdings of such certificated security.

(viii) If any portion of its Pledged Equity constitutes an “uncertificated security”, the Borrower hereby agrees to comply with instructions of the Administrative Agent with respect to such Pledged Equity without further consent of Holdings.

(ix) Except as permitted pursuant to Section 5.08(e), Holdings’ location (within the meaning of Article 9 of the UCC) is Delaware. Except as permitted pursuant to Section 5.08(e), the principal place of business and chief executive office of Holdings (and the location of Holdings’ records regarding its Pledged Equity) is located at the address set forth under its name in Schedule III.

(k) No Plan Assets; Prohibited Transactions. Holdings satisfied an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets and Holdings does not hold “plan assets” subject to Similar Law. The execution, delivery and performance of this Agreement and the other Transaction Documents, including exercise of rights with respect to the Collateral and performance of its duties by the Facility Servicer and the borrowing and repayment of amounts under this Agreement do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A)-(D) of the Code or a violation of Similar Law.

(l) ERISA. Holdings has no ERISA Affiliates. None of the Borrower, Holdings or any ERISA Affiliate maintains, sponsors or contributes to (or have an obligation to contribute to), or in the past six years maintained, sponsored or contributed to (or have an obligation to contribute to) any Employee Plan or Multiemployer Plan. None of the Borrower, Holdings or any ERISA Affiliate has established or has any liability (contingent or otherwise) with respect to any Employee Plan or Multiemployer Plan.

(m) Anti-Terrorism Laws and Sanctions / International Trade Law Compliance / Anti-Money Laundering Laws. As of the date of this Agreement, each Payment Date and at all times until this Agreement has been terminated and all amounts hereunder have been paid in full, that: (i) neither Holdings nor, to the knowledge, after due inquiry and reasonable investigation, of a Responsible Officer of Holdings, any other Holdings Covered Entity: (A) is a Sanctioned Person, (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions, (C) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions or (D) engages in any dealings or transactions prohibited by any Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws; (ii) the proceeds of this Agreement will not be used, directly or knowingly indirectly, by the Borrower, or to any of the Borrower’s knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law; (iii) the funds used to pay the Facility Servicer, to the extent received from Holdings, are not directly or knowingly indirectly derived from any unlawful activity; and (iv) to Holdings’ knowledge, each Holdings Covered Entity is in compliance with, and no Holdings Covered Entity directly or knowingly indirectly engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws. Holdings covenants and agrees that it shall promptly notify the Facility Servicer in writing upon a Responsible Officer of Holdings obtaining knowledge of the occurrence of a Reportable Compliance Event with respect to Holdings or, to the knowledge, after due inquiry and reasonable investigation, of a Responsible Officer of Holdings, any other Holdings Covered Entity, except to the extent such notice is prohibited by Applicable Law.

ARTICLE V
GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. From the Closing Date until the Facility Termination Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its Organizational Documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to those set forth in its Organizational Documents, including: (i) the acquisition and origination of and investments in Portfolio Assets; (ii) the Sale of Portfolio Assets in which it has an interest as and when permitted under the Transaction Documents; (iii) entering into and performing its obligations under the Transaction Documents; (iv) consenting or withholding consent to proposed amendments, waivers and other modifications of the Loan Agreements and Equity Investment Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Portfolio Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) [Reserved].

(c) Preservation of Company Existence. Subject to Section 5.02(g) and Section 5.02(p), the Borrower will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its formation and will promptly obtain and thereafter maintain qualifications to do business as a limited partnership in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(d) Deposit of Misdirected Collections. The Borrower shall promptly (but in no event later than two (2) Business Days after receipt and identification thereof) deposit or cause to be deposited into the Collection Account any and all Collections received by the Borrower.

(e) Material Modifications, Valuation Suspensions and Underlying Obligor Defaults.

(i) Concurrently with the delivery of the NAV Reporting Package required to be delivered pursuant to Section 5.01(x)(iii) (a “Relevant NAV Reporting Package”), the Borrower shall give notice to the Administrative Agent and the Facility Servicer of any Material Modification or any Valuation Suspension with respect to any Portfolio Asset which it has become aware of in the period since the then most recent NAV Reporting Package was delivered to the Administrative Agent. With respect to each Portfolio Asset subject to a Material Modification not approved by the Majority Lenders or Valuation Suspension, the Portfolio Asset Value shall, subject to paragraph (iii) below, be automatically reduced to a value equal to 50% of the outstanding par value of such Portfolio Asset (the “Portfolio Asset Reduction Value”) until the date that is ninety-one (91) days after such Material Modification or Valuation Suspension, as applicable, is reported to the Administrative Agent in accordance with this Section 5.01(e); provided that thereafter, the value shall remain 50%, until such Portfolio Asset is assigned an Approved Firm Valuation (each such Approved Firm Valuation, a “New Valuation”). The Borrower shall calculate the Borrowing Base after giving effect to the Portfolio Asset Reduction Value and, subsequently, the New Valuation and shall deliver a Borrowing Base Certificate to the Administrative Agent and the Facility Servicer within three (3) Business Days of (A) the date on which the Portfolio Asset Reduction Value takes effect, and (B) receipt by it of a New Valuation with respect to a Portfolio Asset subject to a Material Modification or Valuation Suspension, as applicable. The Borrower acknowledges that such reduction may cause a Market Trigger Event.

(ii) Prior to any New Valuation being assigned to a Portfolio Asset pursuant to clause (i) of this Section 5.01(e), the Majority Lenders may, in their sole discretion, either (x) adjust the outstanding par value of such Portfolio Asset Value to a value greater than the Portfolio Asset Reduction Value, or (y) determine to waive any such adjustment to the Portfolio Asset Value until such Portfolio Asset is assigned a New Valuation.

(iii) If the occurrence of a Material Modification or Valuation Suspension is notified to the Administrative Agent and the Facility Servicer pursuant to paragraph (i) above with respect to any one or more Portfolio Assets, the Portfolio Asset Reduction Value shall thereafter (x) be applied only to that portion of the aggregate Portfolio Asset Value of those Portfolio Assets which exceeds an amount equal to 1% of the Total Portfolio Value as stated in the Relevant NAV Reporting Package (prior to application of the Portfolio Asset Reduction Value) and (y) shall be reflected in each subsequent NAV Reporting Package required to be delivered pursuant to Section 5.01(x)(iii) until, with respect to any Portfolio Asset to which a Portfolio Asset Reduction has been applied, such time as a New Valuation shall be assigned to such Portfolio Asset.

(iv) Concurrently with the delivery of a Relevant NAV Reporting Package, the Borrower shall give written notice to the Administrative Agent, the Lenders and the Facility Servicer of any occurrence of (A) any Underlying Obligor Default, and (B) any Partnership Default Trigger Event which it has become aware of in the period since the then most recent NAV Reporting Package was delivered to the Administrative Agent.

(v) With respect to any such Underlying Obligor Default, or Partnership Default:

(A) if a Partnership Default Trigger Event under clause (b) or (c) of the definition thereof has occurred and is continuing, the Portfolio Asset Value of each Affected Portfolio Asset shall be reduced to the Portfolio Asset Reduction Value;

(B) if any Partnership Default Trigger Event under clause (b) or (c) of the definition thereof shall continue for more than 30 days, the Portfolio Asset Value of each Affected Portfolio Asset shall be reduced to zero;

(C) if a Partnership Default Trigger Event under clause (a) of the definition thereof has occurred and is continuing, then the Portfolio Asset Value of each Affected Portfolio Asset shall automatically be reduced to zero;

(D) if an Underlying Obligor Default under clauses (a) or (b) of the definition thereof has occurred and is continuing, the Portfolio Asset Value of the related Loan Asset shall be reduced to the Portfolio Asset Reduction Value with effect from the date on which such Underlying Obligor Default is reported to the Administrative Agent in accordance with this clause (iv); and

(E) (i) if an Underlying Obligor Default or Partnership Default Trigger Event has occurred and is continuing for more than 30 days, or (ii) an Underlying Obligor Default under clause (c) of the definition thereof has occurred and is continuing, the Portfolio Asset Value of the related Loan Asset shall automatically be reduced to zero with effect from the date such Underlying Obligor Default is reported to the Administrative Agent in accordance with this clause (iv).

(vi) The Majority Lenders may, in their sole discretion, either (x) adjust the outstanding Portfolio Asset Value of any Affected Portfolio Asset to a value greater than the Portfolio Asset Reduction Value, or (y) waive any such adjustment to the Portfolio Asset Value pursuant to clause (v) of this Section 5.01(e).

(vii) The Borrower shall give written notice to the Administrative Agent, the Lenders and the Facility Servicer of the occurrence of any Valuation Suspension, promptly, and in any event no later than two (2) Business Days, after obtaining knowledge or notice thereof. If a Valuation Suspension has occurred and is continuing, the Portfolio Asset Value of each Affected Portfolio Asset shall be reduced to the Portfolio Asset Reduction Value, and if such Valuation Suspension has occurred and is continuing for more than 30 days, then, the Portfolio Asset Value of each Affected Portfolio Asset shall automatically be reduced to zero.

(f) Platform; Portfolio Asset File; Required Portfolio Asset Documents. The Borrower shall at all times maintain a Platform and grant the Facility Servicer access thereto. The Borrower shall deliver by posting such file on the Platform to the Facility Servicer the Portfolio Asset File not later than five (5) Business Days after the Cut-Off Date pertaining to such Portfolio Asset (or such later date as the Facility Servicer may agree).

(g) Notice of Event of Default. The Borrower shall provide written notice to the Administrative Agent of the occurrence of each Unmatured Event of Default or Event of Default of which the Borrower has knowledge or has received notice, promptly (and in any event not later than two (2) Business Days) after becoming aware or being notified of such occurrence and no later than three (3) Business Days after the date on which the Borrower gives such written notice, the Borrower will provide to the Administrative Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(h) Notice of Material Events. The Borrower shall promptly notify the Administrative Agent of (i) any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or is threatened to be asserted by an Obligor with respect to any Portfolio Asset (or portion thereof) of which it has knowledge or has received notice or (ii) any event or other circumstance known to the Borrower that could reasonably be expected to result in a Material Adverse Effect.

(i) Notice of Litigation. The Borrower shall promptly notify the Administrative Agent of the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000.

(j) Notice of Accounting Changes. Promptly and in any event within three (3) Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent notice of any material change in the accounting policies of the Borrower.

(k) Additional Information; Additional Documents. The Borrower shall provide the Administrative Agent with any financial or other information reasonably requested by the Administrative Agent (including, on behalf of any Lender or any of their representatives or agents) evidencing the truthfulness of the representations set forth in this Agreement promptly after receipt of such request. Notwithstanding anything to the contrary in this provision, the Borrower and its Affiliates will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by contract, law, rule, regulation or order or (iii) that in the Borrower’s or Affiliate’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided, that, the Borrower shall make available redacted versions of requested documents if to do so will not compromise such privilege or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent in a manner that will protect such privilege.

(l) Protection of Security Interest. The Borrower will take all action reasonably necessary to perfect, protect and more fully evidence the Borrower’s ownership of the Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including (i) with respect to that portion of the Collateral in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Borrower) effective financing statements against any Transferor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (ii) making appropriate entries in its register of security interest, (iii) executing or causing to be executed such other instruments or notices as may be necessary or reasonably appropriate, (iv) at the expense of the Borrower, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Administrative Agent (for the benefit of the Secured Parties) in the Borrower’s interests in the Collateral, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an “all asset” filing), and naming the Borrower as debtor and the Administrative Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (v) take all additional action that the Facility Servicer or the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective first priority (subject to Permitted Liens) perfected security interests of the parties to this Agreement in the Collateral, or to enable the Facility Servicer or the Administrative Agent to exercise or enforce any of their respective rights hereunder.

(m) Liens. The Borrower will promptly notify the Administrative Agent of the existence of any material Lien on the Collateral known to the Borrower (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties to the extent commercially reasonable to do so (as determined by the Borrower in its reasonable discretion), other than with respect to Permitted Liens.

(n) No Changes in Fees. The Borrower will not make any changes to the Fees or amend, restate, supplement or otherwise modify the Fee Letters in any material respect without the prior written approval of the Initial Lender and the Majority Lenders.

(o) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower shall at all times comply with all Applicable Law (including Environmental Laws, and all federal securities laws).

(p) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP. The Borrower shall account for the Transfer to it from the Transferor of any Portfolio Asset under each Portfolio Asset Assignment as a Transfer of such Portfolio Asset in its books and Records.

(q) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(r) Payment of Taxes. The Borrower shall pay and discharge all income and other material Taxes on it or its assets and on the Collateral except for Permitted Liens and Taxes as are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(s) Tax Treatment. The Borrower shall, and the Lenders intend to, treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and shall file any and all tax forms in a manner consistent therewith, except as required by applicable law.

(t) Notification Forms. After the occurrence and during the continuance of an Event of Default, the Borrower shall furnish the Facility Servicer and Administrative Agent with an appropriate power of attorney to send (at the direction of the Majority Lenders to the Administrative Agent) notification forms to the Obligors or any agent, administrative agent, Counterparty Lender or Underlying Agent of the Administrative Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(u) Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(v) Access to Records. From time to time and, at any time when no Event of Default has occurred and is continuing, upon not less than five (5) Business Days advance notice, the Borrower shall permit the Administrative Agent or any Person designated by the Administrative Agent and at the sole cost and expense of the Borrower, to, during normal hours, visit and inspect not more than once per calendar year if no Event of Default has occurred and is continuing and, otherwise, at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Transaction Documents, and to make copies thereof or abstracts therefrom, and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent may reasonably request; provided that (i) the Administrative Agent shall use all reasonable efforts to coordinate their inspections and (ii) so long as an Event of Default is not continuing, the Borrower shall be responsible for the cost and expense of no more than one site visit in any calendar year.

(w) Anti-Money Laundering and International Trade Laws. The Borrower shall have in effect policies and procedures designed to promote compliance by such Borrower and its directors, managers, officers, employees, and agents with applicable Anti-Money Laundering Laws, Anti-Terrorism Laws and Sanctions, and Anti-Corruption Laws.

(x) Financial Reporting. The Borrower will deliver to the Administrative Agent, the Facility Servicer and each Lender, as soon as available, and in any event:

(i) within 120 days after the end of each fiscal year of Holdings, commencing with the fiscal year ended December 31, 2023, the financial statements of Holdings as of the end of such fiscal year audited by a firm of nationally recognized independent public accountants prepared in accordance with GAAP consistently applied, together with a detailed unaudited breakdown of the Borrower’s financial position as of the end of such fiscal year;

(ii) within 45 days after the end of each fiscal quarter of the RIA, commencing with the fiscal quarter ending December 31, 2023 (x) a copy of the RIA Valuation Policy, identifying any RIA Valuation Policy Amendments since the RIA Valuation Policy was last provided to the Administrative Agent, the Facility Servicer and the Lenders, and (y) a copy of the Fund Report for the most recent fiscal quarter; provided that if the Facility Servicer determines (acting reasonably) that the Portfolio Asset Value with respect to any Portfolio Asset and the Total Portfolio Value as reported in the Fund Report is not accurate, the Facility Servicer may provide the Borrower with prompt written notice thereof and request that the Borrower obtain an Approved Firm Valuation within 15 Business Days after receipt of such notice by the Borrower.

(iii) within the period ending on the later of (x) 22 Business Days and (y) 30 calendar days, after the end of each calendar month, commencing with the calendar month ended April 30, 2023, the NAV Reporting Package; provided that if the Facility Servicer determines that the Portfolio Asset Value with respect to any Portfolio Asset and the Total Portfolio Value as determined by the RIA is not accurate, the Facility Servicer shall provide the Borrower with prompt written notice thereof and request that the Borrower obtain an Approved Firm Valuation within fifteen (15) Business Days after receipt of such notice by the Borrower.

(y) Changes to RIA Valuation Policy. The Borrower shall notify the Administrative Agent and the Facility Servicer in writing not less than five (5) Business Days prior to effecting any material change, amendment or modification to the RIA Valuation Policy or any Key Covenant that affects any Advance made hereunder (each, such change, amendment or modification, a “Proposed Amendment”) and provide a copy of any such Proposed Amendment to the Administrative Agent and the Facility Servicer. The Majority Lenders shall promptly (and in any event, not later than three (3) Business Days after receiving a Proposed Amendment) either consent to such Proposed Amendment or incorporate changes thereto after consultation with the Borrower (such Proposed Amendment as consented to or changed by the Majority Lenders, and as acknowledged by the Majority Lenders in writing, a “RIA Valuation Policy Amendment”). An RIA Valuation Policy Amendment acknowledged by the Majority Lenders in writing shall thereafter be effective as an amendment to the RIA Valuation Policy as in effect prior to the date of such RIA Valuation Policy Amendment; provided that any RIA Valuation Policy Amendment that is not approved by the Majority Lenders may still become effective, but for purposes of this Agreement the RIA Valuation Policy shall remain in effect without giving effect to such amendment.

(z) Rating Event. The Borrower shall obtain and maintain an investment grade Debt Rating at all times, from and including the Closing Date, through and including the Maturity Date, and annually (and for the avoidance of doubt, a new investment grade Debt Rating shall be obtained not less frequently than once every 365 days (366 days in a leap year)), provide a copy of any rating letter issued in connection therewith to the Initial Lender. The Borrower shall promptly (within 3 Business Days of becoming aware of such change) notify the Initial Lender and the Administrative Agent of any change in such investment grade Debt Rating. The Borrower shall provide written notice to the Initial Lender upon the occurrence of the Rating Event and following the occurrence of a Rating Event Cure. No later than three (3) Business Days prior to the date of a Rating Event Cure, the Borrower shall provide written notice thereof to the Initial Lender, unless a Rating Event Cure occurs as a result of a change in the Borrower’s Debt Rating, in which case the Borrower shall promptly provide written notice thereof to the Initial Lender.

(aa) Borrower Covenants with respect to the Collateral. The Borrower shall, pursuant to the terms and conditions of this Agreement, administer and exercise rights and remedies in respect of the Collateral and take such actions as are required of it hereunder, under the other Transaction Documents and under Applicable Law. Without limiting the foregoing, the Borrower shall:

(i) maintain all necessary information and records with respect to the Collateral together with such other information with respect to the Collateral as may be required or requested hereunder, including by keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(ii) identify each Portfolio Asset clearly and unambiguously in its records to reflect that such Portfolio Asset has been Transferred and is owned by the Borrower and provide such records to the Administrative Agent and each Lender (with a copy to the Facility Servicer);

(iii) maintain and implement administrative and operating procedures (including an ability to recreate servicing records received from the RIA, the Underlying Agents, or pursuant to this Agreement, as applicable, in the event of the destruction of the originals thereof);

(iv) promptly deliver to the Administrative Agent or the Facility Servicer, from time to time, such information and records (to the extent such information and records are received by the Borrower or could otherwise, using commercially reasonable endeavors, be procured from the RIA, the Underlying Agents, the RIA or any other Person or pursuant to this Agreement), as the Administrative Agent or the Facility Servicer may from time to time reasonably request;

(v) monitor and record in the records for the Collateral, any interest rate adjustments in connection with the Loan Agreements to the extent notice thereof is provided to the Borrower; and

(vi) direct the sale of Collateral in accordance with Section 2.10.

(bb) Borrower Covenants with respect to realization on the Borrower Portfolio Assets.

(i) The Borrower will use its commercially reasonable efforts to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Portfolio Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and may, exercising its reasonably good faith judgment to maximize value, hold for value, sell or transfer any equity or other securities which it shall have received in connection with a default, workout, restructuring or plan of reorganization with respect to such Portfolio Asset. The Borrower will comply with Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures to enforce all obligations of Obligors by foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence.

(ii) Without limiting the generality of the foregoing, unless an Event of Default has occurred and is continuing and the Administrative Agent (acting at the direction of the Majority Lenders) has specifically given instruction to the contrary, the Borrower may cause the sale of any such Underlying Collateral to its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent setting forth the Portfolio Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. The Borrower shall remit to the Collection Account, the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Portfolio Asset.

(iii) Consistent with the applicable Loan Agreement or Participation Agreement, the Borrower will monitor efforts of each Counterparty Lender or Underlying Agent with respect to any Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and any analysis by such Counterparty Lender or Underlying Agent proposing a course of action to maximize value with respect to any related Underlying Collateral, including whether to hold for value, sell or transfer any equity or other securities it has received in connection with a default, workout, restructuring or plan of reorganization with respect to the related Underlying Loan Obligations.

(iv) After the occurrence and during the continuance of an Event of Default, with respect to each Loan Asset, the Borrower will comply with the applicable Loan Agreement or Participation Agreement and Applicable Law in directing a Counterparty Lender or Underlying Agent to realize upon Underlying Collateral, and employ practices and procedures, including commercially reasonable efforts to enforce all obligations of such Counterparty Lender under such Participation Agreement, to direct the related Underlying Agent to enforce the obligations of Obligors by foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale.

(v) After the declaration of the Maturity Date, at the direction of the Administrative Agent (acting at the direction of the Majority Lenders), the Borrower shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Portfolio Assets; provided that the Administrative Agent may (at the direction of the Majority Lenders), at any time that an Event of Default has occurred and is continuing, notify the Obligor, Counterparty Lender or Underlying Agent, as applicable, with respect to any Portfolio Asset of the assignment of such Portfolio Asset to the Administrative Agent for the benefit of the Secured Parties and direct that payments of all amounts due or to become due thereunder be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent (acting at the direction of the Majority Lenders) may enforce collection of any such Portfolio Asset, and adjust, settle or compromise the amount or payment thereof.

(cc) Consent Agreement. The Borrower shall obtain Consent Agreements on each Equity Investment included as an Eligible Portfolio Asset. The Borrower shall promptly upon the written request of the Administrative Agent (acting at the direction of the Lenders), take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the Administrative Agent in doing all things necessary under Applicable Law, in each case as so requested by the Administrative Agent, to enable the Administrative Agent to exercise or enforce any of its respective rights hereunder or under the Consent Agreements (other than to register, or cause the registration of, any of the Portfolio Assets or Pledged Equity under federal or state securities laws), including to (i) obtain from any governmental entity any actions, non-actions, clearances, waivers, filings, permits, licenses or orders (collectively, “Governmental Filings”) required to be obtained by the Borrower, the Portfolio Funds, the Portfolio Sponsors or any of their respective Affiliates in connection with such exercise or enforcement, (ii) make all Governmental Filings necessary or advisable, and thereafter promptly make any other required submissions and responses, in connection therewith, (iii) provide the Administrative Agent and the Facility Servicer with prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any governmental entity regarding any such Governmental Filings (unless prohibited by law), (iv) keep the Administrative Agent informed in all material respects of any material communication received by the Borrower, any Portfolio Fund or any Portfolio Sponsor, or given by the Borrower, any Portfolio Fund or any Portfolio Sponsor to, any governmental entity in connection therewith (unless prohibited by law); and (v) not participate independently in any meetings with any governmental entity in respect of any such Governmental Filings or any governmental investigations or other inquiries relating thereto without giving the Administrative Agent prior written notice of the meeting and, unless prohibited by such governmental entity, the opportunity to attend or participate.

(dd) Post-Closing Account Access. Notwithstanding Section 2.08(e), to the extent not provided as of the Closing Date, the Borrower shall, on or before the later of (i) ten (10) Business Days from the Closing Date and (ii) such later date as agreed to in writing by the Administrative Agent, provide or ensure that the Account Bank provides the Administrative Agent and its designee with online access to each Account on the Account Bank’s online platform to extent required in the applicable Account Control Agreement for each such Account.

Section 5.02 Negative Covenants of the Borrower. From the Closing Date until the Facility Termination Date:

(a) [Reserved].

(b) Protection of Title. Except as otherwise permitted under this Agreement, the Borrower shall not take any action which would directly or indirectly materially impair or adversely affect the Borrower’s title to the Collateral.

(c) Transfer Limitations. Except as permitted pursuant to Section 2.10, the Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral to any Person other than the Administrative Agent for the benefit of the Secured Parties or in connection with Permitted Liens, or engage in financing transactions or similar transactions with respect to the Collateral with any Person other than pursuant to this Agreement.

(d) Indebtedness; Liens. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than the Obligations. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral subject to the Lien granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(e) Organizational Documents. The Borrower shall not modify or terminate, or permit the modification or termination of, any of the Borrower’s Organizational Documents, or in any manner that would materially and adversely affect the interests of the Lenders without the prior written consent of the Majority Lenders.

(f) Sole Purpose. The Borrower shall not engage in any business activity other than the acquisition of commercial loans, the pledge and financing thereof and transactions incidental thereto and activities of the type expressly permitted under Section 5.01(a).

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation or Sale (other than pursuant to Section 2.10), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) in any manner that would materially and adversely affect the interests of the Lenders without the prior written consent of the Majority Lenders.

(h) Use of Proceeds. The Borrower shall not use the proceeds of the Advances other than to (i) finance the Borrower’s origination and/or purchase of Eligible Portfolio Assets, (ii) fund Delayed Draws, (iii) pay fees and expenses of the Borrower (other than interest payments due hereunder), (iv) make Restricted Junior Payments subject to the terms of this Agreement, and (v) to make payments into the Unfunded Exposure Account in accordance with the terms of this Agreement. The Borrower shall not, directly or indirectly, use the proceeds of the Advances in any other manner that would result in a violation of any Anti-Terrorism Laws and Sanctions or Anti-Corruption Laws by any Person or that reasonably could result in any Person becoming a Sanctioned Person.

(i) Limited Assets. The Borrower shall not hold or own any assets other than Portfolio Assets, the Borrower Accounts and any rights incidental thereto, or as otherwise contemplated by Section 5.01(a).

(j) Tax Treatment. Neither the Borrower nor any other Person on the Borrower’s behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being treated as a corporation for U.S. federal income tax purposes and the Borrower shall take all steps necessary to avoid being treated as a corporation for U.S. federal income tax purposes.

(k) Portfolio Asset Assignments. The Borrower will not amend, modify, waive or terminate any provision of any Portfolio Asset Assignment in any manner that would materially and adversely affect the interests of the Lenders without the prior written consent of the Majority Lenders.

(l) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment (i) at any time that an Event of Default has occurred or would result therefrom, and (ii) other than on a Payment Date.

(m) Plan Assets. Each of the Borrower and Holdings shall take any action (or omit to take any action) as necessary (A) to prevent the assets of such party being deemed Plan Assets or “plan assets” subject to Similar Law and (B) to ensure that no transaction or service contemplated under this agreement or the other Transaction Documents, including exercise of rights with respect to the Collateral and performance of its duties by the Facility Servicer, will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Law. Each of the Borrower and Holdings shall promptly provide notice to the Administrative Agent in writing if it has reason to believe its assets constitute or are likely to constitute Plan Assets or “plan assets” subject to Similar Law (a “Plan Asset Event”).

(n) ERISA. None of the Borrower, Holdings or any ERISA Affiliate shall establish, maintain, contribute to, become obligated to make contributions to or incur any liability with respect to any Employee Plan or Multiemployer Plan.

(o) Instructions Regarding Payments. The Borrower will not make any change in its instructions to (i) in the case of any Loan Asset, the Obligors or any agent, administrative agent, Counterparty Lender or Underlying Agent, as applicable, and/or (ii) in the case of any Equity Investment, the relevant Person who has issued Equity Interests of any Equity Investment regarding payments to be made to the Collection Account, unless the Majority Lenders have consented in writing to such change.

(p) Change of Jurisdiction, Location, Names or Location of Portfolio Asset Files. The Borrower shall not change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, change in location or name change or use, the Borrower provides at least 10 days prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together any other documents and instruments as the Administrative Agent may reasonably request in connection therewith.

Section 5.03 Affirmative Covenants of the Facility Servicer. From the Closing Date until the Facility Termination Date:

(a) Compliance with Applicable Law. The Facility Servicer will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Facility Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

Section 5.04 Negative Covenants of the Facility Servicer. From the Closing Date until the Facility Termination Date:

(a) Required Portfolio Asset Documents. The Facility Servicer will not dispose of any documents constituting the Required Portfolio Asset Documents in any manner that is inconsistent with the performance of its obligations as the Facility Servicer pursuant to this Agreement and will not dispose of any Collateral except, in each case, as contemplated by this Agreement or as is consistent with the Servicing Standard.

(b) [Reserved]

Section 5.05 Affirmative Covenants of Holdings. From the Closing Date until the Facility Termination Date:

(a) Preservation of Company Existence. Holdings will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited partnership in any other State in which it does business and in which it is required to so qualify under Applicable Law unless the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(b) Protection of Security Interest. Holdings shall take all action that the Facility Servicer or the Administrative Agent may reasonably request to perfect, protect and more fully evidence the first priority (subject to Permitted Liens) perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in its Pledged Equity, or to enable the Administrative Agent to exercise or enforce any of its rights hereunder.

(c) Liens. Holdings will promptly notify the Administrative Agent of the existence of any Lien on its Pledged Equity known to a Responsible Officer of Holdings (other than Permitted Liens) and Holdings shall defend the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, in and to its Pledged Equity against all claims of third parties to the extent commercially reasonable to do so (as determined by Holdings in its reasonable discretion), other than with respect to Permitted Liens.

(d) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings shall at all times comply with all Applicable Law (including Environmental Laws, and all federal securities laws).

Section 5.06 Negative Covenants of Holdings. From the Closing Date until the Facility Termination Date:

(a) Protection of Title. Except as otherwise permitted under this Agreement, Holdings shall not take any action, which would directly or indirectly materially impair or adversely affect Holdings’ title to its Pledged Equity.

(b) Transfer Limitations. Holdings shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in its Pledged Equity to any Person other than the Administrative Agent for the benefit of the Secured Parties, other than Permitted Liens, or engage in financing transactions or similar transactions with respect to its Pledged Equity with any Person other than the Administrative Agent.

(c) Liens. Holdings shall not create, incur or permit to exist any Lien in or on any of its Pledged Equity, other than Permitted Liens.

(d) Organizational Documents. Holdings shall not modify or terminate any of its Organizational Documents in any manner that would materially and adversely affect the Administrative Agent’s security interest in its Pledged Equity.

(e) Change of Jurisdiction, Location or Names. Holdings shall not change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name, unless, prior to the effective date of any such change in the jurisdiction of its formation, change in location or name change or use, Holdings provides at least 10 days prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent (acting at the direction of the Majority Lenders) may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together any other documents and instruments as the Administrative Agent (acting at the direction of the Majority Lenders) may reasonably request in connection therewith.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) the Borrower fails to make any payment of (i) any Obligation (other than the payment of any amount upon the Maturity Date) when due and such failure is not cured within five (5) days or (ii) any Obligation on the Maturity Date;

(b) the Borrower defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of $5,000,000 and any such failure continues unremedied for 15 days, or another event of default is declared under any such agreement, in each case, and such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement;

(c) any failure on the part of the Borrower or Holdings duly to observe or perform any of its covenants or agreements set forth in this Agreement or the other Transaction Documents to which it is a party (other than covenants or agreements with respect to which another clause of this Section 6.01 expressly relates or Section 5.01(z), which shall not, on its own, constitute an Event of Default under this clause (c)) and the same continues unremedied for a period of 15 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; provided that if, during any calendar year, the Borrower fails on two (2) occasions, to observe or perform any of its covenants or agreements set forth in Section 5.01(x), any subsequent failure to observe or perform such covenants or agreements during such calendar year shall constitute an immediate Event of Default;

(d) the occurrence of a Bankruptcy Event or a Plan Asset Event relating to the Borrower or Holdings;

(e) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against the Borrower or Holdings for the payment of money in excess of $5,000,000 in the aggregate (unless such judgment is covered by third party insurance as to which the insurer has been notified of such judgment, decree or order and has not denied or failed to acknowledge coverage) where the Borrower or Holdings, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal, decree or order and caused the execution of the same to be stayed during the pendency of the appeal;

(f) any failure on the part of the Borrower to duly to observe or perform any covenants or agreements of the Borrower set forth in Section 5.01(c) (solely with respect to existence) or Section 5.02 or any failure on the part of Holdings duly to observe any of the covenants or agreements of Holdings set forth in Section 5.08;

(g) (i) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or Holdings; provided that, there shall be no Event of Default under this clause (g)(i) to the extent such Event of Default arises solely from the action (or inaction) of the Account Bank, the Facility Servicer, the Administrative Agent or a Lender, (ii) the Borrower, Holdings, the Equityholder or any of their Affiliates shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder, or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; provided that there shall be no Event of Default under this clause (g)(iii) to the extent such Event of Default arises from the action (or inaction) of the Account Bank, the Facility Servicer, the Administrative Agent or a Lender;

(h) any Change of Control shall occur; or

(i) any representation, warranty or certification made by the Borrower or Holdings in any Transaction Document or in any agreement, instrument, certificate or other document delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made, then the Administrative Agent at the direction of the Majority Lenders, may, by written notice to the Borrower, declare the Maturity Date to have occurred; provided, that, in the case of any event described in Section 6.01(d), the Maturity Date is deemed to have occurred automatically upon the occurrence of such event.

Upon the occurrence and during the continuation of any Event of Default, (i) the Lenders may decline to make any Advance hereunder or terminate their respective commitments to make Advances hereunder, (ii) the Administrative Agent at the direction of the Majority Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable; provided that, in the case of any event described in Section 6.01(d), the Advances and other Obligations become immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) without the need of any notice to the Borrower upon the occurrence of such event, and (iii) all amounts on deposit in the Borrower Accounts shall be distributed by the Account Bank, acting at the direction of the Administrative Agent as described in Section 2.08(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.08(c)).

In addition, upon the occurrence and during the continuation of any Event of Default, the Lenders and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement, the other Transaction Documents or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

Section 6.02 Pledged Equity.

(a) Except as otherwise set forth in Section 6.02(b) or 6.02(c):

(i) Holdings shall be entitled to exercise any and all voting or other consensual rights and powers inuring to an owner of its Pledged Equity or any part thereof and Holdings agrees that it shall exercise such rights for purposes not in contravention of the terms of this Agreement and the other Transaction Documents; and

(ii) Holdings shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of its Pledged Equity (without any obligation to contribute such amounts to the Collection Account), to the extent and only to the extent that such dividends and other distributions are not prohibited by the terms and conditions of this Agreement and Applicable Law; provided that any non-cash dividends or other distributions that would constitute its Pledged Equity, shall be and become part of its Pledged Equity, and, if received by Holdings, shall not be commingled by Holdings with any of its other property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and Holdings shall promptly take all steps reasonably necessary to ensure the validity, perfection and priority (subject to Permitted Liens), including promptly delivering the same to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall cooperate with Holdings with respect to making exchanges of Pledged Equity in connection with any exchange or redemption of such Pledged Equity not prohibited by this Agreement, which such cooperation shall include delivery of any such Pledged Equity in exchange for replacement Pledged Equity. Without limitation of the foregoing, the Borrower agrees to reimburse the Administrative Agent for any costs or expenses incurred due to the provisions of this Section 6.02(a)(ii).

(b) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of written notice to Holdings) or upon the occurrence of any event described in Section 6.01(d) (without notice), all rights of Holdings to dividends or other distributions that Holdings is authorized to receive pursuant to Section 6.02(a)(ii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions.

(c) All dividends or other distributions received by Holdings contrary to the provisions of Section 6.02(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of Holdings and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(d) Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of Section 6.02(b) shall be retained by the Administrative Agent in the Collection Account and shall be applied in accordance with the terms of this Agreement.

(e) After all Events of Default have been waived or are no longer continuing, the Administrative Agent shall promptly repay to Holdings (without interest) all dividends or other distributions that Holdings would otherwise be permitted to retain pursuant to the terms of Section 6.02(a)(ii) and that remain in such account.

(f) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of written notice to Holdings and the Borrower) or upon the occurrence of any event described in Section 6.01(d) (without notice), then (i) all rights of Holdings and the Borrower to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 6.02(a)(i) and Section 6.02(a)(iii), respectively, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided, that, unless otherwise directed by the Majority Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit Holdings to exercise such rights and (ii) in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, Holdings and the Borrower, as applicable, shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request.

(g) After all Events of Default referred to in paragraph (f) above have been waived or are no longer continuing, Holdings or the Borrower, as applicable, shall have the exclusive right to exercise the voting or consensual rights and powers that Holdings and the Borrower are entitled to exercise pursuant to the terms of Section 6.02(a)(i) and Section 6.02(a)(ii), respectively.

(h) Any notice given by the Administrative Agent to the Borrower under this Section 6.02 shall be given in writing.

Section 6.03 Additional Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, and without limiting the remedies provided in this Article VI, the Administrative Agent shall, at the direction of the Majority Lenders:

(i) sell or otherwise dispose of any of the Collateral or the Pledged Equity at public or private sales and take possession of the proceeds of any such sale or disposition,

(ii) instruct the obligor or obligors on any account, agreement, instrument or other obligation constituting Collateral or Pledged Equity to make any payment required by the terms of such account, agreement, instrument or other obligation to or at the direction of the Administrative Agent,

(iii) give Notice of Exclusive Control or any other instruction under the Account Control Agreement and take any permitted action therein with respect to Collateral subject thereto,

(iv) in accordance with Section 6.02, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, including exchange, subscription or any other rights, privileges or options pertaining to any Pledged Equity, and otherwise act with respect to the Pledged Equity as though the Administrative Agent was the absolute owner thereof, and

(v) in accordance with Section 6.02, collect and receive all cash dividends, interest, principal and other distributions made on any Pledged Equity.

(b) Any Collateral or Pledged Equity to be sold or otherwise disposed of pursuant to this Article VI may be sold or disposed of in one or more parcels at public or private sale or sales, which sales may be adjourned or continued from time to time with or without notice upon such terms and conditions, including price, as the Administrative Agent may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Any sale or disposition of Collateral or Pledged Equity may be made without the Administrative Agent giving warranties of any kind with respect to such sale or disposition and the Administrative Agent may specifically disclaim any warranties of title or the like. The Administrative Agent may comply with any applicable State or federal law requirements in connection with a sale or disposition of the Collateral or Pledged Equity and compliance will not be considered to adversely affect the commercial reasonableness of any such sale or disposition. If any notice of a proposed sale or disposition of the Collateral or Pledged Equity is required by law, such notice is deemed commercially reasonable and proper if given at least ten (10) days before such sale or disposition. The Administrative Agent has the right upon any public sale of Collateral or Pledged Equity and, to the extent permitted by law, upon any such private sale of Collateral or Pledged Equity, to purchase the whole or any part of the Collateral or Pledged Equity so sold or disposed of free of any right of equity redemption, which equity redemption the Borrower hereby waives. Upon any sale or disposition of Collateral or Pledged Equity, the Administrative Agent has the right to deliver and transfer to the purchaser or transferee thereof the Collateral or Pledged Equity so sold or disposed of.

(c) This Agreement (including this Article VI) shall be subject to the special servicing activities provisions in Section 8.05.

(d) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and at the direction of the Majority Lenders shall) direct the Borrower to (and the Borrower shall promptly comply) instruct any Counterparty Lender to elevate the loan participation interest in respect of any Portfolio Asset that is a loan participation or transfer the underlying loan to the Administrative Agent or a designee of the Administrative Agent.

ARTICLE VII
THE ADMINISTRATIVE AGENT

Section 7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Massachusetts Mutual Life Insurance Company to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, neither the Borrower nor Holdings shall have rights as a third-party beneficiary of any of such provisions (except Section 7.06(a)). It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law, whether before or after an Event of Default. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is also a Lender) as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as Lender, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Holdings or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and Section 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default unless and until notice describing such Event of Default or Unmatured Event of Default is given to the Administrative Agent in writing by the Borrower, Holdings or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Anything herein to the contrary notwithstanding, whenever reference is made in this Agreement or the other Transaction Documents to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Majority Lenders. This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(e) The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document in its reasonable discretion unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate.

(f)   No provision of this Agreement or any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Administrative Agent to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers unless, in each case, the Administrative Agent has reasonable assurances that it will be reimbursed for such expenditures or incurrences.

(g) The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Transaction Document by reason of any occurrence of any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice or opinion of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, sub-agents or attorneys appointed by the Administrative Agent. The Administrative Agent and any such agents, sub-agent or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such party and to the Related Parties of the Administrative Agent and any such party. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, sub-agents or attorney appointed by it with due care.

Section 7.06 Resignation of Administrative Agent.

(a) The Administrative Agent may, at any time, give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Initial Lender shall have the right to appoint a successor (with the consent of the Borrower (unless an Event of Default has occurred and is continuing), such consent not to be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Initial Lender and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Initial Lender) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, petition a court of competent jurisdiction for the appointment of a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall be appointed as a successor to the Administrative Agent.

(b) The Majority Lenders may, to the extent permitted by Applicable Law, by giving 30 days prior notice in writing to the Borrower and the Administrative Agent, remove the Administrative Agent and appoint a successor (with the consent of the Borrower (unless an Event of Default has occurred and is continuing), such consent not to be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date, as applicable (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) except for any fees, expenses and indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Initial Lender appoints a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.13(i)) and other than any rights to fees, expenses and indemnity payments owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article VII and Sections 10.01 and 11.07 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and the Administrative Agent shall be entitled to any fees accrued and payable up to the Resignation Effective Date or Removal Effective Date to the extent not previously paid.

Section 7.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Article X or Section 11.07 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders to make payments pursuant to Section 7.08 are several and not joint. The failure of any Lender to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under Section 7.08.

Section 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to the Borrower or Holdings, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 11.07) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.07.

Section 7.10 Collateral Matters.

(a) Each Lender authorizes the Administrative Agent to release any Lien on any collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement or any other Transaction Document including the Collateral and Pledged Equity (i) as provided in Section 2.11 or (ii) if approved, authorized or ratified in writing in accordance with Section 11.01. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 7.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Facility Servicer such documents as the Facility Servicer may reasonably request to evidence the release of such item of Collateral and Pledged Equity from the assignment and security interest granted under this Agreement or the other Transaction Documents in accordance with the terms of the Transaction Documents and this Section 7.10.

(b) The Administrative Agent shall not be responsible for, or have a duty to ascertain or inquire into, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or the Facility Servicer in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) It is understood and agreed that the Administrative Agent (i) shall have no responsibility with respect to the determination of whether any Pledged Equity is certificated or uncertificated, and (ii)  shall only be responsible for holding Pledged Equity to the extent actually received.

Section 7.11 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (ii) that was not preceded or accompanied by notice of payment, or (iii) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and Holdings hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 7.11), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or Holdings except to the extent that the funds used to make such Erroneous Payment were received from the Borrower or Holdings in repayment of the Obligations.

(d) In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 7.11 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 7.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement or any other Transaction Document.

ARTICLE VIII
ADMINISTRATION AND SERVICING OF COLLATERAL

Section 8.01 Appointment and Designation of the Facility Servicer.

(a) Initial Facility Servicer. The Borrower and the Lenders hereby appoint Massachusetts Mutual Life Insurance Company, pursuant to the terms and conditions of this Agreement, as Facility Servicer, with the authority to take the actions required of it hereunder and under the other Transaction Documents. Massachusetts Mutual Life Insurance Company hereby accepts such appointment and agrees to perform the duties and responsibilities of the Facility Servicer pursuant to the terms hereof until such time as it resigns or is removed as Facility Servicer pursuant to the terms hereof. The Facility Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Facility Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, the Facility Servicer and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to the Facility Servicer (a “Servicer Termination Notice”), may (and shall, upon the direction of the Majority Lenders) terminate all of the rights, obligations, power and authority of the Facility Servicer under this Agreement. On and after the receipt by the Facility Servicer of a Servicer Termination Notice pursuant to this Section 8.01(b), the Facility Servicer shall continue to perform all servicing functions under this Agreement until the date that is 30 days after the date of such notice or until a date mutually agreed upon by the Facility Servicer and the Administrative Agent or the Majority Lenders. The Facility Servicer shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, any fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter accrued until such termination date (collectively, the “Servicer Termination Expenses”). To the extent amounts held in the Collection Account of the Borrower and paid in accordance with Section 2.08 are insufficient to pay the Servicer Termination Expenses, the Borrower (and to the extent the Borrower fails to so pay, the Lenders based on their Pro Rata Share) agrees to pay the Servicer Termination Expenses within 10 Business Days of receipt of an invoice therefor. After the earlier of (i) the termination date specified in the Servicer Termination Notice and (ii) 30 days thereafter as provided above, the Facility Servicer agrees that it will terminate its activities as Facility Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a Replacement Servicer, and the Replacement Servicer shall assume each and all of the Facility Servicer’s obligations under this Agreement and the other Transaction Documents, on the terms and subject to the conditions herein set forth, and the Facility Servicer shall use its commercially reasonable efforts to assist the Replacement Servicer in assuming such obligations.

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice or receipt of any notice of resignation under Section 8.09, the Administrative Agent (acting at the direction of the Majority Lenders) may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not being required if an Event of Default has occurred and is continuing), appoint a new Facility Servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, the Borrower (such consent not to be unreasonably withheld or delayed). Any Replacement Servicer shall be an established financial institution or registered investment advisory firm, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, any Replacement Servicer shall be the successor in all respects to the Facility Servicer it is replacing with respect to servicing functions under this Agreement of the Facility Servicer and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Facility Servicer by the terms and provisions hereof, and all references in this Agreement to the Facility Servicer shall be deemed to refer to the Replacement Servicer; provided that any Replacement Servicer shall have (i) no liability with respect to any action performed by the prior Facility Servicer prior to the date that the Replacement Servicer becomes the successor to the Facility Servicer or any claim of a third party based on any alleged action or inaction of the prior Facility Servicer, (ii) no obligation with respect to any Taxes on behalf of the Borrower, except for any payment made out of the Collection Account as provided in Section 2.13, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby and (iv) no liability or obligation with respect to any Facility Servicer indemnification obligations of any prior Facility Servicer. The indemnification obligations of the Replacement Servicer upon becoming a Facility Servicer are expressly limited to those arising on account of its gross negligence or willful misconduct or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement. In addition, the Replacement Servicer shall have no liability relating to the representations of the prior Facility Servicer contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Facility Servicer under this Agreement shall automatically cease and terminate on the Facility Termination Date and shall pass to and be vested in the Borrower thereafter and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Facility Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights.

(f) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as a Replacement Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates and the Facility Servicer (other than claims relating to such party’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 8.02 Duties of the Facility Servicer.

(a) The Facility Servicer may execute any of its duties and exercise its rights and powers under this Agreement or any other Transaction Document by or through sub-agents or attorneys in fact appointed by the Facility Servicer and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Facility Servicer shall not be responsible for the negligence or misconduct of any sub-agent or attorney in fact that it selects with reasonable care.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent and the Secured Parties of their rights hereunder shall not release the Borrower from any of its duties or responsibilities with respect to the Collateral. The Secured Parties and the Administrative Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower hereunder.

(c) Any payment by an Obligor or a Counterparty Lender in respect of any Indebtedness or Underlying Loan Obligation owed by it to the Borrower shall, except as otherwise specified by such Obligor or the applicable Participation Agreement or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent (acting at the direction of the Initial Lender), be applied as a collection of a payment by such Obligor or Counterparty Lender to the extent of any amounts then due and payable thereunder (starting with the oldest such outstanding payment due) before being applied to any other receivable or other obligation of such Obligor or Counterparty Lender.

(d) The Facility Servicer is not required to take any action under this Agreement or any other Transaction Document that, in its opinion or the opinion of its counsel, that is contrary to any Applicable Law. The Facility Servicer shall not be liable for any action taken or not taken by it under this Agreement or any other Transaction Document with the consent or at the request of the Majority Lenders (or all Lenders, as applicable and as set forth in Sections 6.03 and 11.01). In the event the Facility Servicer requests the consent of a Lender pursuant to the foregoing provisions and the Facility Servicer does not receive a response (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have provided its consent to the relevant action. For all purposes of this Agreement and the other Transaction Documents, the Borrower and the Lenders, as the case may be, shall direct the Administrative Agent, the Facility Servicer and the Account Bank, as applicable, as to what lender consent is required thereunder for a particular amendment, waiver or consent.

Section 8.03 Authorization of the Facility Servicer.

(a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Facility Servicer (including any successor thereto) after the occurrence of an Event of Default to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Facility Servicer and not inconsistent with the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, to, collect all amounts due under the Collateral, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Portfolio Asset, and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Administrative Agent on behalf of the Secured Parties shall furnish the Facility Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Facility Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Facility Servicer to the fullest extent in order to facilitate the collectability of the Collateral. In no event shall the Facility Servicer be entitled to make the Secured Parties, the Administrative Agent, the Borrower or any Lender a party to any litigation without such party’s express prior written consent. In the performance of its obligations hereunder, the Facility Servicer shall not be obligated to take, or to refrain from taking, any action which the Borrower or any Lender requests that the Facility Servicer take or refrain from taking to the extent that the Facility Servicer determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of Applicable Laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Portfolio Asset, the Borrower or any Obligor, (ii) may cause a violation of any provision of this Agreement, a Fee Letter or a Required Portfolio Asset Document or any other Transaction Document or (iii) may be a violation of the Servicing Standard.

Section 8.04 Collection of Payments; Accounts.

(a) Collection Account. Each of the parties hereto hereby agrees that (i) the Collection Account is intended to be a “securities account” within the meaning of the UCC, and (ii) only the Administrative Agent and the Borrower shall be entitled to exercise the rights with respect to the Collection Account and have the right to direct the disposition of funds in the Collection in accordance with Section 2.08. Each of the parties hereto hereby agrees to cause the Account Bank to agree with the parties hereto that regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Collection Account, New York shall be deemed to be the Securities Intermediary’s jurisdiction or the Account Bank’s jurisdiction, as applicable (within the meaning of Section 8-110 or 9-305 of the UCC, respectively).

(b) Loan and Participation Agreements. Notwithstanding any term hereof to the contrary, the Administrative Agent shall not be under any duty or obligation in connection with the acquisition by the Borrower of, or the grant of a security interest by the Borrower to the Administrative Agent in, any Portfolio Asset, to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, Participation Agreements, Equity Investment Agreements or otherwise to examine the Loan Agreements, Participation Agreements or Equity Investment Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents).

Section 8.05 Realization Upon Portfolio Assets.

(a) Notwithstanding anything to the contrary herein, the Administrative Agent and the Facility Servicer shall not take any action with respect to the Collateral, nor shall either of them be required to take any actions, relating to any special servicing activities (it being understood and agreed that the Facility Servicer or the Administrative Agent shall determine whether any obligations or actions of the Facility Servicer or the Administrative Agent expressly set forth in this Agreement or the other Transaction Documents shall constitute special servicing activities), except to the extent (i) agreed to between the Borrower, the Lenders, the Facility Servicer and the Administrative Agent, pursuant to a separate fee letter agreement, and (ii) the parties to such fee agreement agree to address any conflicts presented by such performance of special servicing activities reasonably requested by the Facility Servicer and the Administrative Agent including that, if the Facility Servicer agrees to perform such special servicing activities on behalf of the Borrower, the Administrative Agent shall not be required to take any direction or instruction from the Lenders.

Section 8.06 Facility Servicer Compensation. As compensation for its Facility Servicer activities hereunder, the Facility Servicer shall be entitled to Fees from the Borrower, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.08, provided that if such amounts are insufficient then Sections 8.10 and 11.07 shall be applicable. The Facility Servicer’s entitlement to receive Fees shall cease on the earlier to occur of (i) its removal as Facility Servicer as provided in Section 8.01(b), (ii) its resignation as Facility Servicer as provided in Section 8.09 and (iii) the termination of this Agreement; provided that the Facility Servicer shall be entitled to any fees accrued and payable up to such date to the extent not previously paid.

Section 8.07 Payment of Certain Expenses by Facility Servicer. The Borrower will be required to pay all reasonable and documented fees and expenses owing to the Account Bank in connection with the maintenance of such Collection Account of the Borrower. The Facility Servicer shall be reimbursed for any reasonable and documented out-of-pocket expenses incurred hereunder (including reasonable and documented out-of-pocket expenses paid by the Facility Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.08; provided that, to the extent funds are not available for such reimbursement, the Facility Servicer shall be entitled to repayment of such expenses from the Borrower and if the Borrower fails to so reimburse the Facility Servicer, the Facility Servicer shall be entitled to be reimbursed by the Lenders (and each Lender hereby agrees to so reimburse the Facility Servicer as provided herein) within 10 Business Days of receipt of an invoice therefor.

Section 8.08 Reports to the Administrative Agent Account Statements; Servicing Information.

(a) Servicing Report.

(i) On each Reporting Date, the Borrower will provide to the Administrative Agent, the Facility Servicer and the Account Bank a monthly statement including (A) a summary prepared with respect to each Obligor and with respect to each Portfolio Asset for such Obligor prepared as of the most recent Reporting Date and substantially in the form of Exhibit F (such monthly statement, together with the amounts set forth in clauses (C) through (D) below, collectively, a “Servicing Report”), (B) each amendment, restatement, supplement, waiver or other modification to a Portfolio Asset or the Underlying Loan Obligations relating to a Portfolio Asset entered into since the Closing Date for the initial Servicing Report or the Reporting Date for the last Servicing Report in all other cases (for this clause (B), all only to the extent received by the Borrower), (C) the Outstanding Principal Balance of all Eligible Portfolio Assets as of the Reporting Date, and (D) whether a Market Trigger Event has occurred and is continuing.

(ii) On each Reporting Date, the Borrower will provide to the Administrative Agent a report (the “Proposed Payment Date Report”) that includes (A) the amounts to be remitted pursuant to Section 2.08, besides those which are calculated by the Administrative Agent or Facility Servicer, to the applicable parties on the Payment Date following such Reporting Date (which shall include any applicable wiring instructions of the parties receiving payment) with respect to the related Payment Date, (B) the identification of any Excluded Amounts, and (C) whether a Notice of Exclusive Control has been delivered. The Facility Servicer shall promptly (and, in any event, not later than two (2) Business Days after receiving a Proposed Payment Date Report) either consent to such Proposed Payment Date Report or incorporate changes thereto after consultation with the Borrower (such Proposed Payment Date Report as consented to or changed by the Facility Servicer, and as acknowledged by the Facility Servicer in writing, a “Payment Date Report”).

(b) Obligor Financial Statements; Valuation Reports; Other Reports. Notwithstanding anything to the contrary herein, the Borrower shall deliver to the Administrative Agent and the Facility Servicer, with respect to each Obligor, any documents and information periodically provided to the Borrower in respect of any Portfolio Asset within 45 days after the end of each quarter in which the Borrower receives such information.

(c) Amendments to Portfolio Assets. The Borrower will deliver to the Administrative Agent and the Facility Servicer a copy of any amendment, restatement, supplement, waiver or other modification to the Loan Agreement or Equity Investment Agreement of any Portfolio Asset within 45 days after the end of each quarter (in each case, to the extent received by the Borrower). The Facility Servicer shall also deliver to the Lenders any notice or other correspondence that it receives hereunder or with respect to any Portfolio Asset, in each case, to the extent it deems such material in accordance with the Servicing Standard, promptly upon receipt thereof.

(d) Delivery Methods. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to this Agreement shall be deemed to have been delivered on the date upon which such information is received through e-mail or another delivery method reasonably acceptable to the Administrative Agent.

Section 8.09 The Facility Servicer Not to Resign. The Facility Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon the Facility Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Facility Servicer could take to make the performance of its duties hereunder permissible under Applicable Law or (b) Massachusetts Mutual Life Insurance Company, as initial Facility Servicer hereunder, may resign as Facility Servicer, in each case upon prior notice to the other parties hereto upon the selection of a Replacement Servicer for such Facility Servicer or (c) upon at least 60 days’ prior notice to the other parties hereto. If no successor servicer shall have been appointed and an instrument of acceptance by a successor Facility Servicer shall not have been delivered to the Facility Servicer within 30 days after the giving of such notice of resignation, the resigning Facility Servicer may petition any court of competent jurisdiction for the appointment of a successor Facility Servicer. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Facility Servicer in accordance with Section 8.02. In the case of the Facility Servicer, any Fees then due and owing to the Facility Servicer and accrued through such date, including any expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter, shall be due and payable on such discharge date and shall be paid from amounts in the Collection Account in accordance with Section 2.08 and if such amounts are insufficient to pay such amounts then due and owing, shall be paid by the Borrower (or the Lenders if the Borrower fails to so pay such amounts) within 10 Business Days of receipt of an invoice therefor.

Section 8.10 Indemnification of the Facility Servicer. Each Lender agrees to indemnify the Facility Servicer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Facility Servicer in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Facility Servicer hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Servicer’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, Lenders or the Borrower shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article VIII. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Servicer, promptly upon demand, for any Fees due to it hereunder, out-of-pocket expenses (including counsel fees) incurred by the Facility Servicer in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Facility Servicer or Lenders hereunder or thereunder and to the extent that the Facility Servicer is not reimbursed for such expenses by the Borrower under Section 2.08.

Section 8.11 Rights as a Lender. The Person serving as the Facility Servicer hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Facility Servicer, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Facility Servicer hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower and Holdings, or any Subsidiary or other Affiliate thereof as if such Person were not the Facility Servicer hereunder and without any duty to account therefor to the Lenders.

ARTICLE IX
[Reserved]

ARTICLE X
INDEMNIFICATION

Section 10.01 Indemnities by the Borrower.

(a) Without limiting any other rights which the Secured Parties or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower shall indemnify the Secured Parties and each of their respective Affiliates, assigns, officers, directors, employees, designees, agents, and sub-agents (each, an “Indemnified Party” for purposes of this Article X) from and against any and all damages, losses, claims, liabilities and related reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred by or asserted such Indemnified Party arising out of or as a result of (i) this Agreement or the other Transaction Documents or in respect of any of the Collateral, (ii) any Advance or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party as determined in a final decision by a court of competent jurisdiction. This Section 10.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Borrower to the applicable Indemnified Party within thirty days following receipt by the Borrower of the written demand therefor on behalf of the applicable Indemnified Party. Any request for indemnification under this Section 10.01 shall be in the form of a notice setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested.

(c) If for any reason the indemnification provided above in this Section 10.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities (in each case, other than as a result of the express limitations set forth therein), then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Indemnified Party pursuant to this Section 10.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Borrower under this Section 10.01 shall survive the resignation or removal of the Administrative Agent or the Facility Servicer or the termination of this Agreement.

Section 10.02 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action, the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party, but shall not settle or compromise such Action without the written consent of the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, the reasonable and documented out-of-pocket legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action. Each applicable Indemnified Party shall deliver to the Indemnifying Party within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Amendments and Waivers.

(a) Except as set forth herein, (i) no amendment or modification of any provision of this Agreement or any other Transaction Document shall be effective without the written agreement of the Borrower, Holdings and the Majority Lenders (with a copy thereof provided to the Administrative Agent) and, solely if such amendment or modification would adversely affect the rights or obligations of the Administrative Agent or the Facility Servicer, the written agreement of the Administrative Agent or the Facility Servicer, as applicable, and (ii) no termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure therefrom by the Borrower or the Facility Servicer shall be effective without the written concurrence of the Administrative Agent and the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 11.01(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing (without payment thereon) the principal amount due and owing under any outstanding Advance or the interest thereon, (ii) postponing any date for any payment of any Advance or the interest thereon, (iii) modifying the provisions of this Section 11.01 or the definition of Majority Lenders or any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights or make any determination or grant any consent, (iv) extending the Stated Maturity Date or Commitment Period, (v) of any provision of Section 2.08(a) through (d), (vi) extend or increase any Commitment of any Lender, (vii) change Section 11.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (viii) waive any condition set forth in Section 3.02 or (ix) consent to the Borrower’s assignment or transfer of its rights and obligations under this Agreement or any other Transaction Document or release all or substantially all of the Collateral except as expressly authorized in this Agreement.

(c) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Advances may not be extended, the rate of interest on any of its Advances may not be reduced and the principal amount of any of its Advances may not be forgiven, in each case without the consent of such Defaulting Lender, and (B) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d) For so long as any Advances shall remain outstanding, the Borrower shall deliver to the Rating Agent promptly and, in any event, within 5 Business Days of such notice or document being effective, or required to be delivered hereunder, as applicable: (i) notice attaching a copy of any amendment entered into pursuant to this Section 11.01; (ii) notice of any Majority Lender consent to substitution of Portfolio Assets under Section 2.10(b); (iii) notice of any transfers of Portfolio Assets under Section 3.04; (iv) notices delivered under Section 5.01(e)(g)(h)(i)(x) and (y); (v) notice of the occurrence of any of the event under Section 5.02(e)(g)(h)(k) or (o), (vi) notice of appointment of replacement servicer under Section 8.01(c) and (vii) copies of the Servicing Reports and Payment Date Reports delivered under Section 8.08(a).

Section 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth on Schedule III or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile and e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received. Each of the Borrower and Holdings irrevocably confirms that the RIA may execute all agreements, documents, instruments, certificates and notices in connection with the transactions contemplated by the Transaction Documents on behalf of the Borrower or Holdings including, without limitation, any modifications, amendments, extensions or expansions thereof, and perform all such actions on behalf of the Borrower and/or Holdings that the RIA may deem necessary or desirable and the Administrative Agent and each of the other Loan Parties may rely on any such document signed by the RIA as being binding on the Borrower and/or Holdings (as applicable).

Section 11.03 No Waiver Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, Holdings, the Facility Servicer, the Administrative Agent, each Lender and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part, or (ii) any Advance (or portion thereof) to any Eligible Assignee; provided that unless an Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld) shall be required for a Lender to assign to any Person that is not an Affiliate of such Lender. Any such assignee shall (i) execute and deliver to the Facility Servicer, the Borrower and the Administrative Agent a fully-executed Assignment and Assumption Agreement and all documentation and information with respect to the assignee that is required under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT ACT, including any tax forms, and (ii) pay a registration and processing fee of U.S. $3,500. Upon receipt of all of the foregoing and conditioned upon such receipt and if applicable, upon the Borrower consenting to such assignment, from and after the effective date specified in the Assignment and Assumption Agreement, the Administrative Agent shall record or cause to be recorded in Register the information contained in such Assignment and Assumption Agreement. Neither the Borrower nor the Facility Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Majority Lenders unless otherwise contemplated hereby. Each Lender may sell a participation in its interests hereunder as provided in Section 11.04(d). No assignment or sale of a participation under this Section 11.04 shall be effective unless and until properly recorded in the Register or Participant Register, as applicable, pursuant to Section 2.03.

(b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank (a “Liquidity Agreement”), without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c) Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) Any Lender may at any time, without the consent of, or notice to the Borrower or without the consent of, but with notice to, the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) such Lender shall register such participation in its Participant Register pursuant to Section 2.03(c). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(e), (f) or (g) (it being understood that the documentation required under Section 2.13(e), (f) or (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01(b) that affects such Participant.

Section 11.05 Term of This Agreement. This Agreement, including the Borrower’s representations and covenants set forth in Articles IV and V, Holdings’ representations and covenants set forth in Articles IV and V, the Facility Servicer’s representations, covenants and duties set forth in Articles IV, V and VIII shall remain in full force and effect until this Agreement has been terminated by the Borrower and the Facility Termination Date has occurred; provided that any representation made or deemed made hereunder survive the execution and delivery hereof and the provisions of Section 2.06, Section 2.12, Section 2.13, Section 11.07, Section 11.08 and Article VII, Article VIII, Article IX and Article X shall be continuing and shall survive any termination of this Agreement.

Section 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 11.07 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification hereunder, the Borrower shall pay on demand: (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (or any sub-Agent thereof), the Facility Servicer and the Lenders incurred in connection with the pre-closing due diligence, preparation, execution, delivery, administration, syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including accounting costs and fees and the reasonable and documented out-of-pocket fees and expenses for separate counsel for the Administrative Agent (or any sub-agent thereof), the Lenders, and the Facility Servicer in each jurisdiction and in the event of an actual or perceived conflict of interest, one additional primary counsel (plus local counsel in each relevant jurisdiction to the extent reasonably determined to be advisable by Administrative Agent (or any sub-agent thereof)), the Lenders, and the Facility Servicer, in each case, for the conflicted parties (taken as a whole), (ii) all costs and expenses associated with obtaining an Approved Firm Valuation or determining Portfolio Asset Value or Total Portfolio Value hereunder, (iii) the reasonable fees, disbursements and other charges of ratings agencies in connection with the initial rating of the Advances by an Acceptable Rating Agency and in connection with the maintenance of such rating, and (iv) all reasonable and documented out-of-pocket costs and expenses, if any (including reasonable and documented out-of-pocket counsel fees and expenses), incurred by the Administrative Agent (or any sub-agent thereof), the Lenders or the Facility Servicer in connection with the enforcement or potential enforcement of its rights under this Agreement or any other Transaction Document and the other documents to be delivered hereunder or in connection herewith or in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Borrower shall pay promptly in accordance with Applicable Law any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, performance, enforcement or registration of, receipt or perfection of a security interest under, filing and recording of this Agreement, or any other Transaction Documents, or otherwise in connection with this agreement or any Transaction Document, except any such Taxes or fees that are imposed as the result of any present or former connection between any Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any loan made pursuant to this Agreement) with respect to an assignment (“Other Taxes”).

Section 11.08 Recourse Against Certain Parties; Non-Petition.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA, as contained in this Agreement or any other agreement, instrument or document entered into by the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA pursuant hereto or in connection herewith shall be held against any administrator of the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA, or any incorporator, Affiliate, stockholder, officer, employee or director of the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA, or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.08 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders, any Secured Party or the RIA, or any incorporator, stockholder, Affiliate, officer, employee or director of the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA, or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA and each incorporator, stockholder, Affiliate, officer, employee or director of the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA or of any such administrator, or any of them, for breaches by the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by any Person against the Borrower, the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith, and the parties hereto hereby waive, release, and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected. In no event shall any Secured Party or any affiliate, officer, director, employee or agent thereof have any liability to Borrower, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses, or expenses (whether in tort, contract or otherwise) arising out of any Person’s transmission of communications through a website or the Platform, as applicable.

(c) No obligation or liability to any Obligor under any of the Portfolio Assets is intended to be assumed by the Facility Servicer, the Administrative Agent, the Lenders, any Secured Party or the RIA under or as a result of this Agreement and the transactions contemplated hereby.

(d) The provisions of this Section 11.08 survive the termination of this Agreement.

Section 11.09 Execution in Counterparts; Severability; Integration.

(a) This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Each of the parties hereto consents to the use of electronic signatures and electronic contracts in connection with this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby, but expressly excluding each Revolving Loan Note. Delivery of an executed counterparty of a signature page to this Agreement or any other Transaction Documents (other than any Revolving Loan Note) by emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such other Transaction Document.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures approved by the Transaction Parties, the Facility Servicer and the Administrative Agent (and electronic signatures utilizing the DocuSign platform shall be deemed approved), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any party hereto to accept electronic signatures in any form or format without its prior written consent.

(b) The parties hereto hereby agree that this Section 11.09 shall apply in equal force and have the same enforceability, validity and admissibility to each other Transaction Document and any amendment, restatement, modification, reaffirmation, assignment and acceptance or other document related to this Agreement or such other Transaction Document whether or not expressly stated therein. Even though the parties hereto agree that such electronic signatures are legally enforceable and intended to be effective for all purposes, the signing parties agree if requested by any party hereto to promptly deliver to such party the original document bearing an original manual signature, in order to reduce the risk of fraud, comply with potentially applicable regulations, or for other operational or risk management purposes.

(c) In the event that any provision in, or obligation under, this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any Fee Letter delivered by the Facility Servicer to the Administrative Agent prior to the Closing Date.

Section 11.10 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Facility Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Facility Servicer, as applicable, at its address specified in Schedule III hereto or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.10 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 11.11 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Facility Servicer shall maintain and shall cause each of its Affiliates, employees, officers, directors and agents to maintain the confidentiality of all Information (as defined below), including all Information regarding the business of the Obligors, the Borrower, the Facility Servicer and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein or the Portfolio Assets, except that Information may be disclosed (i) to its Affiliates, investors (including the direct or indirect limited partners of the Borrower), accountants, investigators, auditors, attorneys or other agents, including any rating agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Portfolio Assets contemplated herein, and the agents of such Persons, taxing authorities and governmental agencies (“Excepted Persons”); provided that each Excepted Person is informed of the confidential nature of such Information and instructed to keep such Information confidential or otherwise is subject to a binding contractual requirement of confidentiality, (ii) as is required by Applicable Law, (iii) in accordance with the Servicing Standard, (iv) when required by any law, regulation, ordinance, court order or subpoena, (v) to the extent the Facility Servicer is disseminating general statistical information relating to the loans being serviced by the Facility Servicer hereunder so long as the Facility Servicer does not identify the Borrower or any Lender or (vi) in connection with the exercise of any remedies hereunder or under any other Required Portfolio Asset Document or any Action or proceeding relating to this Agreement or any other Required Portfolio Asset Document or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing provisions of this Section 11.11(a), the Facility Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Portfolio Asset Files and such other documents it holds in its capacity as Facility Servicer pursuant to the terms of this Agreement, to any of its creditors.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any Information with respect to it (i) to the Administrative Agent, the Lenders, or the Facility Servicer by each other, (ii) by the Administrative Agent, the Lenders and the Facility Servicer to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lenders and the Facility Servicer to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding Equity Interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent and the Facility Servicer may disclose any such Information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) provided that, where permissible, the Person receiving any such request, direction or order shall notify the Borrower before making such disclosure.

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all Information that is or becomes publicly known, (ii) disclosure of any and all Information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Lenders’, the Administrative Agent’s or the Facility Servicer’s business or that of their Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender or the Facility Servicer or an officer, director, employer, shareholder or Affiliate of any of the foregoing is a party; provided that, where permissible, the Person receiving such subpoena, civil investigation demand or similar demand shall notify the Borrower before making such disclosure and shall not make such disclosure unless compelled to do so by Applicable Law, or (D) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, (iii) any other disclosure authorized by the Borrower, or (iv) disclosure of any and all Information that becomes available to the Administrative Agent, any Lender or the Facility Servicer on a non-confidential basis from a source other than the Borrower its Affiliates, the RIA or any of their agents relating to the Borrower, Holdings, the RIA, and/or any of their respective Affiliates who did not acquire such information as a result of a breach of this Section 11.11.

(d) The parties hereto may disclose the existence of the Agreement, but not the financial terms hereof, including all fees and other pricing terms, all Events of Default, Servicer Termination Events, and priority of payment provisions, in each case except in compliance with this Section 11.11.

(e) “Information” means all information received from the Borrower, its Affiliates, the RIA or any of their agents relating to the Borrower, Holdings, the RIA, and/or any of their respective Affiliates or businesses, other than any such information that is available to the Administrative Agent, the Facility Servicer or any Lender on a non-confidential basis prior to disclosure by the Borrower, its Affiliates, the RIA or any of their agents relating to the Borrower, Holdings, the RIA, and/or any of their respective Affiliates, as applicable. Any Person required to maintain the confidentiality of Information as provided in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.12 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, in connection with this Agreement, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.12 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 11.13 Waiver of Set Off. If an Event of Default has occurred and is continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such Indebtedness. Each Lender shall notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.14 Headings, Schedules and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 11.15 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.12 or Section 2.13) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 11.16 Failure of Borrower to Perform Certain Obligations. If the Borrower fails to perform any of its agreements or obligations under Section 5.01(q), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower promptly upon the Administrative Agent’s demand therefore.

Section 11.17 Power of Attorney.

(a) Each of the Borrower and Holdings irrevocably authorizes the Facility Servicer and the Administrative Agent and appoints the Facility Servicer and the Administrative Agent, as applicable, as its attorney-in-fact (each of the Administrative Agent and the Facility Servicer, in such capacities, an “Attorney”), to act on its behalf with respect to the actions described in paragraph (c) of this Section 11.17.

(b) No person shall inquire into or seek confirmation from the Borrower or Holdings, as applicable, as to the authority of any Attorney to take any action described in this Section 11.17, or as to the existence of or fulfillment of any condition, which is intended to grant to such Attorney unconditionally the authority to take and perform the actions contemplated herein, and the Borrower and Holdings, as applicable, irrevocably waives any claim against any person or entity that acts in reliance upon or acknowledges the authority granted under this Section 11.17. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by either the Borrower or Holdings until the Facility Termination Date.

(c) With effect after the occurrence and during the continuance of an Event of Default, both the Borrower and Holdings, hereby irrevocably constitute and appoint each Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent (on behalf of the Secured Parties), the Lenders and the other Secured Parties under this Agreement and the other Transaction Documents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Borrower’s and Holdings’, as applicable, place and stead and at the Borrower’s and Holdings’, as applicable, expense and in the Borrower’s and Holdings’, as applicable, name or in such Attorney’s own name, from time to time in such Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to (i) in the case of clauses (a), (b), (c), (g), (j) and (k) below, the Facility Servicer and (ii) in the case of clauses (d), (e), (f), (h), (i) and (l), each Attorney, the power and right, on its behalf, without notice to or assent by it, to do the following, but only after the occurrence and during the continuance of an Event of Default, each in accordance with this Agreement and the other Transaction Documents: (a) open mail for the Borrower’s and Holdings’, as applicable, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) effect any repairs to any of the Borrower’s and Holdings’, as applicable, assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Borrower and Holding, as applicable, or the Borrower’s and Holdings’, as applicable, property; (d) to the extent related to the Collateral and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against the Borrower and Holding, as applicable, if the Borrower and Holding, as applicable, does not defend such suit, action or proceeding or if the applicable Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to such Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) to the extent related to any Collateral, file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to the Borrower and Holding, as applicable, whenever payable and to enforce any other right in respect of the Borrower’s and Holdings’, as applicable, property; (f) to the extent related to any Collateral, sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Borrower’s and Holdings’, as applicable, property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under this Agreement; (h) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant to this Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral, the Borrower and Holding, as applicable, hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the applicable Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; (l) to cause the certified public accountants then engaged by the Borrower and Holding, as applicable, to prepare and deliver to the Facility Servicer at any time and from time to time, promptly upon the Facility Servicer’s request, any reports required to be prepared by or on behalf of the Borrower and Holding, as applicable, under the Transaction Documents, all as though the Facility Servicer were the absolute owner of the Borrower’s and Holdings’, as applicable, property for all purposes, and (m) to do, at the applicable Attorney’s option and the Borrower’s and Holdings’, as applicable, expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary or desirable (as determined by the Administrative Agent acting at the direction of the Majority Lenders) to perfect and maintain the perfection of and the priority of the interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, or realize upon the Collateral and the Liens of the Administrative Agent, for the benefit of the Secured Parties, thereon (including the execution and filing of UCC financing statements and continuation statements as provided by the terms of this Agreement or any other Transaction Document), all as fully and effectively as the Borrower and Holding, as applicable, might do. This appointment is coupled with an interest and is irrevocable.

Section 11.18 Delivery of Termination Statements, Releases, etc. Upon the occurrence of the Facility Termination Date, the Administrative Agent shall execute and deliver to the Facility Servicer termination statements, reconveyances, releases and other documents and instruments of release as are necessary or appropriate to evidence the termination of the Liens securing the Obligations, all at the expense of the Borrower, and the Facility Servicer shall deliver the same to the Borrower.

Section 11.19 Performance Conditions; Resignation of the Facility Servicer. The obligations of the Facility Servicer to effect the transactions contemplated hereby shall be subject to the following conditions:

(a) The Facility Servicer shall have (i) completed its due diligence with respect to the Borrower and each Lender in order to satisfy compliance with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, OFAC and related regulations) and (ii) been satisfied with the results of such due diligence in its sole discretion.

(b) If (i) Holdings or the Borrower, as applicable, is created or organized under the laws of the United States, any State thereof or the District of Columbia, it shall furnish to the Facility Servicer an Internal Revenue Service Form W-9, and (ii) Holdings or the Borrower is not created or organized under the laws of the United States, any State thereof or the District of Columbia, it shall furnish to the Facility Servicer an Internal Revenue Service Form W-8ECI, Form W-8EXP, Form W-8IMY (with appropriate attachments) or Form W-8BEN or W-8BEN-E, or successor forms, in each case, on or before the Closing Date and as may be required from time to time, duly executed by Holdings or the Borrower, as applicable. The Facility Servicer shall not be obligated to make any payment hereunder to Holdings or the Borrower until Holdings or the Borrower shall have furnished to the Facility Servicer the requested forms, certificates, statements or documents (x) establishing a complete exemption from the withholding of United States tax with respect thereto or (y) if not establishing a complete exemption, the Facility Servicer will pay an amount net of any such required withholding tax and the Facility Servicer will not be obligated to gross-up or indemnify the Borrower for any amounts required to be withheld on such payments.

(c) In each and every case of a Holdings AML and International Trade Default, or a Borrower AML and International Trade Default, the Facility Servicer may, by notice in writing to the Borrower, in addition to whatever rights the Facility Servicer may have at law or in equity, including injunctive relief and specific performance, immediately resign as Facility Servicer, as applicable, (notwithstanding any provision in Sections 8.09, or otherwise in this Agreement, but subject to the provisions set forth in this Section 11.19(c)), without the Facility Servicer incurring any penalty or fee of any kind whatsoever in connection therewith. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Holdings AML and International Trade Default and any Borrower AML and International Trade Default.

(d) The obligations of the Facility Servicer to effect any transaction contemplated hereby shall be subject to (i) Holdings’ compliance with all Applicable Laws, including Anti-Terrorism Laws and Sanctions, and the continued truthfulness and completeness of Holdings’ representations found in Section 4.05(m), (ii) the Borrower’s compliance with all Applicable Laws, including Anti-Terrorism Laws and Sanctions and Anti-Corruption Laws, and the continued truthfulness and completeness of the Borrower’s representations found in Section 4.01(bb) and (iii) each Lender’s compliance with Anti-Terrorism Laws and Sanctions and Anti-Corruption Laws, and the continued truthfulness and completeness of each Lender’s representations found in Section 4.04(b).

(e) Upon discovery by Holdings of any Holdings AML and International Trade Default or by the Borrower of the Borrower AML and International Trade Default (but, in each case, regardless of whether any notice has been given as provided in this Agreement or any cure period provided herein has expired), Holdings or the Borrower, as applicable, shall give prompt written notice thereof to the Facility Servicer.

(f) On or after the receipt by Holdings or the Borrower and any Lender of a written notice of resignation from the Facility Servicer pursuant to this Section 11.19(f), (i) all payments communications, determinations and other obligations provided to be made by, to or through the Facility Servicer shall instead be made by, to or through each Lender until such time as a successor to the Facility Servicer has been appointed as provided by this Agreement, and (ii) the Facility Servicer’s obligations under this Agreement shall terminate.

Section 11.20 Post-Closing Performance Conditions. The parties hereto agree to cooperate with reasonable requests made by any other party hereto after signing this Agreement to the extent reasonably necessary for such party to comply with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, OFAC and related regulations).

Section 11.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to any Secured Party in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Secured Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, at such Secured Party’s election, on the day on which the judgment is paid or satisfied. The obligations of the obligated party in respect of any sum due in the Original Currency from it to any Secured Party under any of the Transaction Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in the Other Currency, such Secured Party may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the applicable Secured Party in the Original Currency, the obligated party agrees, as a separate obligation and notwithstanding the judgment, to indemnify such Secured Party, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, such Secured Party shall remit such excess to the applicable obligated party.

Section 11.22 USA PATRIOT Act. The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements established under the USA PATRIOT Act and its implementing regulations, the Administrative Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Administrative Agent. Each party hereby agrees that it shall provide the Administrative Agent with such information as the Administrative Agent may request from time to time in order to comply with any applicable requirements of the USA PATRIOT Act.

[Signature Pages Follow]

Executed as of the date first above written.

Holdings:

STEPSTONE PRIVATE CREDIT FUND LLC

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

The Borrower:

SPV FACILITY I LLC

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

[Signature Page to Loan and Servicing Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as an Initial Lender

By:	/s/ Phillip Titolo
	Name:	Phillip Titolo
	Title:	Head of Direct Private Investments

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, as an Initial Lender

By:	/s/ Kelly Kowalski
	Name:	Kelly Kowalski
	Title:	Vice President

[Signature Page to Loan and Servicing Agreement]

The Administrative Agent:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY in its capacity as Administrative Agent

By:	/s/ Phillip Titolo
	Name:	Phillip Titolo
	Title:	Head of Direct Private Investments

[Signature Page to Loan and Servicing Agreement]

The Facility Servicer:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Phillip Titolo
	Name:	Phillip Titolo
	Title:	Head of Direct Private Investments

[Signature Page to Loan and Servicing Agreement]

ANNEX I

INITIAL LENDERS AND COMMITMENTS

Initial Lender	Percentage	Commitment
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY	90%	$180,000,000
MASSMUTUAL ASCEND LIFE INSURANCE COMPANY	10%	$20,000,000
Total	100%	$200,000,000

Annex I-1

SCHEDULE I

PORTFOLIO ASSET SCHEDULE

See “Exhibit G” Form of Payment Date Report

Sch. I-1

SCHEDULE II

CONDITION PRECEDENT DOCUMENTS

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent and the Initial Lenders prior to the effectiveness of the Agreement:

(a) a copy of this Agreement and the Account Control Agreement duly executed by each of the parties thereto;

(b) a certificate of an officer of the Borrower dated the date of the Agreement, certifying (i) the names and true signatures of the incumbent officers of the Borrower authorized to sign on behalf of the Borrower each of the Transaction Documents to which it is a party (on which certificate the Administrative Agent and the Lenders may conclusively rely until such time as the Administrative Agent has received from the Borrower a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the Organizational Documents of the Borrower and each other document delivered under this Schedule II is a true, complete and correct copy of such document and that each such document has not been amended, modified or supplemented and are in full force and effect, and (iii) the authorization document of the managing member approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) a certificate of an officer of Holdings, dated the date of the Agreement, certifying (i) the names and true signatures of the incumbent officers of Holdings authorized to sign on behalf of Holdings each of the Transaction Documents to which it is a party (on which certificate the Administrative Agent and the Lenders may conclusively rely until such time as the Administrative Agent has receives from Holdings a revised certificate meeting the requirements of this paragraph (c)(i)), (ii) that the Organizational Documents of Holdings, and each other document delivered under this Schedule II is a true, complete and correct copy of such document and that each such document has not been amended, modified or supplemented and are in full force and effect and (iii) the authorization document of the managing member approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(d) [reserved].

(e) a good standing certificate, dated as of a recent date for the Borrower and Holdings issued by the Secretary of State of Delaware;

(f) financing statements describing the Collateral and the Pledged Equity and (i) naming the Borrower and Holdings as debtor and the Administrative Agent, on behalf of the Secured Parties, as secured party and (ii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Administrative Agent’s, on behalf of the Secured Parties, interests in the Collateral and the Pledged Equity (including entries in the register of security interests of the Borrower);

Sch. II-1

(g) with respect to any certificated Pledged Equity, delivery of stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent;

(h) copies of tax, judgment and lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and, with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower and Holdings (under its present name and any previous name) as debtor(s), together with copies of such financing statements;

(i) one or more favorable and customary opinions reasonably acceptable to the Majority Lenders and the Administrative Agent, addressed to the Administrative Agent, the Facility Servicer and the Lenders;

(j) a copy of each of the other Transaction Documents duly executed by the parties thereto;

(k) with respect to Holdings and the Borrower, an Internal Revenue Service Form W9, duly executed by Holdings or the Borrower, as applicable, evidencing such party’s exemption from the backup withholding of United States tax;

(l) such other documents as the Administrative Agent or any Lender may reasonably request.

Sch. II-2

SCHEDULE III

NOTICE INFORMATION

If to the Borrower:

SPV FACILITY I LLC
450 Lexington Ave 31st floor, New York, NY 10017, United States

Tel: +1 917-741-7185

Email: joseph.cambareri@stepstonegroup.com;

    christopher.park@stepstonegroup.com; bstrainyte@stepstoneglobal.com;

    PDLegal@stepstoneglobal.com

If to Holdings:

STEPSTONE PRIVATE CREDIT FUND LLC
450 Lexington Ave 31st floor, New York, NY 10017, United States

Tel: +1 917-741-7185

Email: joseph.cambareri@stepstonegroup.com;

     christopher.park@stepstonegroup.com; bstrainyte@stepstoneglobal.com;

     PDLegal@stepstoneglobal.com

If to Massachusetts Mutual Life Insurance Company, as Administrative Agent, a Lender and the Facility Servicer:

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-226-0251

Email: DPITeam@massmutual.com and massmutualagency@alterdomus.com

Attention: Sarah Doyle; Investment Management

Massachusetts Mutual Life Insurance Company

Attention: Philip Titolo, Jaime Genua

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-226-9057; 413-744-7347

Email: Ptitolo@massmutual.com; NLim10@massmutual.com;

DPITeam@massmutual.com

Sch. III-1

If to any Lender other than the Initial Lender:

As set forth in the Assignment and Assumption Agreement for such Lender

If to the Rating Agent, for so long as Kroll Bond Rating Agency LLC is the Rating Agent:

Kroll Bond Rating Agency, LLC

805 Third Avenue, 29th Floor

New York, NY 10022

Attention: Funds Rating Group

Email: Fundsurveillance@kbra.com

Sch. III-2

SCHEDULE IV

FORM OF FUND REPORT

Sch. IV-1

SCHEDULE V

BORROWER ACCOUNTS

[Intentionally Omitted]

Sch. V-1